 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1998
                                                     REGISTRATION NO. 333-39115

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                     AIR & WATER TECHNOLOGIES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                    4952                        13-3418759
 (STATE OR OTHER              (PRIMARY STANDARD             (I.R.S. EMPLOYER
  JURISDICTION OF         INDUSTRIAL CLASSIFICATION          IDENTIFICATION
 INCORPORATION OR                CODE NUMBER)                    NUMBER)
  ORGANIZATION)
                    U.S. HIGHWAY 22 WEST AND STATION ROAD
                      BRANCHBURG, NEW JERSEY 08876
                                (908) 685-4600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                           DOUGLAS A. SATZGER, ESQ.
                        SENIOR VICE PRESIDENT, GENERAL
                             COUNSEL AND SECRETARY
                     U.S. HIGHWAY 22 WEST AND STATION ROAD
                         BRANCHBURG, NEW JERSEY 08876
                                (908) 685-4600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
RICHARD A. STEINWURTZEL, ESQ.  JOHN A. BICK, ESQ.     MARTHA E. MCGARRY, ESQ.
   FRIED, FRANK, HARRIS,     DAVIS POLK & WARDWELL     SKADDEN, ARPS, SLATE,
    SHRIVER & JACOBSON        450 LEXINGTON AVENUE      MEAGHER & FLOM LLP
          SUITE 800         NEW YORK, NEW YORK 10017     919 THIRD AVENUE
  1001 PENNSYLVANIA AVENUE,     (212) 450-4000        NEW YORK, NEW YORK 10022
             N.W.                                        (212) 735-3000
    WASHINGTON, D.C. 20004
        (202) 639-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF
    SECURITIES TO BE       AMOUNT TO       PROPOSED MAXIMUM        AMOUNT OF
       REGISTERED        BE REGISTERED AGGREGATE OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------
Rights..................      (1)                N/A                  None(2)
--------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share........      (3)           $235,000,000(4)        $71,012(5)
--------------------------------------------------------------------------------
Warrants................      (3)                N/A                  None
--------------------------------------------------------------------------------

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(1) Such indeterminable number of Rights as may be issued to existing stockholders.
(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3) Such indeterminable number of shares of Class A Common Stock, Class B Common Stock and Warrants as may be issued at the actual offering price per share such that the maximum aggregate offering price for such securities equals $210,000,000 and 10,000,000 shares of Class A Common Stock underlying the maximum number of Warrants as may be issued at a warrant exercise price of $2.50 per share.

(4) Includes $210,000,000 in gross proceeds from the exercise of the maximum number of Rights as may be issued and $25,000,000 in gross proceeds from the exercise of the maximum number of Warrants as may be issued.

(5) A registration fee of $63,637 has been previously paid.
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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


                             EXPLANATORY NOTE

  This Registration Statement contains a Prospectus relating to a public offering (the "Rights Offering") of rights to purchase, at a subscription price of $1.75 per share, an aggregate of 120,000,000 shares of common stock, par value $.001 per share, and warrants ("Warrants") to purchase shares of common stock of Air & Water Technologies Corporation together with separate Prospectus pages relating to the continuous offering (the "Shelf Offering") of up to 10,000,000 shares of Class A Common Stock, par value $.001 per share, of the Company issuable upon the exercise of Warrants. The complete Prospectus for the Rights Offering follows immediately. After such Prospectus are the following alternate pages for the Shelf Offering: a front cover page, the section entitled "Use of Proceeds" and a back cover page. All other pages of the Prospectus for the Rights Offering are to be used for both the Rights Offering and the Shelf Offering, except for the following sections:
"Prospectus Summary--The Rights Offering," "Risk Factors--No Prior Market for Rights or Warrants," "Risk Factors--Ability to Exercise Warrants," "The Recapitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "The Rights Offering," "Certain United States Federal Income Tax Consequences" and "Annex A."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED JANUARY 29, 1998.

                               $210,000,000

[LOGO OF AIR & WATER
 TECHNOLOGIES CORPORATION]

                     AIR & WATER TECHNOLOGIES CORPORATION

                     120,000,000 SHARES OF COMMON STOCK

                                    AND

                      10,000,000 WARRANTS TO PURCHASE

                      SHARES OF CLASS A COMMON STOCK

                                  -----------

  Air & Water Technologies Corporation, a Delaware corporation (the "Company") is distributing in a rights offering (the "Rights Offering") to holders of record ("Recordholders") of shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), at the close of business on January 29, 1998 (the "Record Date"), transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock and Warrants (as such terms are defined hereinafter). The Rights expire at 5:00 p.m., New York City time, on March 4, 1998 unless the Company extends such time (as it may be extended, the "Expiration Date"). In the Rights Offering, each Recordholder will receive 1.80982 Rights for each share of Class A Common Stock owned of record at the close of business on the Record Date. The Rights will be evidenced by transferable rights certificates (the "Rights Certificates"). Subject to the limitations described in this Prospectus, each Right allows the holder thereof (i) to subscribe (the "Basic Subscription Privilege") at the cash price of $1.75 per share (the "Subscription Price") for one share of Class A Common Stock (an "Underlying Share") and (ii) to receive 0.30014 of a transferable three-year warrant (a "Warrant") for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Each Warrant allows the holder to purchase one share of Class A Common Stock at an exercise price of $2.50 per share. See "The Rights Offering" and "Description of Warrants." Only Rights holders other than Compagnie Generale des Eaux ("CGE"), the beneficial owner of approximately 72.2% of the outstanding Class A Common Stock, and Anjou International Company ("Anjou"), a wholly owned subsidiary of CGE, are eligible to receive Warrants in the Rights Offering. Rights holders other than CGE and Anjou are referred to herein as "Public Rights holders" or the "Public."

                                                        (continued on next page)

  BEFORE MAKING AN INVESTMENT DECISION, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 18.

STOCKHOLDERS WHO DO NOT EXERCISE THEIR  RIGHTS IN FULL WILL EXPERIENCE DILUTION
 IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF THE
             COMMON STOCK TO STOCKHOLDERS EXERCISING THEIR RIGHTS.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     SUBSCRIPTION DISCOUNTS AND PROCEEDS TO THE
                                        PRICE      COMMISSIONS    COMPANY(1)
-------------------------------------------------------------------------------
Per Right Exercised.................    $1.75         None           $1.75
-------------------------------------------------------------------------------
Total Maximum Subscription(2)....... $210,000,000     None       $210,000,000
-------------------------------------------------------------------------------
Total Minimum Subscription(3)....... $185,000,000     None       $185,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated expenses of approximately $6,500,000 by the Company, including registration fees, legal and accounting fees, subscription and information agent fees, printing expenses and other miscellaneous fees and expenses will be paid out of existing cash of the Company.

(2) Assumes that Public subscribers in the Rights Offering exercise Rights providing at least $25 million of gross proceeds in the Rights Offering.

(3) Assumes that CGE exercises its Basic Subscription Privilege and the Conditional CGE Subscription and no holder of Rights other than CGE or Anjou purchases Class A Common Stock.

                                  -----------

                THE DATE OF THIS PROSPECTUS IS      , 1998.

(Continued from previous page)

  In addition, subject to the limitations described in this Prospectus, Public Rights holders which exercise their Basic Subscription Privilege also will be eligible to subscribe (the "Oversubscription Privilege") at the same cash price of $1.75 per share for shares of Class A Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares"). If an insufficient number of Excess Shares is available to satisfy fully all oversubscriptions, each Public Rights holder exercising the Oversubscription Privilege will receive a pro rata portion of the Excess Shares available based upon the number of Underlying Shares it subscribed for pursuant to the Basic Subscription Privilege. Public Rights holders also will receive 0.30014 of a Warrant for each Excess Share acquired pursuant to the Oversubscription Privilege. See "The Rights Offering--Subscription Privileges--Oversubscription Privilege." A Rights holder cannot revoke the exercise of its Rights. See "The Rights Offering--No Revocation."

  As of the date of this Prospectus CGE beneficially owns an aggregate of 47,895,689 shares of Class A Common Stock, or approximately 72.2% of all of the outstanding Class A Common Stock. In the Rights Offering, CGE has agreed to exercise its Basic Subscription Privilege in full. In addition, if Public Rights holders do not exercise all of their Rights and do not purchase the total number of Underlying Shares available to be purchased by the Public in the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase, at the same cash price of $1.75 per share (the "Conditional CGE Subscription"), the Underlying Shares not purchased by the Public in the Rights Offering, provided that the gross proceeds to the Company from CGE's Basic Subscription Privilege and the Conditional CGE Subscription shall not exceed $185 million. CGE has agreed that it will not receive any Warrants in respect of either its Basic Subscription Privilege or the Conditional CGE Subscription. See "The Rights Offering--Subscription Privileges--Conditional CGE Subscription."

  If Public Rights holders exercise their Rights in full, CGE will beneficially own an aggregate of 134,578,224 shares of Class A Common Stock, representing approximately 72.2% of the outstanding shares of Class A Common Stock. If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, CGE will beneficially own an aggregate of 153,609,974 shares of Class A Common Stock, representing approximately 89.3% of the outstanding shares of Class A Common Stock, subject to the Company's obligation to issue shares of its Class B Common Stock, par value $.001 per share (the "Class B Common Stock"and together with the Class A Common Stock, the "Common Stock"), to CGE in certain circumstances described herein.

  The Class A Common Stock is traded on the American Stock Exchange, Inc. (the "AMEX") under the symbol "AWT." On September 23, 1997, the last full trading day prior to the public announcement of the Recapitalization, the closing sale price of the Class A Common Stock on the AMEX was $1.50 per share. On January 28, 1998, the closing sale price of the Class A Common Stock on the AMEX was $1.625 per share.

  The Rights will be admitted to dealings on the AMEX and will trade on the AMEX under the symbol "AWT. RT" until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value. The Company intends to apply for the Warrants to be listed on the AMEX. The Company does not intend to apply for listing of the Class B Common Stock.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of that Web site is http://www.sec.gov. The Company's Class A Common Stock is listed on the American Stock Exchange, Inc. and such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights, the Warrants and the shares of Common Stock issuable upon exercise of the Rights. This Prospectus (this "Prospectus") does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein summarize all material elements of the relevant document but are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

  The following material is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

GENERAL

  Air & Water Technologies Corporation, through its subsidiaries, provides a comprehensive range of services and technologies directed principally at providing complete services for the operation, maintenance and management of water and wastewater treatment systems; engineering, design and construction of water and wastewater treatment facilities; and the remediation of hazardous waste. The Company believes it provides a complement of products and services that satisfy the environmental and essential services needs of its targeted client base. The Company markets its products and services through two widely recognized trade names: Professional Services Group ("PSG") for the operation, maintenance and management of water and wastewater treatment systems and Metcalf & Eddy for water, wastewater-related and hazardous waste products and engineering services.

  The Company provides its full complement of products and services to predominantly four major customer sectors consisting of the electric generating industry; the solid waste incineration industry; governmental entities, including municipalities and state and federal agencies; and specific industrial categories, such as petroleum refining, pulp and paper, pharmaceutical, chemical, primary and secondary metals, food processing, printing and furniture manufacture.

  On December 2, 1997, the Company announced its decision to divest Research-Cottrell. Research-Cottrell designs and develops products and technologies targeted at specific client needs such as air pollution control equipment. The Company is currently in negotiations with several interested parties and expects that most of the air pollution control businesses operated through Research-Cottrell will be sold within the next several months.

  The Company's principal executive offices are located at U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876.

PROFESSIONAL SERVICES GROUP

  PSG provides operation, maintenance and management ("OM&M") services for treatment systems in the various water and wastewater and sludge and biosolid waste management markets. PSG operates in thirty-five states, Canada and Puerto Rico. In the United States, PSG currently has 135 projects, concentrated east of the Mississippi, with the highest concentration in the Northeast. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG provides OM&M services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. In addition, PSG has experience dealing with the planning and implementation of large biosolids management programs, including composting facilities. The water and wastewater privatization market in the United States and its territories is estimated to be, on the basis of annual revenues, a $1.1 billion market, of which PSG has approximately a 45% market share among the top seven companies and approximately a 25% share of the total market. PSG's sales were $270.6 million and $271.7 million during the fiscal years ended October 31, 1996 and 1997, respectively. PSG's operating income was $7.4 million and $1.8 million for the fiscal years ended October 31, 1996 and 1997, respectively.

METCALF & EDDY

  Metcalf & Eddy provides its clients with a broad spectrum of environmental consulting services, including engineering studies and design, project management, site evaluation, environmental assessment and master planning. Metcalf & Eddy's services are directed principally at the protection of public health and the environment through sound water resources management, hazardous waste remediation and solid waste disposal. These services include protection, treatment and distribution of water from surface and groundwater sources; collection, treatment and disposal of wastewater and its associated by-products such as sludge; pretreatment of industrial wastewater prior to discharge into a municipal system or on-site treatment and disposal; remediation of hazardous waste sites involving contaminated soils and groundwater; monitoring and closure of sanitary landfills with disposal of associated leachate; and management and transportation of hazardous waste. In addition, Metcalf & Eddy provides expertise in environmental science, institutional and public policy support, regulatory compliance and the use of innovative technologies to meet clients' needs. Metcalf & Eddy's sales were $215.4 million and $186.5 million during the fiscal years ended October 31, 1996 and 1997, respectively. Metcalf & Eddy's operating income was $13.4 million for the fiscal year ended October 31, 1996 and its operating loss was $14.7 million for the fiscal year ended October 31, 1997.

                               RISK FACTORS

  Each prospective purchaser should carefully examine all the information contained in this Prospectus and should carefully consider the factors set forth under the caption "Risk Factors" in evaluating an investment in the securities offered hereby. In particular, investors should consider the factors that could adversely affect the results of operations and financial condition of the Company, such as the Company's substantial leverage and the restrictions imposed by certain of its debt instruments, the Company's history of operating losses, the Company's ability to implement a revised business strategy or realize the anticipated benefits of such a strategy and adverse developments in the DOJ Investigation (as defined hereinafter).

                            RECENT DEVELOPMENTS

 Recapitalization

  The Company entered into the Recapitalization Agreement, dated as of September 24, 1997, amended as of January 26, 1998 (the "Recapitalization Agreement"), with Anjou and CGE. The purpose of the Recapitalization and related transactions is to improve the Company's overall liquidity, while offering Public stockholders the opportunity to participate in the Company's recovery. The Recapitalization is intended to substantially reduce the Company's interest and dividend requirements, enhance the Company's ability to fund its working capital requirements, capital expenditures and other corporate needs and provide liquidity for Public stockholders in an informed trading market. See "The Recapitalization--Reasons for the Recapitalization."

  The Recapitalization Agreement provides, among other things, for the exchange (the "Exchange") by CGE and its subsidiaries of $60 million of 5 1/2% Series A Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company (the "Series A Preferred Stock") for shares of Class A Common Stock at an exchange price equal to the Subscription Price. On January 28, 1998, the Company and CGE effected the Exchange and the Company issued 34,285,714 shares of Class A Common Stock in exchange for the Series A Preferred Stock. See "The Recapitalization--The Exchange." Prior to the Exchange, CGE beneficially owned approximately 50.0009% of the outstanding Class A Common Stock of the Company. Immediately following the Exchange, CGE beneficially owned approximately 72.2% of the outstanding Class A Common Stock of the Company. See "The Recapitalization--The Exchange."

  In addition, the Recapitalization Agreement provides for the Rights Offering and various other strategic and business matters, including the use of the proceeds from the Rights Offering. See "The Recapitalization" and "Use of Proceeds."

  In accordance with the terms of the Investment Agreement, dated as of March 30, 1994, among the Company, Anjou and CGE, as amended as of September 24, 1997 (the "Investment Agreement"), the terms and conditions of the Recapitalization Agreement were negotiated at arm's length between CGE and a special committee (the "Special Committee") of Independent Directors (as defined hereinafter) and were approved by the Board of Directors of the Company (the "Board") based in part on the recommendation of the Special Committee. The Investment Agreement was approved by the Company's stockholders at the 1994 Annual Stockholders Meeting and was amended by the Recapitalization Agreement. It contains ongoing covenants among the Company, CGE and Anjou, including covenants concerning the composition of the Company's Board of Directors (and the maintenance of not less than three Independent Directors), CGE's right to cause the election of the Company's Chief Executive Officer and its Chief Financial Officer, the use of an independence governing mechanism to review certain transactions between the Company and CGE (and its affiliates), and CGE's agreement for the Company to be CGE's exclusive vehicle in the United States for certain purposes. See "Certain Relationships and Related Transactions--The Investment Agreement--Certain Covenants of CGE--Exclusivity."

 Consent Solicitation

  Concurrently with the Rights Offering, the Company is soliciting the consent (the "Consent Solicitation") of the holders of at least a majority in principal amount (the "Requisite Consents") of the Company's outstanding 8% Convertible Subordinated Debentures due 2015 (the "Convertible Debentures") to amend certain provisions of the indenture (the "Indenture") governing the Convertible Debentures permitting the holders to require the Company to repurchase the Convertible Debentures if any person acquires beneficial ownership of 75% or more of the voting power of the Company (the "Change of Control Provision").

  In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a person's beneficial ownership of Class A Common Stock to exceed 74%, the Company shall be obligated to issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to equal 74% of the outstanding voting power. Any additional shares to be issued thereunder shall be shares of Class B Common Stock. Prior to the Expiration Date, the Company intends to effect the Charter Amendment (as defined hereinafter) which, among other things, in the event the Requisite Consents are not obtained by the Expiration Date, will amend the terms of the Class B Common Stock such that the Class A Common Stock and the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock will not be entitled to vote and (ii) a stockholder's Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder. Based upon the current ownership of Class A Common Stock, the Company does not believe that any stockholder other than CGE would be issued Class B Common Stock in the event the Company fails to obtain the Requisite Consents. See "The Recapitalization--Consent Solicitation; Issuance of Class B Common Stock."

 Charter Amendment

  Prior to the Expiration Date, the Company intends to amend the Restated Certificate of Incorporation of the Company (the "Charter Amendment") (i) to increase the authorized capital stock of the Company to permit the issuance of shares of Class A Common Stock and, to the extent necessary, Class B Common Stock in the Rights Offering and (ii) in the event that the Requisite Consents are not obtained by the Expiration Date, to amend the terms of the Class B Common Stock to provide that a stockholder's Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder. CGE and Anjou each has agreed to provide its written consent for the Charter Amendment. The consent of CGE and Anjou is sufficient to adopt the Charter Amendment without any further vote of the Company's holders. The Charter Amendment will be effective upon the filing of an appropriate certificate of amendment with the Secretary of State of the State of

Delaware, which filing is expected to occur as soon as practicable following the expiration of the twenty calendar day period following the mailing of an information statement pursuant to Rule 14c-2 under the Exchange Act (the "Information Statement"). See "The Recapitalization--Other--Charter Amendment."

 Business Planning Committee

  In connection with the Recapitalization, the Company has established a new business planning committee of the Board (the "Business Planning Committee") to review the business strategies prepared by senior management of the Company and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE.

  Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Chairman of the Business Planning Committee is currently Daniel Caille, the Chief Executive of CGE's worldwide water business. See "The Recapitalization--Other--Business Planning Committee."

 USF&G Guarantees by CGE

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, United States Fidelity and Guaranty Company and certain of its affiliates ("USF&G") notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. See "The Recapitalization--Other--USF&G Bonding Guarantees."

 Bank Credit Facility

  The Company maintains a three-year senior secured credit facility (the "Bank Credit Facility"), dated as of March 10, 1995, with The First National Bank of Chicago and Societe Generale, New York Branch ("Societe Generale"), co-agents for a syndicate which includes seven additional banks (the "Lending Banks"). On December 12, 1997, Societe Generale purchased and assumed from all of the other Lending Banks all of such banks' rights and obligations under the Bank Credit Facility, becoming the sole lending bank thereunder, and the Company entered into an amendment (the "Amendment") to extend the Bank Credit Facility until December 11, 1998. The Bank Credit Facility had been scheduled to expire on March 31, 1998. The Amendment waives the Company's compliance with certain covenants and amends others. The prior amendments and waiver would have terminated on December 15, 1997 had the Bank Credit Facility not been amended. Following the Recapitalization, the Company intends to enter into discussions regarding the establishment of a new credit facility following the maturity of the Bank Credit Facility. CGE also has reaffirmed to Societe Generale the terms of CGE's existing credit support of the Company, including a commitment by CGE to maintain a minimum 48% voting equity ownership interest and to check to ensure that the Company will have sufficient financial resources to meet its obligations under the Bank Credit Facility.

 Revised Business Strategy

  During the second quarter of 1997, the Company completed a review of its operations' three year business plans. These plans included a detailed analysis of markets, growth opportunities and forecasted three year operating results, cash flows and return on capital employed for each business segment. As a result of this review, management considered the actions necessary to redeploy its capital to PSG and Metcalf & Eddy, its core water business. The strategic analysis conducted led to the conclusion that the Company did not have the overall size and expertise to grow the air pollution control businesses profitably. Among other factors contributing to this approach were recent tax law changes which may extend the duration of OM&M contracts and create additional opportunities within the water and wastewater treatment markets which are the primary markets for PSG and Metcalf & Eddy. See "Business--The Water/Wastewater Privatization Market."

  Furthermore, the returns on capital employed within the PSG and Metcalf & Eddy segments are forecasted to be greater than the returns for the Research-Cottrell segment. From a competitive standpoint, management also believes that the Company has greater competitive advantages and market penetration through its PSG and Metcalf & Eddy businesses than what has been achieved by its Research-Cottrell operations.

  As a result of the above, management assessed the impact of de-emphasizing the Research-Cottrell business segment and redeploying its capital to its PSG and Metcalf & Eddy segments. A financial advisor was retained to assist the Company in exploring strategic alternatives related to this redeployment. On December 2, 1997, the Company announced its decision to divest Research-Cottrell. The Company is currently in negotiations with several interested parties and expects that most of the air pollution control businesses operated through Research-Cottrell will be sold within the next several months.

                             RELATIONSHIP WITH CGE

  As of the date hereof, CGE, directly and indirectly through Anjou, beneficially owns approximately 72.2% of the Class A Common Stock. In addition, pursuant to the Investment Agreement, CGE received the right to designate as members of the Company's Board of Directors (and all committees thereof, other than the Special Committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors on the Board). The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company. See "Certain Relationships and Related Transactions--The Investment Agreement-- Certain Covenants of the Company--Representation on the Board of Directors; Management." In addition, the Bank Credit Facility requires CGE to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors as well as the Chief Executive Officer and the Chief Financial Officer. See "Certain Relationships and Related Transactions-- Involvement of CGE in Other Financing Arrangements." As a result of its ownership interest and its representation on the Board of Directors of the Company, CGE exercises significant influence on the Company and its governance structure. See "Risk Factors--Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  In connection with the Investment Agreement, the Company and CGE also entered into a Credit Agreement dated as of June 14, 1994, pursuant to which the Company received a $125 million unsecured term loan from CGE (the "CGE Note") due June 15, 2001. See "Certain Relationships and Related Transactions--CGE Note." On August 2, 1996, the Company entered into a seven-year $60 million unsecured revolving credit facility with Anjou (the "Anjou Note"). The facility matures on August 2, 2003. See "Certain Relationships and Related Transactions--Anjou Note" and "Risk Factors--Substantial Leverage." Both the CGE Note and the Anjou Note contain restrictive covenants requiring CGE to remain the largest stockholder of the Company and to maintain a certain voting interest in the Company's common stock. See "Risk Factors--Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership." Other than the first $25 million of gross proceeds, if any, received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the CGE Note and the Anjou Note. See "Use of Proceeds."

  CGE has unconditionally guaranteed performance by PSG of PSG's contract with the Puerto Rico Aqueduct & Sewer Authority ("PRASA"). Pursuant to the contract, PSG manages wastewater plants, water treatment plants and related collection and distribution systems and pumping stations in Puerto Rico. During the fiscal years ended October 31, 1996 and 1997, PSG's contract with PRASA accounted for 39% of PSG's total sales and 22% and 23% of the Company's total sales, respectively. See "Risk Factors--Dependency on Key Projects and Government Contracts" and "Certain Relationships and Related Transactions-- Recapitalization Agreement; Other CGE Related Matters."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, CGE and the Company effected the Exchange pursuant to which the shares of Series A Preferred Stock held by CGE were automatically exchanged for 34,285,714 shares of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and the Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million. As a result, if no other Rights are exercised and the Requisite Consents are obtained, CGE will own an aggregate of 153,609,974 shares of Class A Common Stock. Consequently, immediately after the Recapitalization, CGE would own approximately 89.3% of the total outstanding Class A Common Stock of the Company. If all Rights holders exercise their Rights in the Rights Offering CGE would own approximately 72.2% of the total outstanding Class A Common Stock of the Company immediately after the Recapitalization. See "Risk Factors-- Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  Following the Recapitalization, the Company will require additional financial resources to develop and support each of its businesses at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures or other investments and to participate in the emerging privatization market in the wastewater management industry. CGE has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, CGE and the Company and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.

                              THE RIGHTS OFFERING

Securities Offered......  The Company is offering (i) an aggregate of
                          120,000,000 shares of Class A Common Stock in the Rights Offering, subject to the Company's obligation to issue Class B Common Stock in certain circumstances, and (ii) to Public Rights holders who exercise Rights, an aggregate of 10,000,000 Warrants to purchase an aggregate of 10,000,000 shares of Class A Common Stock. The aggregate number of Warrants actually issued by the Company will depend on Public participation in the Rights Offering. See "The Rights Offering--The Rights" and "Description of Warrants."

Basic Subscription
 Privilege..............  Each Recordholder of Class A Common Stock at the
                          close of business on the Record Date will receive, at no cost, 1.80982 Rights for each share of Class A Common Stock owned of record at the close of business on the Record Date. Each Right will allow the holder
                          (i) to subscribe at the Subscription Price for one share of Class A Common Stock, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances, and (ii) to receive 0.30014 of a Warrant for each Underlying Share subscribed for by such holder. No fractional Rights or cash in lieu thereof will be issued or paid. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the Company will receive gross proceeds of $210 million. ONCE A RIGHT HAS BEEN PROPERLY EXERCISED, IT CANNOT BE REVOKED. See "The Rights Offering-- Subscription Privileges--Basic Subscription
                          Privilege."

Oversubscription
 Privilege..............  Each Public Rights holder which elects to exercise the Basic Subscription Privilege may also subscribe at the Subscription Price for Excess Shares of Class A Common Stock, subject to availability and proration and the Company's obligation to issue shares of Class B Common Stock in certain circumstances. If an insufficient number of Excess Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Excess Shares will be prorated among holders who exercise their Oversubscription Privilege based on the number of shares of Class A Common Stock each Rights holder subscribed for pursuant to its Basic Subscription Privilege. In addition, Public Rights holders will receive 0.30014 of a Warrant for each Excess Share acquired pursuant to the Oversubscription Privilege. The Subscription and Information Agent will return any excess payments by mail without interest or deduction promptly after the Expiration Date and after effecting all prorations and adjustments contemplated by the Rights Offering. See "The Rights Offering--Subscription Privileges--Oversubscription
                          Privilege."

Conditional CGE
 Subscription...........  CGE, the beneficial owner of approximately 72.2% of the Class A Common Stock currently outstanding, has agreed to exercise in full its Basic Subscription Privilege. In addition, if all Underlying Shares are not purchased in the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase at the Subscription Price an additional number of shares of Class A Common Stock (subject to the Company's obligation to issue Class B Common

                          Stock in certain circumstances) pursuant to its Conditional CGE Subscription. CGE has agreed that it will not receive any Warrants in respect of either its Basic Subscription Privilege or the Conditional CGE Subscription. The total number of shares subscribed for by CGE and its subsidiaries pursuant to the Conditional CGE Subscription will not exceed
                          (i) the total number of shares of Class A Common Stock available to be purchased by the Public in the Rights Offering, minus (ii) the total number of shares of Class A Common Stock actually purchased by the Public in the Rights Offering, and in no event will the gross proceeds resulting from CGE's and its subsidiaries' Basic Subscription Privilege and the Conditional CGE Subscription exceed $185 million. As a result, if no other Rights holder exercises Rights in the Rights Offering, CGE will own an aggregate of 153,609,974 shares of Class A Common Stock immediately following the Rights Offering (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances). See "The Rights Offering--Subscription Privileges--
                          Conditional CGE Subscription."

Subscription Price......  $1.75 per share.

Record Date.............  January 29, 1998.

Expiration Date.........  The Rights will expire, if not exercised, at 5:00
                          p.m., New York City time, on March 4, 1998, unless extended for up to ten days in the sole discretion of the Company. See "The Rights Offering--Expiration Date."

Transferability of
 Rights.................  The Rights will be evidenced by transferable Rights
                          Certificates that may be exercised by a Rights holder until the Expiration Date. The Rights will be admitted to dealings on the AMEX and will trade on the AMEX until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value. However, the Company can give no assurance that a market for the Rights will develop or, if such a market develops, as to how long it will continue. See "Risk Factors--No Prior Market for Rights or Warrants."

Procedure for
 Exercising Rights......  To exercise the Basic Subscription Privilege and the
                          Oversubscription Privilege, a Rights holder should properly complete and sign the Rights Certificate and forward it (or follow the Guaranteed Delivery Procedures), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription and Information Agent. The Subscription and Information Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price on or prior to the Expiration Date. Rights holders who use the mail to forward Rights Certificates are urged to use insured, registered mail, return receipt requested. See "The Rights Offering--Method of Subscription--Exercise of Rights."

                          If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of Underlying Shares that the Rights holder indicates are being subscribed for, or if an exercising Rights holder does not specify the number of Underlying Shares to be purchased, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Rights holder has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised the Oversubscription Privilege to the full extent of the excess payment tendered, and any remaining amount shall be returned to such Rights holder. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights Offering--Method of Subscription--Exercise of Rights."

                          ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

Persons Holding Shares,
 or Wishing to Exercise
 Rights, Through
 Others.................  Persons who hold shares of Class A Common Stock beneficially and receive the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Class A Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. If a beneficial owner wishes to obtain a separate Rights Certificate, it should contact the nominee as soon as possible and request that a separate Rights Certificate be issued by the Subscription and Information Agent. A nominee may request any Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Subscription and Information Agent receives the Rights Certificate, properly endorsed, no later than 11:00 a.m., New York City time, on February 26, 1998. See "The Rights Offering--Method of Subscription--Exercise of Rights."

Procedure for
 Exercising Rights by
 Foreign and Certain
 Other Stockholders.....  The Subscription and Information Agent will not mail
                          Rights Certificates to holders of Class A Common Stock whose addresses are outside the United States or who have an Army Post Office ("APO") or a Fleet Post Office ("FPO") address, but will hold the Rights Certificates for the accounts of such holders. To exercise their Rights, such holders must notify the Subscription and Information Agent, and take all other steps which are necessary to exercise the Rights, on or prior to the Expiration Date. If such holders do not follow the procedures set forth in the preceding sentence prior to the Expiration Date, the Rights will expire. See "The Rights Offering--Foreign and Certain Other Stockholders."

Federal Income Tax
 Consequences...........  For United States income tax purposes, receipt of
                          Rights by a Recordholder pursuant to the Rights Offering will be treated as a nontaxable distribution with respect to the Class A Common Stock. See "Certain United States Federal Income Tax Consequences."

Issuance of Class A
 Common Stock........... The Subscription and Information Agent will deliver certificates representing shares of Class A Common Stock purchased pursuant to the Basic Subscription Privilege and Oversubscription Privilege and the Conditional CGE Subscription to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, subject to the Company's obligation to issue Class B Common Stock under certain circumstances. See "The Rights Offering--Subscription Privileges."


Issuance of Class B
 Common Stock........... In the event the Company does not obtain the
                         Requisite Consents prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a person's beneficial ownership of the Company's voting power to exceed 74%, the Company shall issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to be no greater than 74% of the outstanding voting power and any additional shares to be issued shall be shares of Class B Common Stock. The Subscription and Information Agent will deliver certificates representing shares of Class B Common Stock purchased pursuant to the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription to subscribers at the same time as the shares of Class A Common Stock. Based upon the current stock ownership of the Company, the Company expects that CGE would be the only stockholder to be issued shares of Class B Common Stock. See "The Recapitalization--Consent Solicitation; Issuance of Class B Common Stock."


Issuance of Warrants....  Certificates representing the transferable Warrants acquired in respect of the Basic Subscription Privilege and Oversubscription Privilege will be issued to Public subscribers in the Rights Offering as soon as practicable following the Expiration Date but in no event later than the date on which certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege and Oversubscubscription Privilege are delivered to subscribers. See "Description of Warrants--General."


No Board or Special
 Committee
 Recommendation.........  An investment in the Class A Common Stock, the Class
                          B Common Stock (to the extent applicable), the Warrants and the Warrant Shares must be made pursuant to each investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor the Special Committee makes any recommendation to Rights holders regarding whether they should exercise their Rights. See "The Rights Offering--No Board or Special Committee Recommendation."

 AMEX Symbol for Class A
 Common Stock...........  "AWT"


AMEX Symbol for
 Rights.................  "AWT.RT"

Use of Proceeds.........  If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, the gross cash proceeds to the Company from the sale of Underlying Shares pursuant to the Rights Offering are estimated to be $185 million. Assuming Public Rights holders exercise Rights providing the Company with at least $25 million of gross proceeds, the aggregate gross cash proceeds to the Company from the sale of Underlying Shares pursuant to the Rights Offering are estimated to be $210 million. CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock (subject to the Company's obligation to issue Class B Common Stock in certain circumstances). The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Company will raise more than $185 million of proceeds from the Rights Offering or that the Public will participate in the Rights Offering. See "Risk Factors-- Indefinite Amount and Use of Proceeds." Other than the first $25 million of gross proceeds received from subscriptions by the Public, which the Company will retain for general corporate purposes, the Company will use the gross proceeds of the Rights Offering, including the Conditional CGE Subscription, to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of (i) the $125 million CGE Note and (ii) the $60 million Anjou Note. The Company has taken all necessary legal actions in order to repay such indebtedness, including obtaining any required waivers. See "Use of Proceeds."

Subscription and
 Information Agent......  First Chicago Trust Company of New York. See "The
                          Rights Offering--Method of Subscription--Exercise of Rights."

                                  THE WARRANTS

The Warrants............
                          The Company has available for issuance up to 10,000,000 Warrants, which when exercised, would entitle the holders to purchase, in the aggregate, up to 10,000,000 shares of Class A Common Stock. The Company will issue that percentage of the 10,000,000 Warrants equal to the percentage of the total number of Underlying Shares purchased by the Public in the Rights Offering relative to the total number of Underlying Shares issuable upon full exercise of Rights by the Public in the Rights Offering ("Warrant Pool"). Each Public subscriber in the Rights Offering will receive 0.30014 of a Warrant for each Underlying Share subscribed for by such subscriber pursuant to the Basic Subscription Privilege and for each Excess Share acquired by such subscriber pursuant to the Oversubscription Privilege. See "The Rights Offering--The Rights" and "Description of Warrants-- General."

Expiration Date.........  The Warrants will expire three years from the date of issuance (the "Warrant Expiration Date"). See "Description of Warrants--General."

Exercise................  Each Warrant will entitle the holder, subject to certain conditions, to purchase, at any time and from time to time prior to the Warrant Expiration Date, one Warrant Share at a price equal to $2.50 per share (the "Warrant Exercise Price"), subject to adjustment from time to time upon the occurrence of certain changes in Class A Common Stock. See "Description of Warrants--General" and "Description of Warrants-- Adjustments."

Rights as
 Stockholders...........  Holders of Warrants will not have any rights as stockholders of the Company. See "Description of Warrants--General."

Registration of Warrant
 Shares.................  Holders of Warrants will be able to exercise their
                          Warrants only if (i)(x) the Registration Statement is then in effect and the Company has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or
                          (y) the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and
                          (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable state blue sky laws. Subject to Black Out Periods (as defined hereinafter) and Postponement Periods (as defined hereinafter), the Company will use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the expiration or exercise of all Warrants in order to permit the prospectus included in the Registration Statement to be lawfully delivered. See "Description of Warrants--Registration of Warrant Shares" and "Risk Factors--Ability to Exercise Warrants."


Transfer
 Restrictions/Listing...  The Warrants will be freely transferable. The Company will use its commercially reasonable efforts to secure and maintain the listing of the Warrants and the Warrant Shares upon the AMEX, so long as any other shares of Class A Common Stock will be listed or quoted upon the AMEX. See "Description of Warrants--Transfer Restrictions; Listing" and "Risk Factors--No Prior Market for Rights or Warrants."

Warrant Agent...........
                          First Chicago Trust Company of New York. See
                          "Description of Warrants."

  For additional information concerning the Rights, the Warrants and the Common Stock, see "The Rights Offering," "Description of Warrants" and "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             FISCAL YEARS ENDED OCTOBER 31,
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  ----------
INCOME STATEMENT DATA:
Sales.....................................  $  398,661  $  482,091  $  456,375
Cost of sales.............................     309,496     394,124     385,573
Selling, general and administrative ex-
 penses...................................      66,697      62,316      75,755
Depreciation and amortization.............      12,279      13,983      16,861
Impairment charge.........................         --          --        5,000
                                            ----------  ----------  ----------
Operating income (loss) from continuing
 operations...............................      10,189      11,668     (26,814)
Interest income...........................       1,113         923         359
Interest expense..........................     (23,925)    (22,597)    (24,356)
Other expense, net........................         (37)     (2,296)       (502)
                                            ----------  ----------  ----------
Loss from continuing operations before in-
 come taxes...............................     (12,660)    (12,302)    (51,313)
Income tax (expense) benefit..............        (587)      1,246        (514)
                                            ----------  ----------  ----------
Loss from continuing operations ..........     (13,247)    (11,056)    (51,827)
Income (loss) from discontinued opera-
 tions....................................       5,262       5,788    (108,754)
                                            ----------  ----------  ----------
Net loss..................................      (7,985)     (5,268)   (160,581)
Preferred stock dividend..................      (3,300)     (3,300)     (3,300)
                                            ----------  ----------  ----------
Net loss applicable to common stockhold-
 ers......................................  $  (11,285) $   (8,568) $ (163,881)
                                            ==========  ==========  ==========
Earnings (loss) per common share (after
 preferred stock dividend):
  Continuing operations ..................  $    (0.52) $    (0.45) $    (1.72)
  Discontinued operations.................        0.17        0.18       (3.40)
                                            ----------  ----------  ----------
  Net loss................................  $    (0.35) $    (0.27) $    (5.12)
                                            ==========  ==========  ==========
Weighted average shares outstanding.......      32,018      32,018      32,019
                                            ==========  ==========  ==========

                                  AS OF OCTOBER 31,    AS OF OCTOBER 31, 1997
                                  ------------------  -------------------------
                                                      AS ADJUSTED  AS ADJUSTED
                                                        MINIMUM      MAXIMUM
                                    1996     1997     SUBSCRIPTION SUBSCRIPTION
                                  -------- ---------  ------------ ------------
BALANCE SHEET DATA:
Working capital (deficit)........ $  7,556 $ (55,802)  $ (60,802)   $ (35,802)
Total assets.....................  496,358   383,065     376,565      401,565
Goodwill.........................  169,578   164,337     164,337      164,337
Long-term debt...................  306,542   307,845     122,845      122,845
Stockholders' equity (deficit)...   54,241  (109,262)     69,238       94,238

                  NOTES TO SUMMARY CONSOLIDATED FINANCIAL DATA

(1) The Company has never declared or paid cash dividends on the Class A Common Stock, and the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and to repay outstanding indebtedness and does not anticipate paying cash dividends on its Class A Common Stock in the foreseeable future.

(2) The Company did not declare the quarterly dividends aggregating $1,650,000 due September 30, 1997 and December 31, 1997 on the Series A Preferred Stock, all of which was held by CGE, due to its concerns over liquidity and adequacy of its surplus. On January 28, 1998, the Company effected the Exchange pursuant to which all of the shares of Series A Preferred Stock held by CGE (representing all of the issued and outstanding shares of Series A Preferred Stock) were exchanged for shares of Class A Common Stock. The dividends in arrears on the Series A Preferred Stock have not been paid and were extinguished pursuant to the Exchange.

(3) See Note 2 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of the Recapitalization Agreement and the Company's relationship with CGE.

(4) See Note 3 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of the planned Research-Cottrell divestiture and its related losses reflected in fiscal 1997.

(5) See Note 11 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of PSG's contract with PRASA.

(6) Pro forma loss per share for the year ended October 31, 1997, after giving effect to the issuance of approximately 140,000,000 shares of Common Stock under the Minimum Subscription and the Exchange and approximately 154,286,000 shares of Common Stock under the Maximum Subscription and the Exchange and the application of the net proceeds necessary to fund the repayment of the CGE Note and Anjou Note, would be $(0.23) per share and $(0.21) per share, respectively.

                                 RISK FACTORS

  Each prospective purchaser should carefully examine all the information contained in this Prospectus and should give particular consideration to the following factors in evaluating an investment in the securities offered hereby:

SUBSTANTIAL LEVERAGE

  Following the Rights Offering, the Company will continue to be highly leveraged. As of October 31, 1997, the Company's total consolidated long-term indebtedness (excluding the current portion) was approximately $307.8 million, primarily consisting of an aggregate of $125.0 million principal amount outstanding under the CGE Note, $60.0 million principal amount outstanding under the Anjou Note and $115.0 million principal amount of Convertible Debentures. At such date the Company's consolidated cash and cash equivalents was approximately $12.1 million and its stockholders' deficit was approximately $109.3 million. On a pro forma basis, after giving effect to the Rights Offering and the application of the proceeds therefrom to the payment of the CGE Note and the Anjou Note, the Company's consolidated long-term indebtedness (excluding the current portion) would have been approximately $122.8 million. Assuming no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, after giving effect to the Rights Offering, the Company's consolidated cash and cash equivalents would have been approximately $7.5 million and its stockholders' equity would have been approximately $69.6 million. Assuming full participation in the Rights Offering, after giving effect to the Rights Offering, the Company's consolidated cash and cash equivalents would have been approximately $32.5 million and its stockholders' equity would have been approximately $94.6 million. There can be no assurances that any Rights holder other than CGE will exercise Rights in the Rights Offering.

  The level of the Company's indebtedness could have materially adverse consequences to holders of the Company's securities, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital and capital expenditures could be limited; (iii) the Company may be more vulnerable to extended economic downturns and may be restricted in exploiting business opportunities; and (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in market conditions, including adverse governmental regulations (including a decline in enforcement of environmental regulations). See "--Reliance on Environmental Regulation; Potential Environmental Liabilities." The Company may not be able to obtain the additional capital required in connection with its planned growth initiatives, including additional investments resulting from potential new or renewals of OM&M contracts and acquisitions. See "--Redeployment of Capital; Revised Business Strategy; Liquidity."

RESTRICTIONS IMPOSED BY TERMS OF BANK CREDIT FACILITY

  On December 12, 1997, the Company entered into the Amendment to extend the Bank Credit Facility until December 11, 1998. The Bank Credit Facility had been scheduled to expire on March 31, 1998. The Amendment waives the Company's compliance with certain covenants and amends others. The prior amendments and waiver would have terminated on December 15, 1997 had the Bank Credit Facility not been amended. Following the Recapitalization, the Company intends to enter into discussions regarding the establishment of a new credit facility following the maturity of the Bank Credit Facility.

  The Bank Credit Facility contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt.

  The Company's ability to comply with the financial and other covenants in the Bank Credit Facility beyond March 31, 1998 is substantially dependent upon the completion of the Rights Offering. Failure to complete the Rights Offering may require additional waivers or amendments to the Bank Credit Facility. There can be no assurance that such waivers or amendments could be obtained. In the absence of a waiver or amendment, Societe Generale would have the right to refuse any further extensions of credit and the right to accelerate payment of all outstanding amounts under the Bank Credit Facility. In addition, substantially all of the Company's long-term debt and certain other financial and non-financial obligations contain cross-default or acceleration provisions. In the event the Company were required to repay accelerated outstanding amounts under the Bank Credit Facility and other obligations, the Company does not believe that it will have financial resources adequate to repay such amounts and to satisfy its ongoing working capital requirements. Therefore, the failure to complete the Rights Offering could have a material adverse effect on the Company's business prospects and on its financial condition and liquidity.

RISK OF FLUCTUATING MARKET CONDITIONS; RISING INTEREST RATES

  The ability of the Company to satisfy its obligations under the Bank Credit Facility will be dependent upon its future performance and market conditions, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the Company's control. A substantial portion of the long-term indebtedness of the Company bears interest at rates that fluctuate with the London Interbank Offered Rate ("LIBOR"). The Anjou Note bears interest at LIBOR plus 0.6%, the CGE Note bears interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25%, and the Bank Credit Facility, as amended, bears interest at LIBOR plus 1.25%, or at a defined bank rate approximating prime. As a result, the Company's financial performance may be adversely affected by increases in LIBOR.

CONTINUING NET LOSSES

  The Company has experienced net losses on a historical basis and may incur net losses in the future. The Company incurred net losses of approximately $160.6 million, $5.3 million, $8.0 million, $261.8 million and $5.6 million for the fiscal years ended October 31, 1997, 1996, 1995, 1994 and 1993, respectively. The amount of the Company's net loss for the fiscal year ended October 31, 1997 is primarily the result of certain operating charges and asset write-offs taken in connection with the Company's decision to divest the Research-Cottrell businesses. The amount of the Company's net loss for the fiscal year ended October 31, 1994 is attributable in part to the impact of unusual charges, losses from discontinued operations and extraordinary loss in the amount of $224.5 million for such period. See "Selected Consolidated Financial Data." There can be no assurance as to when, if ever, the Company will be profitable.

REDEPLOYMENT OF CAPITAL; REVISED BUSINESS STRATEGY; LIQUIDITY

  As a result of its consideration of a revised business strategy and the actions necessary to redeploy its capital to the higher growth water and wastewater businesses that it operates through PSG and Metcalf & Eddy, on December 2, 1997, the Company announced its decision to divest Research-Cottrell. The Company is currently in negotiations with several interested parties and expects that most of the air pollution control businesses operated through Research-Cottrell will be sold within the next several months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  The Company's future results and financial condition are dependent on the successful implementation of this new business strategy. The Company's revised business plans include assumptions relating to growth initiatives related to longer term OM&M contracts, including those related to the privatization of the water and wastewater treatment market, which may require significant up-front investments including capital improvements, upgrades or other investments. There can be no assurance that such assumptions will be realized, and the failure to achieve such assumptions could have a material adverse effect on the Company's ability to implement successfully its revised business strategy. In addition, new capital may be required to be invested in the Metcalf & Eddy segment in order to achieve its growth targets through geographical expansion and/or acquisitions. The Company's ability to access capital for these requirements, whether through access to the capital markets or a potential investment fund or off-balance sheet funding vehicle raised by CGE, may have a significant impact on the successful implementation of its business plans. There can be no assurance that the Company will have the access to capital necessary to implement successfully its revised business strategy. The

Company's inability to implement a revised business strategy or realize the anticipated benefits of such a strategy may have a material adverse effect on the Company's results of operations and financial condition.

  The Company believes it will have sufficient working capital to finance its on-going operations through improved working capital management, asset divestitures related to the Research-Cottrell divestiture and reduction of financing costs through the strengthening of its current capital structure as contemplated by the Recapitalization, however, there can be no assurance that the Company will have adequate liquidity to finance its on-going operations.

CONTINUED LISTING OF SECURITIES; MEETING CONTINUED LISTING REQUIREMENTS

  On August 13, 1997, the Company's Convertible Debentures were delisted from the Nasdaq SmallCap Market as a consequence of the Company's capital and surplus not meeting the established requirements. In addition, on September 16, 1997, the AMEX temporarily suspended trading on that day of the Company's Class A Common Stock for approximately five hours in connection with its review of the Company's press release announcing its third quarter financial results. Trading in the Class A Common Stock resumed on September 17, 1997. The AMEX will consider suspending dealings in, or removing from listing, securities of a company which, among other things, fails to meet certain minimum levels of stockholders' equity and/or suffers sustained losses for a certain period. Pursuant to the Recapitalization Agreement, the Company has agreed to use its commercially reasonable efforts to meet the continued listing requirements of the AMEX and to continue to be listed thereon and to secure and maintain the listing of the Warrants thereon, so long as any other shares of Class A Common Stock will be listed or quoted thereon. There can be no assurance, however, that the Company will continue to meet the requirements for continued listing on the AMEX of its Class A Common Stock or that the Warrants will be approved for listing on the AMEX.

ABILITY TO EXECUTE PROJECTS WITHIN COST ESTIMATES

  A substantial amount of the Company's revenues are derived from fixed price long-term contracts. The ultimate profitability of these contracts is contingent upon the Company's ability to meet its required contractual obligations related to a service or product within the current cost estimates which are subject to change as the project develops. Among other factors which would impact the profitability under such contracts are the resolution of various claims and back charges related to its subcontractors or clients. Historically the Company has experienced difficulties in executing certain projects from time to time within the original cost estimates in all segments but primarily within the Research-Cottrell segment. The Company's inability to execute its existing backlog within the current cost estimates may have a material adverse impact on its financial condition and results of operations.

POTENTIAL LITIGATION LIABILITY

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system (the "DOJ Investigation"). PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's then Chief Executive Officer on administrative leave of absence with pay. The former PSG Chief Executive Officer, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation. No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The City of Bremerton, Washington brought a contribution action against Metcalf & Eddy Services, Inc. ("M&E Services"), the operator of a City-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the City for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the City paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowners' suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowners' suit were expressly reserved and will be tried after the City's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant and attorneys' fees. M&E Services denies any liability to the City and believes that it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of operations of M&E Services or the Company taken as a whole.

  On October 14, 1997, Research-Cottrell, Inc. and its subsidiary, Research-Cottrell Belgium, S.A. ("R-C Belgium"), were named in a lawsuit by N.V. Seghers Engineering ("Seghers") filed in the Commercial Court in Mechelen, Belgium. Seghers is R-C Belgium's joint venture partner on two large pollution control projects. The suit claims damages of approximately $13 million allegedly resulting from R-C Belgium's breach of contract and substandard performance. Damages claimed in the lawsuit consist not only of Seghers' alleged cost to repair the R-C Belgium equipment, but also lost profits, damages to business reputation, theft of employees (R-C Belgium hired two former Seghers' employees), increased costs arising out of the failure to gain timely acceptance of the two plants, excessive payments to R-C Belgium due to alleged unfair pricing practices by R-C Belgium and other miscellaneous interest charges and costs. The case involves complex technical and legal issues and is in its earliest stages. Nevertheless, the Company denies liability to Seghers and, based upon the information currently available, believes Seghers' claimed damages are grossly inflated. In addition, the Company believes it has meritorious counterclaims based upon Seghers' breaches of contract and poor performance.

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. Moreover, as a general matter, providers of services similar to those provided by the Company may be subject to lawsuits alleging negligence or other similar claims and environmental liabilities, which may involve claims for substantial damages. Damages assessed in connection with and the costs of defending any such actions could be substantial. The Company's management believes that the levels of coverage are adequate to cover currently estimated exposures. Although the Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that the Company will be able to obtain such coverage or will be able to do so at an acceptable cost or that the Company will not incur significant liabilities in excess of policy limits.

HIGHLY COMPETITIVE INDUSTRY

  The Company faces substantial competition in each market in which it operates. The Company competes primarily on its engineering, scientific and technological expertise. To the extent that non-proprietary or conventional technologies are used, the Company also relies upon its experience and trade names as a basis for competition. Such trade names include: "Professional Services Group" and "Metcalf & Eddy" in the water and wastewater treatment and sludge management markets and "Metcalf & Eddy" in the hazardous waste remediation market. Many companies, some of which have greater resources than the Company, participate in the Company's markets and no assurance can be given that such other companies will not enter its markets.

  Customers for PSG's and Metcalf & Eddy's water and wastewater treatment services are primarily governmental entities and typically award contracts on the basis of technical qualifications and price. For PSG's treatment system OM&M contracts, technical qualification is required; however, price is generally a key determining factor. For Metcalf & Eddy's design services contracts, the majority of which are cost-plus-fixed-fee arrangements, technical qualifications are the primary factor, followed by price competitiveness. In the hazardous waste cleanup market, Metcalf & Eddy competes with many local, regional and national firms on the basis of experience, reputation and price.

  There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its results of operations and financial condition. In addition, there can be no assurance that due to competitive pressures the margins achieved from contracts obtained and renewed will not be decreased. See "Business-- Competition."

DEPENDENCY ON KEY PROJECTS AND GOVERNMENT CONTRACTS

  In any given period, a substantial percentage of the Company's sales is dependent upon several large projects. Typically, Metcalf & Eddy's fifteen largest projects in terms of sales represent approximately 50% of its total sales. To the extent that these projects are canceled or substantially delayed and not replaced, it could have a material adverse impact on the Company's sales and earnings.

  Approximately 90% of the Company's fiscal year 1997 gross revenues were derived from contracts with federal, state, municipal and other governmental agencies. The termination of any of the Company's significant contracts with such governmental agencies, or the failure to obtain either extensions or renewals of certain existing contracts or additional contracts with such governmental agencies, could have a material adverse effect on the Company's earnings and business.

  PSG historically has been successful in obtaining most of its OM&M contract renewals. Approximately thirty-five projects with annual revenues of $40 million are expected to be renewed in fiscal year 1998. The failure to renew most of these projects at comparable operating margins could materially and adversely impact PSG's financial condition and results of operations.

  During the fiscal years ended October 31, 1997 and 1996, the contract of PSG's wholly owned subsidiary, PS Group of Puerto Rico, Inc. ("PSG Puerto Rico"), with PRASA accounted for 39% of PSG's total sales and 23% and 22% of the Company's total sales, respectively. Operations were initiated under the contract on September 1, 1995. The contract has a five-year term but PRASA may cancel the contract for any reason after August 31, 1998. Pursuant to the contract, PSG Puerto Rico manages 69 wastewater plants, 128 water treatment plants and related collection and distribution systems and pumping stations in Puerto Rico. The contract's profitability is contingent upon achieving certain contract incentives. In addition, certain unreimbursed costs paid on behalf of PRASA have not been collected ($34.3 million at October 31, 1997), and the payment of certain power costs to the Puerto Rico Electric Power Authority ("PREPA") ($33.2 million at October 31, 1997) has been delayed. On December 9, 1997, PREPA filed a complaint in civil court in Puerto Rico against PSG Puerto Rico, seeking payment by PSG Puerto Rico of PRASA's power costs. To the Company's knowledge, process was never served in respect of such suit. PSG Puerto Rico paid approximately $9.1 million to PREPA on December 23, 1997, shortly following receipt of such amount from PRASA as a partial payment. On January 16, 1998, the complaint was withdrawn by PREPA without prejudice. Management believes that such receivables will be fully collected and will be used to pay the power costs to PREPA. PSG Puerto Rico is in the process of negotiations with PRASA regarding a replacement contract for the existing five-year contract. Management currently expects that the contract with PRASA will not be canceled by PRASA in August 1998, but will remain in effect through its original five-year term ending August 2000 or be amended or replaced with a new contract. Additionally, the PRASA employees who operate the PRASA facilities are subject to a collective bargaining agreement which expires in June 1998.

USF&G GUARANTEES BY CGE

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995 between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid or performance bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE (or one of its affiliates) would be willing to provide such a guarantee following the Recapitalization. See "--Dependency on Key Projects and Government Contracts."

RELIANCE ON ENVIRONMENTAL REGULATION; POTENTIAL ENVIRONMENTAL LIABILITIES

  Federal, state and local legislation and regulations which require substantial expenditures to meet environmental quality standards and which impose substantial penalties for noncompliance are a principal factor driving demand for the Company's services. A decline in enforcement and related required expenditures could have a significant adverse effect on the demand for the Company's services. Furthermore, to the extent the Company may have assumed or may in the future assume liability for the quality of the water discharged by treatment facilities it operates under contract or the treatment facilities and water pollution control systems to which it provides its services, and to the extent the discharged water may not comply with water pollution control standards established by federal and state regulations due to factors within the Company's control, the Company may be held liable for such noncompliance and perhaps for any consequences thereof. See "--Potential Litigation Liability."

  The Company is also subject to regulation under federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. The Company believes that it is currently in compliance with all applicable material environmental laws and regulations.

EFFECTIVENESS OF BUSINESS PLANNING COMMITTEE

  The Board of Directors has constituted the Business Planning Committee to review the business strategies prepared by the Company's senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. There can be no assurance that the Business Planning Committee will successfully identify any such strategies, or if identified that such strategies can be successfully implemented or will increase stockholder value.

CONTROLLING STOCKHOLDER; ABILITY OF CONTROLLING STOCKHOLDER TO INCREASE
OWNERSHIP

  After giving effect to the Exchange, CGE, directly and indirectly through Anjou, beneficially owns shares of Class A Common Stock representing approximately 72.2% of the Class A Common Stock (and voting power) of the Company. In addition, pursuant to the Investment Agreement, CGE received the right to designate as members of the Company's Board of Directors (and all committees thereof, other than the Special Committee) at least that number of directors that is proportionate to the aggregate voting power represented by the shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors on the Board). The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company. Except for the two current Independent Directors, the Company's seven person Board of Directors is comprised entirely of CGE designees. Furthermore, the Bank Credit Facility requires CGE to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors as well as the Chief Executive Officer and the Chief Financial Officer of the Company. In addition, the CGE Note and Anjou Note both contain restrictive covenants requiring CGE to remain the largest stockholder of the Company and to maintain a certain voting interest (26% under the CGE Note and 40% under the Anjou Note) in the Company's common stock. As a result of its ownership interest and its representation on the Board of Directors of the Company, CGE exercises significant influence on the Company and its governance structure.

  Pursuant to the Investment Agreement, CGE and its affiliates have the right to engage in transactions with the Company and its affiliates, including the acquisition of securities, subject to approval, in certain circumstances, of a majority of the Independent Directors or a special committee thereof. Moreover, pursuant to the Recapitalization Agreement, until the third anniversary of the consummation of the Recapitalization, CGE has agreed not to effect a "short-form" merger of the Company without approval of a majority of the Independent Directors. See "The Recapitalization--Other--No Short-Form Merger."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, the shares of Series A Preferred Stock held by CGE were automatically exchanged into 34,285,714 shares of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and the Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million of Class A Common Stock (subject to the Company's obligation to issue Class B Common Stock in certain circumstances). As a result, if no other Rights are exercised and the Requisite Consents are obtained, CGE would own an aggregate of 153,609,974 shares of Class A Common Stock. Consequently, immediately after the Recapitalization, CGE would own approximately 89.3% of the total outstanding Class A Common Stock of the Company. See "The Rights Offering--Subscription Privileges--Basic Subscription Privilege" and "The Rights Offering--Subscription Privileges--Conditional CGE Subscription."

  There can be no assurance that the interests of CGE will be the same as those of the other stockholders of the Company. In addition, CGE's controlling ownership interest in the Company may tend to deter non- negotiated tender offers or other efforts to obtain control of the Company and thereby preclude stockholders from having the opportunity to sell shares at prices higher than those otherwise prevailing.

PROHIBITION ON PAYMENT OF DIVIDENDS ON THE CLASS A COMMON STOCK

  The Company has never paid cash dividends on the Class A Common Stock, and the Company currently intends to retain its earnings, if any, to finance the growth and development of its business and to repay any outstanding indebtedness and does not expect to pay dividends on the Class A Common Stock in the foreseeable future. In addition, the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock. See "Price Range of Class A Common Stock and Dividend Policy."

MARKET RISKS ASSOCIATED WITH THE CLASS A COMMON STOCK

  The Subscription Price of $1.75 per share of Class A Common Stock represents a premium of approximately 21.7% over the average closing price of $1.438 for the Class A Common Stock as reported on the AMEX for the ten consecutive trading day period ending on January 24, 1998, five days prior to the Record Date, and a premium of approximately 28.2% over the average closing price of $1.365 for the Class A Common Stock as reported on the AMEX for the sixty day trading period ending on January 24, 1998.

  The market price of the Company's Class A Common Stock has been volatile in recent years and on December 1, 1997 reached a 52-week low of $0.938. Factors such as quarter-to-quarter variations in the Company's revenues and results of operations and liquidity have caused and are expected to continue to cause the market price of the Company's securities to fluctuate significantly. In addition, in recent years the stock markets have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. Such volatility may also adversely affect the market price of the Company's securities. See "Price Range of Class A Common Stock and Dividend Policy."

  There can be no assurance that the market price of the Class A Common Stock will not decline during the period the Rights and Warrants are outstanding or that, following the issuance of the Rights, the Underlying Shares and Warrants, respectively, a subscribing holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price or to sell the Warrants. Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "The Rights Offering--No Revocation." Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the shares of Class A Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Class A Common Stock purchased pursuant to the Rights Offering will be delivered as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  No interest will be paid to Rights holders on funds delivered to the Subscription and Information Agent pursuant to the exercise of Rights pending delivery of Underlying Shares.

NO PRIOR MARKET FOR RIGHTS OR WARRANTS

  The Rights and Warrants constitute new issues of securities with no established trading market. The Rights will be admitted to dealings on the AMEX and will trade on the AMEX under the symbol "AWT.RT" until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value. However, no assurance can be given that a market for the Rights will develop or, if such a market develops, as to how long it will continue. The Company has agreed to use its commercially reasonable efforts to cause the Warrants to be listed on the AMEX, however, there can be no assurance that the Warrants will be accepted for listing. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Warrants.

ABILITY TO EXERCISE WARRANTS

  Holders of Warrants will be able to exercise their Warrants only if (i)(x) the Registration Statement is then in effect and the Company has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or (y) the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. Under the terms of the Warrant Agreement (as defined hereinafter), subject to certain Black-Out Periods and Postponement Periods, the Company is required to use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the expiration or exercise of all Warrants in order to permit the prospectus included in the Registration Statement to be lawfully delivered. See "Description of Warrants--Registration of Warrant Shares." There can be no assurance that the Company will be able to keep the Registration Statement continuously effective until all of the Warrants have been exercised or have expired.

DILUTION

  The consummation of the Recapitalization (including the Exchange and the Rights Offering) may result in the issuance of up to an additional 154,285,714 shares of Class A Common Stock, assuming full exercise of Rights. If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, the consummation of the Recapitalization may result in the issuance of up to an additional 139,999,999 shares of Class A Common Stock if the Requisite Consents are obtained, or, if the Requisite Consents are not obtained, up to an additional 113,684,274 shares of Class A Common Stock and an additional 26,315,725 shares of Class B Common Stock. The Class B Common Stock is identical to the Class A Common Stock except that the Class B Common Stock does not vote and a stockholder's shares of Class B Common Stock convert automatically into an equal number of shares of Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder.

  Holders who do not exercise their Rights will experience a substantial decrease in their proportionate interest in the equity ownership and voting power of the Company. The sale of the Rights may not compensate a holder for all or any part of any reduction in the market value of such stockholder's Class A Common Stock resulting from the Rights Offering. Stockholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights.

CHANGE OF CONTROL PROVISION OF CONVERTIBLE DEBENTURES

  The Company currently has outstanding $115 million of Convertible Debentures. The Change of Control Provision of Article Fifteen of the Indenture grants holders of the Convertible Debentures the right to require the Company to repurchase outstanding Convertible Debentures at a repurchase price of 100% of the principal amount of the Convertible Debentures, together with accrued interest to the repurchase date, if any person becomes the beneficial owner of 75% or more of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors. The Indenture currently provides that at the option of the Company, if such repurchase right is triggered and exercised, the Company may repurchase such Convertible Debentures with a cash payment or, so long as the Class A Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market System, by delivery of shares of Class A Common Stock having a fair market value equal to the redemption price. For purposes of a repurchase with Class A Common Stock, the fair market value of shares of the Class A Common Stock shall be equal to 95% of the average of quoted prices over a five-day period prior to the repurchase date.

  The Company is currently conducting the Consent Solicitation to implement certain amendments to the Indenture to limit the applicability of the Change of Control Provision. The Rights Offering is not conditioned upon obtaining the Requisite Consents, and there can be no assurance that the Company will obtain the Requisite Consents. See "Prospectus Summary--Recent Developments-- Consent Solicitation." Moreover, assuming the Requisite Consents are not obtained, there can be no assurance that after the Expiration Date a person will not acquire beneficial ownership of 75% or more of voting power of the Company thus triggering the Change of Control Provision or that the Company would have adequate cash available to redeem the Convertible Debentures. If the Company were to satisfy its obligations in respect of the Change of Control Provision by delivering Class A Common Stock, as discussed above, stockholders would experience substantial dilution in their relative ownership interest in the Class A Common Stock.

INDEFINITE AMOUNT AND USE OF PROCEEDS

  If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, the gross proceeds from the Rights Offering will be $185 million. Assuming Public Rights holders exercise Rights providing the Company with at least $25 million in gross proceeds, the aggregate gross proceeds from the Rights Offering will be $210 million. The first $25 million of gross proceeds, if any, received pursuant to the Rights Offering from subscriptions by the Public will be retained by the Company for general corporate purposes. Other than the first $25 million of gross proceeds received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of the CGE Note and the Anjou Note. See "Use of Proceeds."

  CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock, for a total subscription of up to 105,714,285 shares of Class A Common Stock (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances). The Rights Offering, however, is not conditioned upon any minimum level of exercise of the Rights. Consequently, there can be no assurance that the Company will raise more than $185 million of gross proceeds from the Rights Offering or that the Public will participate in the Rights Offering.

                                USE OF PROCEEDS

  If Public Rights holders exercise Rights providing the Company with at least $25 million in gross proceeds, the aggregate gross proceeds from the Rights Offering will be $210 million. If no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering, the gross proceeds from the Rights Offering will be $185 million. CGE has agreed to subscribe in the Rights Offering for up to $185 million of Class A Common Stock, for a total subscription of up to 105,714,285 shares of Class A Common Stock (subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances). The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Company will raise more than $185 million of gross proceeds from the Rights Offering or that the Public will participate in the Rights Offering. See "Risk Factors--Indefinite Amount and Use of Proceeds."

  The gross proceeds will be used in the following order of priority. The first $25 million of gross proceeds, if any, received pursuant to the Rights Offering from subscriptions by the Public will be retained by the Company for general corporate purposes. Other than the first $25 million of gross proceeds received from subscriptions by the Public, the gross proceeds of the Rights Offering will be used to repay the $185 million aggregate principal amount of debt of CGE and its subsidiaries consisting of (i) the $125 million CGE Note and (ii) the $60 million Anjou Note. The Company has taken all necessary legal actions in order to repay such indebtedness, including obtaining any required waivers. Any remaining proceeds will be retained for general corporate purposes.

  The CGE Note is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The loan contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. The CGE Note also contains a covenant requiring CGE to remain the largest stockholder of the Company and maintain at least a 26% voting interest in the Company's common stock.

  The Anjou Note is an unsecured revolving credit facility that matures on August 2, 2003 and bears interest at LIBOR plus 0.6%. The Anjou Note also contains a covenant requiring CGE to remain the largest stockholder of the Company and maintain at least a 40% voting interest in the Company's common stock.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

  The Class A Common Stock began trading publicly on August 10, 1989 at an initial public offering price of $17.00 per share and is traded on the AMEX under the symbol "AWT." On January 20, 1998 there were 573 holders of record of the Company's Class A Common Stock.

  The following table sets forth, for the fiscal periods shown, the high and low sales prices for the Class A Common Stock as reported on the AMEX.

                                                                   HIGH   LOW
                                                                  ------ ------
       Fiscal 1996
         First Quarter........................................... $8.125 $4.000
         Second Quarter.......................................... $7.000 $5.250
         Third Quarter........................................... $6.750 $4.969
         Fourth Quarter.......................................... $9.500 $5.500
       Fiscal 1997
         First Quarter........................................... $7.500 $5.000
         Second Quarter.......................................... $6.500 $4.500
         Third Quarter........................................... $5.250 $2.250
         Fourth Quarter.......................................... $4.063 $1.250
       Fiscal 1998
         First Quarter (through January 28, 1998)................ $1.875 $0.938

  On September 23, 1997, the last trading day immediately prior to the announcement of the Recapitalization, the closing price per share on the AMEX for the Class A Common Stock was $1.50. On January 28, 1998, the closing price per share on the AMEX for the Class A Common Stock was $ 1.625.

  The Company did not declare any cash dividends on its Class A Common Stock during fiscal 1996 and 1997. Pursuant to the Bank Credit Facility, the Company is prohibited from declaring or paying cash dividends on its Class A Common Stock or making other restricted payments, as defined in the Bank Credit Facility. The Company currently intends to retain its earnings, if any, to finance the growth and development of its business and to repay outstanding indebtedness and does not anticipate paying cash dividends on its Class A Common Stock in the foreseeable future.

                                   DILUTION

  The Company currently has a negative tangible net worth. The negative net tangible book value of the shares of Class A Common Stock as of October 31, 1997 was approximately ($353,982,000) or ($11.06) per share which will change to ($293,982,000) or ($4.43) per share upon consummation of the Exchange (assuming an exchange price of $1.75 per share at October 31, 1997). "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Class A Common Stock outstanding. Assuming the Requisite Consents are obtained and a Subscription Price of $1.75 per share, (i) after giving effect to the sale by the Company of approximately 105,714,000 shares of Class A Common Stock in the case of the "Minimum Subscription," such that the Company will receive gross proceeds of $185 million, and after deducting the estimated offering expenses, the pro forma negative net tangible book value of the Company as of October 31, 1997 would have been approximately ($115,482,000), or ($0.67) per share, representing an immediate and substantial dilution of ($2.42) per share, and (ii) after giving effect to the sale by the Company of approximately 120,000,000 shares of Class A Common Stock in the case of the "Maximum Subscription," such that the Company will receive gross proceeds of $210 million, and after deducting the estimated offering expenses, the pro forma negative net tangible book value of the Company as of October 31, 1997 would have been approximately ($90,482,000, or ($0.49) per share, representing an immediate and substantial dilution of ($2.24) per share, in each case, in respect of the Subscription Price for shares of Class A Common Stock purchased pursuant to the Rights Offering. The following table illustrates the per share dilution:

                                                   DILUTION        DILUTION
                                                    MINIMUM         MAXIMUM
                                                 SUBSCRIPTION    SUBSCRIPTION
                                                 --------------  --------------
Subscription Price..............................         $ 1.75          $ 1.75
  Net negative tangible book value per share
   before Rights Offering, as adjusted for the
   Exchange(1).................................. $(4.43)         $(4.43)
  Increase per share attributable to
   stockholders exercising Rights...............   3.76            3.94
                                                 ------          ------
Pro forma net tangible book value per share
 after Rights Offering..........................          (0.67)          (0.49)
                                                         ------          ------
Dilution to stockholders exercising Rights(2)...         $(2.42)         $(2.24)
                                                         ======          ======

--------

(1) Reflects the issuance of approximately 34,286,000 shares of Class A Common Stock for $60 million of Series A Preferred Stock at an exchange price equal to $1.75 per share at October 31, 1997.
(2) Dilution is determined by subtracting the pro forma negative net tangible book value per share from the Subscription Price paid by an investor for a share of Class A Common Stock in the Rights Offering.

                             THE RECAPITALIZATION

GENERAL

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would restructure its debt and retire all of the outstanding shares of Series A Preferred Stock. The Recapitalization is comprised of two primary elements: (i) the Exchange and
(ii) the Rights Offering. Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and CGE's intent to work with the Company to enhance the Company's participation in the emerging privatization market in the wastewater management industry. See "--Consent Solicitation; Issuance of Class B Common Stock" and "--Other." Certain of the terms of the Recapitalization are summarized below. Such summary is qualified in its entirety by reference to the Recapitalization Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.

BACKGROUND

  In early 1997, management of the Company determined to consider a recapitalization of the Company. On January 28, 1997, the Company retained Lazard Freres & Co. LLC ("Lazard Freres") to explore various strategic alternatives relating to a recapitalization of the Company and a possible disposition of Research-Cottrell. Lazard Freres subsequently proposed a rights offering structure to the Company's management. Shortly thereafter, management of the Company approached CGE with the concept of a rights offering, at which time CGE determined to retain its own legal and financial advisors for purposes of entering into discussions with the Board of Directors of the Company with respect to a recapitalization.

  In a special meeting of the Board of Directors of the Company on June 23, 1997, the Board of Directors decided, in anticipation of entering into discussions with CGE and in accordance with the Investment Agreement, that Ms. Carol Lynn Green and Lieutenant General John W. Morris, the Company's directors not affiliated with CGE, would be appointed as the Special Committee to consider any recapitalization proposal by CGE.

  Shortly thereafter, the Special Committee retained Wasserstein Perella & Co., Inc. ("WP&Co.") as its financial advisor and Fried, Frank, Harris, Shriver & Jacobson ("Fried, Frank") as its special legal counsel, having previously identified and interviewed prospective independent advisors to assist in its assignment.

 The July 10 Proposal

  On July 10, 1997, CGE and its financial advisor, Houlihan, Lokey, Howard & Zukin Capital ("Houlihan Lokey"), and its special legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") met with and presented a recapitalization proposal (the "July 10 Proposal") to the Special Committee (and its advisors), other members of the Company's Board of Directors, the Company's outside legal counsel, Davis Polk & Wardwell, and its financial advisor, Lazard Freres. CGE invited questions or discussions about any aspects of its proposal at any stage of the Special Committee's study of the proposal.

  The July 10 Proposal consisted of an exchange of CGE's Series A Preferred Stock for Class A Common Stock at a conversion price of $1.75 per share with a concurrent rights offering for a new series of convertible preferred stock (the "Convertible Preferred Stock"). Each holder of Class A Common Stock, including CGE, would have received, for every 0.700 share of Class A Common Stock owned, a nontransferable right to acquire one share of Convertible Preferred Stock at a subscription price of $2.00 per share. The Convertible Preferred Stock would have been immediately convertible into the Company's Class A Common Stock on a one-for-one basis at a conversion price of $2.00 per share, with the conversion price subsequently reset two years from the date of issuance based upon the then trading price of the Class A Common Stock, subject to a maximum conversion price of $2.00 per share and a minimum conversion price of $0.50 per share. The Convertible Preferred Stock would have carried a dividend rate of 8% on its par value per share to be paid in kind and would have been mandatorily converted by the Company into Class A Common Stock three years from the date of issuance or upon a change in control of the Company at the conversion price in effect on such date.

  The Rights Offering under the July 10 Proposal would have permitted stockholders (including CGE) exercising their rights to subscribe for additional underlying shares available as a result of the unexercised rights.

  CGE's participation in the July 10 Proposal's rights offering was conditioned upon the Special Committee's approval of (i) the exchange of CGE's Series A Preferred Stock for Class A Common Stock at an exchange price of $1.75 per share, (ii) successful completion of the Consent Solicitation to amend the Indenture governing the Convertible Debentures to eliminate the Change of Control Provision and (iii) an amendment to Section 5.6 of the Investment Agreement to clarify that it shall not apply to CGE's existing investments in OTV-Kruger, Inc., Consumers Water Company, Philadelphia Suburban Corporation and to similar water utility-related investments, acquisitions or activities by CGE or its affiliates.

  Following the July 10, 1997 meeting, WP&Co. conducted financial due diligence and Fried, Frank conducted legal due diligence with respect to the Company on behalf of the Special Committee. During the course of this review, the Special Committee and its advisors met numerous times, both collectively and in working groups, to consider business and financial information collected independently, and from the Company and CGE and their respective advisors, and to analyze the July 10 Proposal and alternatives thereto. During the course of its review in July and August, the Special Committee determined that certain alternatives to the July 10 Proposal, including various break-up scenarios, a Chapter 11 reorganization, an immediate liquidation of the Company upon dissolution, a sale of the Company to a third party, and a CGE debt to equity exchange, alone would have been either undesirable or likely to have been less attractive to the Public stockholders than other alternatives potentially available to them.

  On August 20, 1997, the financial and legal advisors of the Special Committee met with the financial and legal advisors of CGE to discuss the proposed terms of the recapitalization and to present the preliminary views of the Special Committee with respect to the July 10 Proposal. On behalf of the Special Committee, Fried, Frank and WP&Co. communicated the Committee's rejection of the July 10 Proposal on several bases, including the lack of business resolutions to the Company's business problems, concerns over the structure of the July 10 Proposal's rights offering due to such factors as the rights' nontransferability and its pricing, and the combined adverse dilutive effect of the reset mechanism and payment-in-kind provisions on the Public stockholders' share ownership in the Company. The advisors to the Special Committee proposed to the CGE advisors that CGE make a tender offer for the Public stockholders' Class A Common Stock. The CGE advisors expressed doubt concerning CGE's receptivity to this alternative but indicated CGE's willingness to listen to all of the Special Committee's ideas and proposals. The financial advisors to the Special Committee and to CGE agreed that, based upon their respective determinations of the Company's enterprise value, the Class A Common Stock currently had no intrinsic value. The respective advisors agreed that a meeting between the Special Committee and CGE's representative, Mr. Francois Jobard, Charge de Mission a la Direction Financiere of CGE, should be organized.

  The Special Committee and Mr. Jobard agreed to meet on September 3, 1997. On August 29, 1997, and in response to his request, the Special Committee wrote Mr. Jobard, among other things, to identify three objectives for any recapitalization proposal to be acceptable to the Special Committee: (i) the Company must be placed on a financially viable basis, (ii) CGE and the Company must establish a demonstrably effective long-term business strategy for the Company and (iii) Public stockholders must have liquidity in a fair, active and reliable trading market.

  On September 3 and 4, CGE, the Special Committee and their respective advisors met to discuss the July 10 Proposal. The Special Committee stated that the July 10 Proposal was unacceptable, citing among other things, its belief that the terms of the rights offering made it unlikely that Public stockholders would have participated and that the reset and payment-in-kind provisions of any shares of Convertible Preferred Stock acquired by CGE could have had a potentially high dilutive impact on the Public stockholders, and under certain circumstances, could have resulted in Public ownership of the Class A Common Stock of as low as 3.4%. Moreover, the July 10 Proposal provided for the reduction of the Company's debt burden by as much as $180 million with full Public participation in the rights offering or, assuming less than full Public participation, if CGE exercised its oversubscription privilege in the rights offering; however, CGE made no commitment to do so.

  The Special Committee also noted the absence in the July 10 Proposal of any specific business commitment of CGE to the Company, observing that it provided no mechanism for CGE to fund, or assist the Company in funding, future capital expenditures such as those necessary to successfully compete in the privatization of the United States municipal wastewater treatment market (to the extent such a market should emerge) nor did it address CGE's role in assisting the Company to develop new and more effective business strategies.

  In response, the Special Committee instead proposed that CGE consider a two-step acquisition consisting of a cash tender offer followed by a merger pursuant to which CGE would acquire 100% of the Class A Common Stock of the Company. Mr. Jobard, however, informed the Special Committee that CGE believed that in order to successfully accomplish a two-step acquisition, the offer price would have to be close to or above the market price of the Class A Common Stock and that because the market price of the Class A Common Stock was so far above what CGE believed the intrinsic value of the Class A Common Stock to be, a tender offer, in CGE's view, was not financially prudent. Moreover, CGE rejected this approach on the basis that its funds would not have gone toward the Company's capital needs and instead would only have been additive to such needs. While the two parties discussed possible elements of a common understanding affecting the Company's business need for support and improved business strategy, no consensus was reached. Mr. Jobard inquired at what price the Special Committee would consider a cash tender offer. The Special Committee indicated it would consider a cash tender offer proposal from CGE at $3.00 per share. Mr. Jobard rejected any further effort by the Special Committee to pursue a CGE acquisition proposal, but instead requested a counterproposal to be based on a structure similar to that set forth in the July 10 Proposal.

 The September 4 Proposal

  On September 4, 1997, the Special Committee made a proposal to CGE (the "September 4 Proposal") pursuant to which CGE would exchange the Series A Preferred Stock, the Anjou Note and the CGE Note for Class A Common Stock, at a price of $3.35 per share, and the Public would receive warrants as a dividend. Under the September 4 Proposal, the initial Public ownership of Class A Common Stock would have been approximately 18%, with the Public receiving freely transferable warrants exercisable at the price at which CGE would have converted its debt to equity in order to enable the Public over time to increase its ownership to approximately 35% of the Class A Common Stock. In addition, the Special Committee proposed that CGE agree to repurchase shares of Class A Common Stock held by the Public in up to three future "Dutch auction" tender offers in the event the average closing price of the Class A Common Stock fell below a determined threshold preceding any of the first three anniversaries of the recapitalization. The Special Committee also proposed that CGE agree to offer to purchase all outstanding shares of Class A Common Stock held by the Public, at a price to be independently agreed upon at a later date, if the Public's percentage ownership or the market capitalization of the Class A Common Stock held by the Public fell below a determined threshold or certain other events occurred.

  The September 4 Proposal raised certain strategic business issues which the Special Committee explained were important to its conception of fairness. For example, the September 4 Proposal, among other things, called for CGE to commit to provide a substantial amount of project investments, guarantees and other capital support and for CGE to provide management to the Company to enhance the Company's business efforts. The September 4 Proposal also called for CGE to reaffirm the language of Section 5.6 of the Investment Agreement that designates the Company as CGE's exclusive vehicle in the United States with respect to water and wastewater management and air pollution activities. The September 4 Proposal further would have required the Company to conduct a regular stockholder relations program and to promote analyst coverage.

 The September 5 Proposal

  CGE rejected the Special Committee's September 4 Proposal primarily because
(i) the implied price at which CGE would exchange its securities into the Company's Class A Common Stock was in excess of the intrinsic value of such stock, (ii) the proposed warrants were being given to the Public for no consideration, (iii) CGE did not consider it to be an appropriate balance to provide only the Public with downside price protection, and (iv) CGE was not prepared to commit now to the funding of unidentified projects at an unknown time in the future. On September 5, 1997, CGE provided a counterproposal (the "September 5 Proposal") to the Special Committee. Pursuant to the September 5 Proposal, CGE would exchange approximately $105 million of debt of CGE ("CGE Debt"), consisting of the CGE Note and the Anjou Note, into shares of Class A Common Stock at an exchange price of $1.75 per share, and would exchange the remaining approximately $80 million of CGE Debt as well as the $60 million of Series A Preferred Stock into a new series of cumulative redeemable pay-in-kind ("PIK") preferred stock which would pay market rate dividends in kind for an agreed upon period of time and be mandatorily redeemed at an agreed upon date. This proposal, in CGE's view, would have resulted in the Company exchanging its $245 million of cash pay obligations into equity securities with no cash interest or cash dividend payment obligations, and would have resulted in Public stockholders initially having a 20% ownership interest in the Class A Common Stock of the Company. CGE agreed to consider the strategic business points raised in the Special Committee's September 4 Proposal, including CGE's working with the Company to formulate a focused business strategy and implementing a process of making available funding of capital expenditures for the Company's business on a project-by-project basis, if commercially reasonable. The September 5 Proposal left the determination of holding analysts conferences and other such programs to the discretion of the Company's management. Furthermore, if the Company did not obtain the consent of the Convertible Debenture holders to eliminate the Change of Control Provision from the Indenture, the September 5 Proposal called for the Company to satisfy the Change of Control Provision by delivering Class A Common Stock in lieu of cash to the Convertible Debenture holders in accordance with the terms of the Indenture.

 The September 8 Proposal

  The Special Committee rejected CGE's September 5 Proposal in part because the Special Committee believed that it did not adequately resolve problems with the Company's capital structure and would have left Public stockholders with inadequate value after taking into account the financial implications of the $140 million of manditorily redeemable PIK preferred stock. The September 5 Proposal also lacked, in the Special Committee's view, a means by which the Public stockholders could further participate in the Company's future potential, beyond their 20% ownership interest, among other things. In addition, the Special Committee disfavored CGE's approach with respect to the Convertible Debentures because of its potentially dilutive impact on the minority stockholders in the event the Consent Solicitation failed.

  On September 8, 1997, the Special Committee and its advisors suggested another proposal in anticipation of a meeting with CGE and its advisors (the "September 8 Proposal") that modified the exchange provisions of CGE's September 5 Proposal and provided for the issuance of two series of freely transferable warrants. The September 8 Proposal called for the exchange of approximately $91 million of CGE Debt into shares of Class A Common Stock at an exchange price of $2.50 per share and the exchange of approximately $94 million of CGE Debt into shares of a new issue of nonvoting convertible preferred stock (the "Exchange Preferred Stock") at an exchange price of $2.50 per share. The Exchange Preferred Stock would have been convertible into Class A Common Stock in certain circumstances. In addition, CGE would have separately exchanged its Series A Preferred Stock for a new series of redeemable participating preferred stock (the "Participating Preferred Stock") that would have paid market rate cash dividends commencing at such time as the Company achieved an agreed upon level of earnings before taxes excluding extraordinary items for any four consecutive profitable quarters, and which would have been mandatorily redeemed on the tenth anniversary following issuance. Immediately after the exchange and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, CGE would have beneficially owned approximately 83% of the Class A Common Stock.

  In addition to the exchange of the CGE Note, Anjou Note and Series A Preferred Stock, the September 8 Proposal provided that the Company would issue to Public stockholders two series of freely tradable Warrants. The first series of warrants (the "Recap Warrants") would have entitled the Public to purchase 10% of the Class A Common Stock at an exercise price of $2.50 per share and would have expired eighteen months from the date of issuance. The Recap Warrants were intended to enable the Public to fund the recapitalization on a cost basis similar to CGE. Upon exercise of the Recap Warrants and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, the Public would have owned up to approximately 27% of the outstanding shares of Class A Common Stock. The second series of warrants (the "Term Warrants") would have entitled the Public to purchase an additional 8% of the Class A Common Stock at an exercise price representing a premium to the exercise price of the Recap Warrants. The Term Warrants would have expired five years from the date of issuance and were intended to enable the Public to participate in the long-term appreciation potential of the Company and to provide the Company with capital for project and infrastructure development. Upon exercise of the Recap Warrants and Term Warrants and assuming conversion of the Exchange Preferred Stock, the Public would have owned up to approximately 35% of the Class A Common Stock. Proceeds from the exercise of the Recap and Term Warrants would have been retained by the Company to fund working capital requirements and capital expenditures.

  The September 8 Proposal also set forth several strategic business issues. The September 8 Proposal would have required CGE to defer an acquisition of the Company for five years from the date of the recapitalization to provide sufficient time for the recapitalization to succeed. The September 8 Proposal also called for approval of the recapitalization by a majority of the outstanding shares of publicly-held Class A Common Stock in addition to a majority of the outstanding shares of Class A Common Stock and Series A Preferred Stock, and repeated requirements for the establishment of a stockholder relations program and efforts to improve analyst coverage. The September 8 Proposal further called for, among other things, the creation of the Business Planning Committee comprised of three CGE appointed directors and two directors who are independent and unaffiliated with CGE to review business strategies prepared by the Company's senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that would have as their objective increasing stockholder value. Among other things, for example, the Business Planning Committee would have identified areas where CGE's water management expertise and resources and the Company's business could be effectively integrated. The Business Planning Committee would have remained in place through the end of fiscal year 1999.

  The September 8 Proposal also repeated the requirement that CGE reaffirm that the Company be CGE's exclusive North American vehicle for water-related investments, including water utilities, but provided for certain clarifications to the Investment Agreement with respect to CGE investments prior to execution of the Investment Agreement. The September 8 Proposal reiterated CGE's intention of implementing a process of making available funding of capital expenditures entered into in the course of the Company's business through an off-balance sheet vehicle or entity, but would have required that the Company have the right of first investment for any such capital expenditures and the opportunity to co-invest in the equity of all Company related projects otherwise sponsored by CGE, to the extent the Company had the resources necessary to do so, if and when such vehicle was realized.

  CGE rejected the September 8 Proposal, reiterating that it would not accept a proposal which it believed was not supportable on a valuation basis, and provided the Company's Class A Common stockholders with, in its view, zero cost warrants, and required CGE to provide significant financial commitments on the Company's behalf. CGE returned to its September 5 Proposal, pursuant to which it would have converted the CGE Note and Anjou Note into Class A Common Stock at a conversion price of $1.75 per share and exchanged its Series A Preferred Stock for newly issued mandatorily redeemable PIK preferred stock. CGE disagreed with the concept of requiring Public stockholder approval of a recapitalization agreement by a majority of the outstanding shares of publicly-held Class A Common Stock based on its analysis of applicable law. Among other things, CGE expressed a willingness to consider offering two series of warrants to Public stockholders. CGE acknowledged the Special Committee's concern that a funding vehicle not compete with the Company, but expressed concerns that the Special Committee's framework would have deterred third party investors. CGE objected to the Special Committee's position that
Section 5.6 of the Investment Agreement applied to water utilities businesses except for certain pre-existing CGE investments, since such position conflicted, in CGE's view, with the history of the negotiations of the Investment Agreement. CGE reiterated its position that water utility investments were never intended to be encompassed by the Investment Agreement.

 The September 9 Proposal

  On September 9, 1997, the Special Committee suggested a compromise proposal (the "September 9 Proposal") pursuant to which CGE would have exchanged the CGE Note and the Anjou Note for Class A Common Stock at an exchange price of $2.25 per share. The exchange under the September 9 Proposal was conditioned on receiving the Requisite Consents to amend the Indenture. In the event the Consent Solicitation was unsuccessful, the Special Committee called for the exchange of the CGE Note and the Anjou Note to be handled in the same manner as in its September 8 Proposal. Under the September 9 Proposal, the Series A Preferred Stock would have been exchanged for a new series of preferred stock that would have been noncumulative participating preferred stock for three years and thereafter would have been cumulative preferred stock with a cash dividend. The September 9 Proposal also provided that Public stockholders would receive two series of warrants, entitling them to purchase shares of Class A Common Stock at a premium to the above- referenced exchange price, such that after full exercise of the warrants by the Public, the Public would own 35% of the Class A Common Stock. The Special Committee also sought protection against a short-form merger of the Company with or into CGE or an affiliate for a period of five years following the recapitalization; agreed to study further the vote requirements that should apply with respect to the Company's stockholders; repeated requirements for establishment of a policy requiring the Company to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program; reiterated the establishment of the Business Planning Committee; and detailed further how a funding vehicle would not compete with the Company. The Special Committee also undertook to study further the background of Section 5.6 of the Investment Agreement.

 The September 10 Proposal

  On September 10, 1997, CGE rejected the September 9 Proposal and made a revised proposal to the Special Committee (the "September 10 Proposal"). The September 10 Proposal provided that CGE would exchange the Anjou Note and the CGE Note for Class A Common Stock at an exchange price of $2.00 per share and would exchange the Series A Preferred Stock into shares of newly issued PIK preferred stock which, for the first five years, would have paid dividends at the rate of 7% in cash or 9% in kind at the Company's option and after five years, would have paid 7% dividends in cash. CGE's proposal also provided for the issuance of two series of warrants to the Public stockholders: (i) warrants entitling the holders to acquire seven million shares of Class A Common Stock at an exercise price of $2.75 per share and expiring two years from the date of issuance and (ii) warrants entitling holders to acquire seven million shares of Class A Common Stock at an exercise price of $4.00 per share and expiring five years from the date of issuance. The exercise price of the warrants implied a 17% annual rate of accretion. Assuming full exercise of the warrants by the Public, Public ownership in the Company would have increased to approximately 23%.

  In addition, under the terms of the September 10 Proposal, CGE reiterated its willingness to explore a process of making available funding of capital expenditures for the Company's business through an off-balance sheet vehicle or entity on a project-by-project basis if commercially reasonable but remained resistant to any firm commitment to set dollar amounts or specific terms of a capital funding program. CGE required that the recapitalization be contingent upon the resolution of interpretive issues with respect to Section
5.6 of the Investment Agreement through either a non-compete agreement (based on the Company's existing business) or an amendment to Section 5.6 of the Investment Agreement to make clear its inapplicability, in CGE's view, to water utility businesses and to certain businesses in which CGE had pre-1994 investments. CGE further offered to agree not to conduct a short-form merger of the Company prior to the eighteen-month anniversary of a recapitalization without the prior consent of the Company's Independent Directors (as defined in the Investment Agreement). CGE rejected the idea of requiring Public stockholder approval of a recapitalization agreement by a majority of the outstanding shares of publicly-held Class A Common Stock.

 The September 12 Proposal

  On September 12, 1997, the Special Committee responded to CGE's September 10 Proposal by reiterating its offer to exchange the CGE Note and the Anjou Note for a combination of Class A Common Stock and newly issued preferred stock at an exchange price of $2.25 per share and to issue to Public stockholders two series of warrants to acquire shares of Class A Common Stock (the "September 12 Proposal"). The preferred stock issuable upon exchange of the CGE Note and the Anjou Note under the September 12 Proposal contained the same features as the Exchange Preferred Stock issuable upon the exchange of the CGE Note and Anjou Note under the September 8 Proposal.

  The September 12 Proposal further provided for the exchange of CGE's Series A Preferred Stock into shares of newly issued noncumulative preferred stock (the "New Preferred Stock") that would have paid 7% cash dividends or 9% dividends in-kind, at the option of the Company. The New Preferred Stock was exchangeable, at the option of the Company, into subordinated debt of the Company, provided that a certain financial ratio was satisfied.

  The September 12 Proposal further called for Public stockholders to receive two series of freely tradable warrants to acquire shares of Class A Common Stock. The warrants to be issued under the September 12 Proposal contained similar expiration terms as the warrants to be issued under the September 9 Proposal of the Special Committee. The first series of warrants (the "Recap Warrants") would have entitled the Public to purchase 11.35 million shares of Class A Common Stock at an exercise price of $2.72 per share and would have expired two years from the date of issuance. The second series of warrants (the "Market Warrants") would have entitled the Public to purchase 11.35 million shares of Class A Common Stock at an exercise price of $3.62 per share, provided that the exercise price of the Market Warrants would be adjusted downward by the aggregate amount of dividends received by CGE on the New Preferred Stock through the third anniversary of issuance, and would have expired five years from the date of issuance. Recap Warrants not exercised prior to their expiration would have automatically converted into an equivalent amount of additional Market Warrants. Upon exercise of the Recap Warrants and Market Warrants and assuming conversion of the Exchange Preferred Stock into Class A Common Stock, the Public would have owned up to approximately 30% of the outstanding Class A Common Stock of the Company. Proceeds from the exercise of the Recap Warrants and Market Warrants would have been retained by the Company to fund working capital requirements and capital expenditures.

  The September 12 Proposal further required CGE, Company management and the Special Committee to commence negotiations, within fifteen days of agreement on the terms of the recapitalization, on a process whereby CGE would make available guarantees and funding of capital expenditures enabling the Company, on an exclusive basis and through one or more off-balance sheet vehicles or entities on a project-by-project basis, to bid on and obtain management and other project related contracts. The September 12 Proposal further required that by the closing of the recapitalization, CGE and the Company would agree on the terms of such funding process which would remain in place for a period of five years following the date of the recapitalization.

  The September 12 Proposal also contemplated the amendment of Section 5.6 of the Investment Agreement (i) to provide that the exclusivity clause would not apply to privately-owned (versus government or non-profit majority owned or operated) drinking water activities or investments, including Philadelphia Suburban and Consumers Water, (ii) to clarify that the exclusivity clause would cover all other CGE North American air and water business activities and/or other investments, and (iii) to indicate that CGE and its affiliates would not compete with the Company (including through its investment in OTV-Kruger) except with respect to privately-owned drinking water activities or investments. The amendment of Section 5.6 of the Investment Agreement was conditioned upon (i) the Special Committee's confirmation that it (a) would not have been inconsistent with the intent of the parties to the Investment Agreement and (b) would not have represented a competitive conflict with the Company based upon its current business plans, and (ii) the Special Committee's satisfaction with the terms of the off-balance sheet and/or other funding process to be established.

  With respect to other strategic issues, the September 12 Proposal required that CGE agree not to acquire the Company through a short-form merger through the fifth anniversary of the recapitalization, repeated the language of earlier proposals for a policy under which the Company would hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program and continued to call for the creation of a Business Planning Committee as provided in the September 8 Proposal. Under the September 12 Proposal, the Special Committee further withdrew its earlier proposal to require approval of the recapitalization by a majority of the outstanding shares of the publicly-held Class A Common Stock, contemplating instead stockholder consent (without a meeting) under the standard Delaware statutory vote to increase the authorized number of shares of the Common Stock of the Company.

 The Form 10-Q for the Quarter Ended July 31, 1997

  On September 15, 1997, the Company filed with the Commission its Form 10-Q for the quarter ended July 31, 1997 (the "10-Q"). Among other things, the 10-Q addressed the Company's deteriorating operating results; the establishment of the Special Committee and the fact that discussions were being held regarding a range of possible debt restructuring or other recapitalization alternatives but that an agreement had not yet been reached; the delisting of the Company's Convertible Debentures from the Nasdaq SmallCap Market; the possible need to obtain an amendment of the Bank Credit Facility (or other long-term debt or other obligations) or waivers in the event that the Company was in violation of covenants under the Bank Credit Facility at October 31, 1997, and the expectation that the Lending Banks would request additional credit support from CGE and certain other changes to the Bank Credit Facility as a condition to a waiver, which support CGE was not prepared to provide pending the outcome of its discussions with the Special Committee; and the notification from USF&G that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, unless it received certain indemnification from CGE or Anjou, which indemnification CGE was not prepared to provide pending the outcome of its discussions with the Special Committee. The 10-Q also stated the possibility of a material adverse effect on the business prospects and financial condition of the Company in the event the Company was unsuccessful in reaching an agreement on the terms of a possible debt restructuring or other recapitalization transaction or satisfactory arrangements with the Lending Banks or USF&G. On September 16, 1997, the AMEX temporarily suspended trading on that day of the Company's Class A Common Stock pending review of the Company's earnings release. The closing price of the Company's Class A Common Stock dropped from $3.125 on September 15, 1997 to $1.438 on September 17, 1997.

  During the week of September 15, 1997, the Special Committee and its advisors received additional information on the status of negotiations among the Company, CGE and representatives of the Lending Banks and USF&G. CGE and the Special Committee and its advisors also were apprised of the status of certain of the Company's management contracts with its customers and potential adverse impact of the Company's business prospects and financial condition, as disclosed in the 10-Q, on the continuation of such contracts.

 The September 18 Proposal

  On September 17, 1997, Mr. Jobard sent a letter to the Special Committee summarizing the position of CGE on the recapitalization negotiations to date and underscoring CGE's desire to complete discussions expeditiously. On September 18, the Special Committee responded to Mr. Jobard's letter and stated that it too was looking forward to resuming discussions. Mr. Jobard and the Special Committee met that night at dinner to confirm this mutual objective and review the history of the negotiations.

  On September 18, 1997, CGE sent a new proposal to the Special Committee (the "September 18 Proposal") which reintroducted the concept of a rights offering. Under the September 18 Proposal, following the exchange by CGE of $60 million of Series A Preferred Stock for Class A Common Stock, each holder of Class A Common Stock would have received for every 0.5525 share of Class A Common Stock a transferable right to acquire one share of Class A Common Stock at a subscription price of $1.75 per share. The September 18 Proposal also included an oversubscription privilege which would have allowed all stockholders exercising rights in the rights offering to subscribe for additional underlying shares of Class A Common Stock available as a result of unexercised rights, if any. Assuming full participation of all holders of Class A Common Stock in the rights offering, the gross proceeds to the Company from the rights offering would have been approximately $210 million.

  Under the September 18 Proposal, CGE would have agreed to exercise its oversubscription privilege in the rights offering to the extent required to result in total proceeds available to repay the CGE Note and the Anjou

Note in the case that the Public invested less than $24 million, and in the case that the Public invested $24 million or more, to the extent of $185 million less the amount invested by the Public over $24 million up to the point the Public had invested $34 million. The first $24 million of proceeds from the Public and all proceeds from the exercise of CGE's rights would have been used to repay the CGE Note and the Anjou Note, with all additional proceeds, if any, being used by the Company for general corporate purposes.

  The September 18 Proposal provided that CGE's offer to participate in the rights offering was conditioned on the Special Committee's approval of: (i) a separate exchange offer whereby CGE would exchange its $60 million of Series A Preferred Stock for Class A Common Stock at an exchange price of $1.75 per share, which newly issued shares of Class A Common Stock would be eligible to participate in the rights offering, (ii) successful completion of the Consent Solicitation to amend the Indenture governing the Convertible Debentures to delete the Change of Control Provision, and (iii) an amendment to Section 5.6 of the Investment Agreement to clarify that it shall not apply to CGE's existing investments in OTV-Kruger, Inc., Consumers Water Company and Philadelphia Suburban Corporation and to any similar water utility-related investments, acquisitions or activities by CGE or its affiliates. The September 18 Proposal also provided that if the Requisite Consents were not obtained in the Consent Solicitation, CGE would have received in the exchange of its Series A Preferred Stock the number of shares of a new class of nonvoting common stock required to limit its voting control of the Company to 74.0%. Other than voting rights, the rights and privileges of the nonvoting common stock would have been identical to the Class A Common Stock and would have automatically converted into Class A Common Stock upon expiration of the Change of Control Provision.

  With respect to strategic issues, the September 18 Proposal adopted prior Special Committee proposals for a Business Planning Committee and a policy under which the Company would hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program. The September 18 Proposal, in addition, provided that following the recapitalization, CGE would assess various methods of funding capital expenditures on a project-by-project basis and would give the Company the opportunity to co-invest in the equity of such projects to the extent the Company had the resources necessary to do so. CGE further would have agreed not to acquire the Company through a short-form merger without the approval of the Independent Directors of the Company through the eighteen-month anniversary of the recapitalization.

  On September 19 and 20, the Special Committee and its advisors and CGE and its advisors continued negotiations. On September 19, the Special Committee objected, among other things, to the pricing of the rights offering, the use of Public stockholders' proceeds raised, if any, from the rights offering being first used to pay down the Company's indebtedness to CGE and Anjou, and the shortness of the period during which Public stockholders would not have been subject to a short form merger transaction.

  On September 19, 1997, the Special Committee suggested that the terms of the rights offering provide, among other things, that if Public stockholders did not exercise at least 50% of their rights in the rights offering, the Public stockholders' unexercised rights would "roll over" into a deferred transferable right which, among other terms, could be extended for a period of three years. The Special Committee, moreover, suggested a discount mechanism for the rights offering and different pricing of CGE's exchange of its Series A Preferred Stock. The Special Committee and CGE continued to discuss Section
5.6 of the Investment Agreement.

  CGE rejected the deferred rights mechanism and instead proposed that Public stockholders exercising their rights in the rights offering receive a share of a fixed pool of warrants, such warrants entitling the holders to acquire additional shares of Class A Common Stock. Pursuant to its proposal, CGE reaffirmed its proposed subscription price in the rights offering, and its proposed exchange price for its Series A Preferred Stock, of $1.75 per share. CGE also suggested that the first $10 million of any Public proceeds raised by the rights offering be retained by the Company, with any additional Public proceeds then being used to pay down the CGE Note and Anjou Note. CGE also offered to extend to a period of up to two and one-half years, the period during which it agreed not to acquire the Company through a short-form merger without approval of the Independent Directors of the Company.

  On September 20, 1997, the Special Committee rejected CGE's proposed warrant structure and expressed a willingness to consider a rights offering with a minimum subscription price of $1.75, or an 18% discount from the market price of the Class A Common Stock, whichever was higher, with the additional requirement that CGE exchange its Series A Preferred Stock at an exchange price equal to the subscription price and agree to subscribe, if necessary, for unexercised rights sufficient to pay down the CGE Note and the Anjou Note. The Special Committee also suggested a restructuring of the pool of warrants to be issued to Public stockholders, including, among other things, the ratable issuance of up to 10,000,000 warrants with an exercise price of $2.49. The exercise price of the warrants was based on a 12.5% annual rate of accretion. The Special Committee and CGE continued to discuss other terms, including the use of Public proceeds, if any, raised from the rights offering and limitations on CGE's ability to acquire the Company through a short-form merger within a specified time period to be determined.

  CGE accepted the Special Committee's warrant formulation and sought a ceiling price of $2.50 for the subscription price in the rights offering. CGE also indicated a willingness to limit its ability to dilute the Public stockholders by setting a cap on its own subscription rights at $185 million in the rights offering. After additional meetings and discussions, the parties reached an oral agreement in principle on the terms of the Recapitalization. From September 21 to 24, CGE and the Special Committee (and their respective advisors) negotiated the written terms of the Recapitalization Agreement.

 The Recapitalization Agreement

  In the afternoon of September 24, 1997, the Special Committee (i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders (other than CGE and its subsidiaries) and (ii) resolved to approve and recommend the Recapitalization Agreement and the transactions contemplated thereby to the Board of Directors of the Company, having taken into account, among other things, the written opinion of WP&Co. to the effect that as of such date, and based upon and subject to the assumptions and limitations set forth therein, the financial terms of the Recapitalization Transactions (as defined in the opinion) taken as a whole were fair to the holders of the Class A Common Stock (other than CGE and its subsidiaries) from a financial point of view. Later that same day, the Special Committee met with the Board of Directors of the Company. Following the report of the Special Committee, the Board of Directors of the Company unanimously
(i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders and (ii) resolved to approve and adopt the Recapitalization and the transactions contemplated thereby subject to the terms and conditions thereof.

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement. The Company and CGE issued a joint press release announcing that they had entered into a definitive agreement with respect to the recapitalization of the Company. On September 25, 1997, the Company issued a press release supplementing the press release of September 24, 1997, for the purpose of clarifying the effect of an amendment to the Indenture to eliminate the Change of Control Provision.

  The Company, CGE and Anjou entered into an amendment, dated as of January 26, 1998, to the Recapitalization Agreement (the "Recapitalization Agreement Amendment") to implement certain technical amendments thereto, including, among other things, to provide for registration of the Warrants Shares.

REASONS FOR THE RECAPITALIZATION

 Special Committee

  The Special Committee met with its financial and legal advisors on 18 different occasions from July 10, 1997 to September 24, 1997 to review the July 10 Proposal, evaluate the Company and its financial and business condition and its prospects, consider alternatives presented by its financial and legal advisors and respond to alternative CGE proposals. CGE and the Special Committee met on five different occasions during this time period and its respective advisors had discussions in addition to these occasions. In considering and evaluating recapitalization proposals, the Special Committee considered a number of factors in reaching its decision. It did not quantify, rank or otherwise assign relative weights to the factors discussed below.

  The Special Committee considered the business, results of operations, financial condition, assets, liabilities, business strategy and prospects for the Company. The members of the Committee were generally familiar in respect of such matters and further informed themselves in the course of their evaluation. Among other things, the Special Committee considered the financial analysis of its financial advisor, WP&Co., and its view that the common equity of the Company lacked any intrinsic value at this time, the disappointing historical operations and financial performance of the Company, the current condition of the business, including the highly leveraged nature of its balance sheet, the content and relative reliability of internal projections, management tenure at the operating levels, the potential impact of the DOJ Investigation of certain matters related to PSG, the status and prospects for Research-Cottrell, the Company's standing with the Lending Banks and USF&G, the Company's overall liquidity, and the impact of such matters on the Company's ability to meet its customer's expectations and needs for current and future contracts.

  In reaching its decision, the Special Committee took into account the opinion of WP&Co. which was delivered on September 24, 1997. WP&Co. advised the Special Committee, subject to the assumptions and limitations described in its opinion (including the limitation that WP&Co. is not opining as to any individual term of the Recapitalization Agreement), that the financial terms of the Recapitalization Agreement, taken as a whole, are fair from a financial point of view to the Public stockholders. A copy of the opinion of WP&Co. is attached as Annex A to this Prospectus. Such opinion should be read in its entirety for a description of the opinion expressed, procedures followed, matters considered and limitations of review undertaken in connection with such opinion. The Special Committee considered such opinion and the presentation made by WP&Co. on September 24, 1997 to support its decision as well as the multiple alternatives considered and rejected by WP&Co. and the Special Committee. The WP&Co. Opinion (as defined hereinafter), which was delivered on September 24, 1997, did not address the Recapitalization Agreement Amendment which was entered into on January 26, 1998.

  The Recapitalization Agreement, in the Special Committee's view, was reached after long, difficult and active negotiations. As discussed above, the Special Committee sought to meet three general principles: (i) to place the Company on a financially viable basis, (ii) to establish a demonstrably effective long-term business strategy for the Company, and (iii) to provide liquidity for the Public stockholders in a fair, active and reliable trading market. In its view, it achieved these principles in an arm's-length independent manner with the advice of its independent financial and legal advisors by approving a program that would successfully deleverage the Company's balance sheet, create a structure to implement an effective business strategy, minimize the dilutive effects to the Public stockholders of a necessary recapitalization and maximize the Public stockholders' ability to participate in the Company's progress free of the threat of an unfair short-form merger during the next three years, among other elements of the Recapitalization Agreement.

  In this regard, the Special Committee believes that the following factors are reasons in support of the Recapitalization:

    (i) Through the elimination of $185 million in debt and the Series A Preferred Stock, the Recapitalization Agreement substantially reduces the Company's interest and dividend requirements and enhances the Company's ability to fund its working capital requirements, capital expenditures and other corporate needs.

    (ii) The Recapitalization Agreement calls for CGE to support the Company's surety bond relationship with USF&G through consummation of the Recapitalization. This step permits the Company to continue to do business in the ordinary course.

    (iii) The execution of the Recapitalization Agreement and its closing should permit the Company to resume normal commercial banking relationships.

    (iv) The Recapitalization Agreement offers less dilution to the Public stockholders in its worst case (10.7% Public stockholder ownership) than the worst case arising under the July 10 Proposal (3.4% Public stockholder ownership with the reset mechanism) and is not materially different than the July 10 Proposal without the reset mechanism in a worst case (11.4% Public stockholder ownership).

    (v) Taking into account the Warrants issuable to Public stockholders in the Rights Offering, and assuming full Public stockholder participation in the Rights Offering, the Recapitalization offers more Public stockholder ownership potential--31.4% (assuming a Subscription Price of $1.75) or 37.3% (assuming a Subscription Price of $2.50)--than the Public stockholders would have had under the July 10 Proposal (27.8%).

    (vi) The Rights Offering provides the Public stockholders value in the form of transferable Rights that may be resold in lieu of exercise by the receiving Public stockholder. This factor assumes that the Rights will have value.

    (vii) The commitment by the Company and CGE to a timely and coordinated roadshow enhances the ability of Public stockholders and other potential investors to make informed judgments on whether and how to participate in the Rights Offering. No such commitment was made in the July 10 Proposal.

    (viii) Through the Warrants (which are received by a subscribing Public stockholder in the Rights Offering), the stockholder is able to defer a further investment in the Company until the stockholder has seen substantial evidence of the Company's progress of recovery. The Warrants are available to subscribing Public stockholders and not to CGE. Because the warrants are transferable, the warrants should have value even if not exercised by the holder thereof.

    (ix) The Recapitalization does not contemplate the triggering of the Change of Control Provision set forth in the Indenture.

    (x) The stated commitment of CGE to work with the Company in developing further sources of capital for the Company is an important statement of assurance to the Company's Public stockholders, customers, creditors, and employees.

    (xi) CGE's agreement not to effect a short-form merger under applicable Delaware law for three years without the approval of a majority of the Independent Directors of the Company (as defined in the Investment Agreement) protects the Public stockholders' ability to benefit from the Company's recovery in such time period.

    (xii) The newly created Business Planning Committee is an appropriate means to refine and implement a demonstrably effective business strategy and to identify areas where CGE's water management expertise and resources and the Company's business could be effectively integrated with those of the Company.

    (xiii) The Recapitalization Agreement requires the Company to take steps designed to obtain better financial market coverage of its affairs and to take other steps aimed at improving the investment community's understanding of the Company and thus to improve the quality of the trading market in the Common Stock.

    (xiv) If the Public stockholders invest in the Rights Offering, up to $25 million of such investments will be used by the Company in its business and will not be used to repay the Company's debt obligations to CGE and its affiliates. Under the July 10 Proposal if all Rights were exercised, the maximum amount of proceeds which would remain in the Company would have been $10 million.

    (xv) Upon consummation of the Recapitalization, the Class A Common Stock is expected to have intrinsic value which is higher generally, the Special Committee believes, than the range of intrinsic values implied in the July 10 Proposal.

    (xvi) The Recapitalization permits Public stockholders to realize value for their shares which, the Special Committee believes, would have been unavailable or lower in a Chapter 11 reorganization, liquidation or certain other transactions involving the Company and third parties.

 Company Board

  On September 24, 1997, the Board of Directors of the Company unanimously (i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders, and (ii) resolved to approve and adopt the Recapitalization Agreement and the transactions contemplated thereby subject to the terms and conditions thereof. In reaching such determinations, the Board of Directors of the Company considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of WP&Co., that subject to the assumptions and limitations described in its opinion (including the limitation that WP&Co. is not opining as to any individual term of the Recapitalization Agreement), that the financial terms of the Recapitalization Transactions (as defined in the opinion) taken as a whole are fair from a financial point of view to the Public stockholders, (iii) the fact that the terms and conditions of the Recapitalization Agreement were the result of arm's-length negotiations between the Special Committee and CGE and (iv) the financial position of the Company as disclosed in the 10-Q.

  The members of the Board of Directors of the Company, including the members of the Special Committee, evaluated the Recapitalization in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Board of Directors of the Company and the Special Committee considered in connection with their evaluation of the Recapitalization, the Board of Directors of the Company did not find it practicable to assign relative weights to the foregoing factors, and accordingly, the Board of Directors of the Company did not do so.

  The Board of Directors of the Company, including the members of the Special Committee, believes that the Recapitalization is procedurally fair because, among other things: (i) the Special Committee consisted of Independent Directors appointed to represent the interests of the stockholders other than CGE; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained WP&Co. as its independent financial advisor to assist it in evaluating a proposed recapitalization and received advice from WP&Co.; (iv) the deliberations pursuant to which the Special Committee evaluated the proposed recapitalization and alternatives thereto were procedurally fair; and (v) the terms and conditions of the Recapitalization Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of CGE on the other.

ROLE OF FINANCIAL ADVISOR

  In connection with the review of the Recapitalization, the Special Committee retained an independent financial advisor to assist it in its consideration of valuation, financial and other matters relating to the transactions contemplated by the Recapitalization Agreement. In this regard, the Special Committee retained WP&Co. as its financial advisor, and WP&Co. has acted exclusively in such capacity and is not, among other things, acting as underwriter for or otherwise participating in the distribution of the securities being offered hereby.

  Prior to the establishment of the Special Committee to review CGE's recapitalization proposal, the Company had engaged Lazard Freres in January 1997 to develop a preliminary recapitalization plan and to assess the possibility of de-emphasizing the Research-Cottrell business segment and redeploying capital to the PSG and Metcalf & Eddy segments. The Special Committee retained WP&Co. in July 1997 to assist the Special Committee in its review of the recapitalization proposal presented by CGE to the Company. During the course of the assignment, WP&Co. conducted business and financial due diligence with respect to the Company and CGE's initial recapitalization proposal of July 10, 1997. During that time, WP&Co. interviewed corporate executives of the Company, management of the Company's operating subsidiaries, and met with the Company's financial advisor, Lazard Freres. WP&Co. also held meetings with CGE's financial advisor, Houlihan Lokey, in an effort to understand the purposes, operation and implications of CGE's recapitalization proposals. WP&Co.'s analysis has taken into consideration, among other things, financial information provided by the Company and others; several alternative business plans with accompanying financial projections provided by management; independent financial and business information compiled by WP&Co.; and responses to WP&Co.'s questions with respect to the Company and the objectives the Special Committee sought to achieve in a recapitalization.

  In approving the Recapitalization Agreement for consideration by the Board of Directors of the Company after determining that the Recapitalization Agreement was desirable and in the best interests of the Company and its Public stockholders, the Special Committee considered the views and the written opinion of WP&Co., dated September 24, 1997 (the "WP&Co. Opinion"), described below.

 Opinion of Wasserstein Perella & Co., Inc.

  The Special Committee retained WP&Co. to assist in evaluating the terms of and responding to a recapitalization proposal from CGE. WP&Co. was not authorized to and did not (i) solicit bids or conduct an auction for the sale of the Company or (ii) solicit alternative proposals to the Recapitalization from any person other than CGE. The WP&Co. Opinion does not address the Company's or the Special Committee's underlying business decision to effect the Recapitalization nor does it address the fairness of any individual term of the Recapitalization Agreement. In addition, WP&Co. expresses no opinion as to the price at which the shares of Class A Common Stock, the Rights or the Warrants will actually trade at any time or as to the fairness to any stockholder or the Company of the Subscription Price or the Warrant Exercise Price. The WP&Co. Opinion does not constitute a recommendation that any stockholder should exercise its Rights or Warrants and should not be relied upon by any holder as such or as to the manner in which any stockholder should vote with respect to the Recapitalization. The terms of the Recapitalization Agreement were determined in arm's length negotiations between CGE and the Special Committee in which negotiations the Special Committee was advised by WP&Co. No restrictions or limitations were imposed upon WP&Co. with respect to the investigations made or procedures followed by WP&Co. in rendering its opinion. Finally, the WP&Co. Opinion, which was delivered on September 24, 1997, did not consider, and therefore expresses no opinion on, the transactions contemplated by the Recapitalization Agreement Amendment which was entered into on January 26, 1998.

  A copy of the WP&Co. Opinion is attached as Annex A to this Prospectus. Stockholders are urged to read the WP&Co. Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by WP&Co. in rendering its opinion. References to the WP&Co. Opinion herein and the summary of the WP&Co. Opinion set forth below are qualified by reference to the full text of the WP&Co. Opinion, which is incorporated herein by reference.

  As discussed above, on July 10, 1997, the Special Committee, its legal advisors and WP&Co. met with, among other persons, CGE and its financial and legal advisors to receive CGE's July 10 Proposal. Thereafter, both upon concluding its initial due diligence of the financial and business condition of the Company and during the course of its representation of the Special Committee, WP&Co. held meetings (in person or by telephone) with the Special Committee and its legal counsel, and with CGE's various advisors on numerous occasions.

  On August 8, 1997, after concluding initial due diligence, WP&Co. provided to the Special Committee an initial summary overview of the financial and business condition of the Company and of the initial CGE recapitalization proposal of July 10, 1997, in comparison to various other alternatives available to the Company. WP&Co. continued to perform due diligence after this date. On August 20, 1997, WP&Co. and the Special Committee's legal counsel met with CGE's financial and legal advisors to discuss preliminary reactions to CGE's July 10 proposal. Subsequently, the Special Committee and its advisors, including WP&Co., met with CGE and its advisors regarding recapitalization discussions on five occasions and held numerous other telephonic discussions in various working group combinations to continue recapitalization discussions.

  On September 24, 1997, WP&Co. made its final presentation to the Special Committee with respect to the Recapitalization Agreement that had been negotiated between CGE and the Special Committee, which presentation was accompanied by delivery of its written opinion dated the same date, to the effect that, as of such date, and based upon and subject to the assumptions and limitations set forth in such opinion, the financial terms of the "Recapitalization Transactions," taken as a whole, are fair from a financial point of view to the holders of the Class A Common Stock (other than CGE and its affiliates). The Recapitalization Transactions are defined in the WP&Co. Opinion to include (i) the Exchange, (ii) the declaration of a dividend by the Company on the Record Date to all holders of Common Stock of transferable Rights entitling the holders to purchase at the Subscription Price in the aggregate such number of shares of Common Stock which, when multiplied by the Subscription Price will equal $210,000,000 in gross proceeds, with each Right being exercisable at the Subscription Price for one share of Common Stock and, in the case of each stockholder other than CGE and its subsidiaries, a number of Warrants referred to in clause (iii), (iii) the issuance to each person other than CGE and its subsidiaries that exercises a Right of a number of Warrants equal to such person's pro rata portion of the Warrant Pool, (iv) the Conditional CGE Subscription, and (v) the use of proceeds from the Rights Offering to repay $185,000,000 aggregate principal amount of indebtedness owed to CGE and its affiliates, other than the first $25,000,000 of gross proceeds received from holders of Rights in the Rights Offering (other than CGE and its subsidiaries) which are to be retained by the Company for general corporate purposes. Following WP&Co.'s September 24, 1997 presentation, the Special Committee and the Company's Board of Directors separately authorized the Recapitalization Agreement on that same date.

  WP&Co.'s September 24 presentation to the Special Committee included a summary and analysis of the Recapitalization Agreement, a comparison of the Recapitalization Agreement to the July 10 Proposal, various financial analyses of the Company, an analysis of the business of the Company and a discussion of general developments in the industries in which the Company is involved. A summary of certain of the analyses performed by WP&Co. is set forth below under "Summary and Analysis of the Recapitalization Proposal."

  In arriving at its opinion, WP&Co. reviewed, among other things, (i) drafts of the Recapitalization Agreement, (ii) certain publicly available business and financial information with respect to the Company, including publicly available consolidated financial statements of the Company for recent years and interim periods that were available as of the date of the WP&Co. Opinion,
(iii) certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided by or on behalf of the management of the Company to WP&Co. for purposes of its analysis and (iv) certain financial and stock market data relating to the Company. WP&Co. then compared such data with similar data for certain other companies, the securities of which are publicly traded, that WP&Co. believed to be relevant or comparable in certain respects to the Company or one or more of its businesses or assets. In evaluating the Company's financial condition and prospects, WP&Co. considered, among other things, limitations placed by the Company's banks on its ability to borrow amounts otherwise available under its banking facilities and the necessity of seeking waivers in order to avoid an event of default under such facilities, the expected suspension of certain USF&G bonding arrangements as of September 30, 1997, the pending DOJ Investigation with regard to certain activities of PSG, the involuntary cessation of quotation of the Company's Convertible Debentures on the Nasdaq SmallCap Market and the notification by AMEX that the Company no longer meets certain requirements for its Class A Common Stock to be listed on AMEX. WP&Co. also considered the implications of the Company's capital structure to bidding for contracts being awarded by municipalities and other entities.

  WP&Co. met with management of the Company to review and discuss, among other matters, the Company's business, operations, assets, financial condition and future prospects as well as its financial difficulties, liquidity constraints, difficulty in funding operations in the ordinary course and certain contingent liabilities identified in the Company's public filings. In addition, WP&Co. performed such studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of arriving at and preparing the WP&Co. Opinion.

  In rendering its opinion, WP&Co. relied upon and assumed the accuracy and completeness of, without independent verification, all of the financial and other information that was available to it from public sources or that was provided to it by the Company or its representatives. WP&Co. relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it and WP&Co. assumes that such projections, forecasts and analyses (as such were modified by management of the Company in the course of WP&Co.'s assignment) were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. WP&Co. expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, WP&Co. did not, and was not requested to, review any of the books and records of the Company, or conduct a physical inspection of the properties or facilities of the Company, or make or obtain an independent valuation or appraisal of the assets or liabilities of the Company, and WP&Co. was not provided with any such independent valuation or appraisal.

  In arriving at its opinion, WP&Co. assumed that the final form of the Recapitalization Agreement document would not differ in any material respect from the drafts provided to it and that the Recapitalization Transactions would be consummated on the terms set forth or provided for in the Recapitalization Agreement, without material waiver or modification. In addition, WP&Co. assumed that the terms of the definitive agreement evidencing the Warrants will reflect the terms of the Warrants as set forth on Exhibit A to the Recapitalization Agreement, but noted that WP&Co. had not been provided with any drafts of such definitive agreement. Furthermore, WP&Co. assumed that, prior to completing the Rights Offering, the Company would adopt an amendment to its Restated Certificate of Incorporation in the form of Exhibit B to the Recapitalization Agreement.

  The WP&Co. Opinion is based on economic and market conditions and other circumstances as they existed and were evaluated by WP&Co. as of the date of the WP&Co. Opinion. WP&Co. has no duty or obligation to advise the Company or any other person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion. WP&Co.'s valuation analyses of the Company necessarily required it to make a broad range of subjective judgments as to appropriate comparable companies and recapitalizations and appropriate multiples of various selected financial data and appropriate discount rates. WP&Co. relied upon its experience in valuing companies to select data that enabled WP&Co. to perform the valuation analyses necessary to permit it to arrive at its opinion.

 Summary and Analysis of the Recapitalization

  At the September 24, 1997 meeting of the Special Committee, WP&Co. presented its analysis of the material terms of the Recapitalization. In addition, WP&Co. reviewed with the Special Committee certain financial, business and historical stock market information with respect to the Company, and the procedures used in arriving at, and the analyses underlying, the WP&Co. Opinion. The summary set forth below does not purport to be a complete description of the analyses relating to the WP&Co. Opinion. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Stockholders are urged to review WP&Co.'s written opinion in its entirety.

 Summary Implied Valuation of the Company

  WP&Co. performed the following valuation analyses of the Company, as more fully described below, in order to determine a range of values for the Company before giving effect to the Recapitalization. WP&Co.'s valuation analyses included a value for Research-Cottrell of between $30 million and $45 million which was provided to WP&Co. by Lazard Freres, which has been engaged by the Company to assist in exploring various strategic alternatives for Research-Cottrell including a possible disposition of the Research-Cottrell business, based upon preliminary expressions of interest proposed by potential acquirors of Research-Cottrell (although there can be no assurances that Research-Cottrell will be sold for an amount within such range). These valuation analyses demonstrated a range of values for the Company, before giving effect to the Recapitalization, of between $207 million and $325 million and indicated that before giving effect to the Recapitalization the Company's Common Stock had no intrinsic value per share.

  Discounted Cash Flow Analysis. WP&Co. performed a discounted cash flow analysis of the business of the Company on a subsidiary-by-subsidiary basis excluding Research-Cottrell. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing estimated future earnings and calculating the estimated future unlevered free cash flows of such corporate entity (unlevered net income plus deprecation and amortization, less capital expenditures and changes in working capital) and discounting such aggregated results back to a present value using a range of risk-adjusted discount rates (representing a range of risk-adjusted costs of capital for companies with similar and/or appropriate business portfolios than the applicable division). The WP&Co. discounted cash flow analysis considered the projected operating performance of the Company for the years ended October 31, 1998, through 2000 based on a management case utilizing projections prepared by the Company's management for PSG as of May 1997 (the "May 1997 PSG Projections") and for Metcalf & Eddy as of May 1997 (the "May 1997 M&E Projections") and as of July 1997 (the "July 1997 M&E Projections"). WP&Co. conducted various analyses in the course of its due diligence to evaluate the reasonableness of the projections, including a review of historical financial data of PSG and Metcalf & Eddy to analyze the relationship between projected and actual results, review of unusual expense items for the latest twelve months, and interviews with senior management of the Company and its subsidiaries. The July 1997 M&E Projections reflect the Company's senior management's expectations for the financial performance of Metcalf & Eddy at that time and reflect a downward revision of the May 1997 M&E Projections in light of earlier downward revisions to the 1997 Metcalf & Eddy forecast to reflect actual operating results and expectations for future periods and also exclude the results of two projected acquisitions that were included in the May 1997 M&E Projections.

  Discount rate ranges utilized ranged from 13.0% to 15.0% in the case of PSG and Metcalf & Eddy. The sum of the present values of such cash flows was then added to the present value of the applicable subsidiary's terminal value in 2000. The terminal value was calculated by multiplying the earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 2000 by multiples ranging from 6.0x to 7.0x (in the case of PSG) to 5.0x to 6.0x (in the case of Metcalf & Eddy). Based on this analysis, WP&Co. calculated a pre-tax valuation reference range of $116 million to $150 million for PSG (utilizing the May 1997 PSG Projections). In addition WP&Co. calculated a pre-tax valuation reference range of $138 million to $170 million for Metcalf & Eddy (utilizing the May 1997 M&E Projections) and of $61 million to $74 million for Metcalf & Eddy (utilizing the July 1997 M&E Projections).

  With respect to the discounted cash flow analysis, WP&Co. noted that the selection of an appropriate discount rate is an inherently subjective process and is affected by such factors as the Company's cost of capital, the uncertainty associated with achieving the projections provided by the management of the Company and transaction risk generally. WP&Co. also noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated upon future events and circumstances not under the Company's control.

  Comparable Companies. WP&Co. analyzed stock price performance and operating performance of the Company and certain selected comparable companies to conduct a comparable companies analysis. WP&Co. considered a variety of multiples and other financial information for the companies, including multiples of Enterprise Value to Sales, Enterprise Value to EBITDA, and Enterprise Value to earnings before interest and taxes ("EBIT"), and Market Value as a multiple of Net Income and Book Value. Comparable companies utilized in the analysis for the Company included ATC Group Services, Dames & Moore, Harding Lawson, ICF Kaiser International, International Technology, Ohm Corp, Roy F. Weston, Terra Tech, and U.S. Filter.

  The comparable corporations were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered to be similar to the operations of the Company. WP&Co. observed that comparable company analysis is subject to certain limitations, including the fact that no individual company has a business mix that precisely mirrors that of any division of the Company and the analysis has limited applicability to a loss-making business. Accordingly, an assessment of the results of WP&Co.'s analysis necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of each subsidiary which could affect the implied trading values of the companies to which it is being compared.

  Based on such calculations, WP&Co. determined that the appropriate range of valuation multiples for PSG was .4x to .6x for revenue, 7.5x to 8.5x for EBITDA, and 10.5x to 11.5x for EBIT. Likewise, WP&Co. determined that the appropriate range of multiples for Metcalf & Eddy was 0.4x to 0.5x for revenue, 6.0x to 8.0x for EBITDA, and 9.0x to 10.0x for EBIT. WP&Co. applied such multiples of PSG to the subsidiary's 1998 operating projections to arrive at the following revenue, EBITDA and EBIT valuation ranges for PSG: $125 million to $187 million for revenue, $157 million to $178 million for EBITDA and $121 million to $132 million for EBIT. Likewise, WP&Co. applied such multiples of Metcalf & Eddy to the subsidiary's 1998 operating projections (utilizing management projections for Metcalf & Eddy as of July 1997) to arrive at revenue, EBITDA and EBIT valuation ranges for Metcalf & Eddy as follows: $78 million to $98 million for revenue, $76 million to $102 million for EBITDA and $55 million to $61 million for EBIT. Utilizing management projections for Metcalf & Eddy as of May 1997, WP&Co. arrived at the following revenue, EBITDA and EBIT valuation ranges for Metcalf & Eddy: $90 million to $113 million for revenues, $119 million to $158 million for EBITDA, and $119 million to $132 million for EBIT.

  Comparable Acquisitions Analysis. WP&Co. reviewed and analyzed certain financial information based on eleven selected mergers and acquisitions in industries considered comparable to the Company between 1993 and 1996. Comparable acquisitions (listed by acquiror/acquiree) for the Company included Heidemij N.V./Geraghty & Miller, Inc.; OHM Corp./Environmental Remediation Services of Rust International; Insituform Technologies/Insituform Mid-America; Fluor Daniel/Groundwater Technology Inc.; U.S. Filter Corp./Zimpro Environmental Inc.; U.S. Filter Corp./Davis Water & Waste Industries; U.S. Filter Corp./Utility Supply Group; U.S. Filter Corp./WaterPro; U.S. Filter Corp./Water Systems and Manufacturing Group of Wheelabrator Technologies; Rollins Environmental Services/Laidlaw Environmental Services; and USA Waste Services/Mid-American Waste. WP&Co. considered certain financial information related to those transactions, including multiples of Enterprise Value to Sales, Enterprise Value to EBITDA, and Enterprise Value to EBIT.

  The comparable transactions were chosen because, for the purpose of this analysis, the acquired companies may be considered to be similar to the operations of the Company. WP&Co. observed that comparable acquisitions analysis is subject to certain limitations, including that the analysis does not take into account the timing of the transactions, no single transaction is precisely comparable in business characteristics and market conditions, there is a scarcity of public disclosure on terms of comparable transactions and the financial performance of acquirees and the analysis has limited applicability to financially distressed businesses. Accordingly, an analysis of the results of the foregoing necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of the Company and certain other characteristics that could affect the derived value of the transactions to which the Company is being compared. WP&Co. also noted that the particular circumstances surrounding the business and financial condition of the Company, including its financial distress, the changes in its market base, its substantial ownership and control by CGE, and legal uncertainties surrounding PSG make a control premium implied in a comparable transactions analysis not as meaningful. In arriving at its range of enterprise valuations for the Company, WP&Co. noted that it did not give significant weight to the multiples and values implied in the comparable acquisitions analysis.

  Enterprise Valuation. WP&Co. determined the enterprise value of the Company to be the sum of valuations for each of its PSG and Metcalf & Eddy businesses using discounted cash flow and comparable companies analysis and the value for Reseach-Cottrell provided to WP&Co. by Lazard Freres. WP&Co.'s valuation analysis also included the discounted cash flow analysis of the corporate overhead costs of the Company at $30 million to $33 million utilizing rates of 10.0% to 11.0% and a terminal multiple of 5.5x to 6.0x. Based on the Company's May 1997 projections for PSG and Metcalf & Eddy, and corporate overhead and values for Research-Cottrell (as provided to WP&Co.), WP&Co. determined that the enterprise value of the Company was between $272 million to $325 million. Based on the revised July 1997 forecast for Metcalf & Eddy, the enterprise value of the Company would be between $207 million and $260 million. The management projections from May, 1997 were favored as a basis of valuation because these represented the only comprehensive set of projections that were prepared and reviewed by senior management and business division heads available from management. WP&Co. also conducted a sensitivity analysis on the discount rates and terminal EBITDA multiples used to determine Enterprise Value. At one end of the range, using a 16.0% discount rate and 5.0x EBITDA multiple applied to PSG and Metcalf & Eddy, the Enterprise Value of the Company was determined to be $231 million and at the other end, using a 12.0% discount rate and a 7.5x EBITDA multiple, the Enterprise Value of the Company was determined to be $377 million (based on May 1997 projections). WP&Co.'s range of enterprise valuation excludes the value, if any, arising from the Company's net operating loss carryforwards because of its potentially limited utilization based on the Company's projections.

 Other Analyses of the Company

  Cash Flow and Liquidity Analysis. WP&Co. conducted a cash flow and liquidity analysis to evaluate the Company's financial condition. The analysis shows that assuming a sale of Research-Cottrell in fiscal 1998 and without a recapitalization, the Company will not be able to meet interest payments for fiscal year 1999 based on management's July 1997 business projections. Furthermore, if the Company is unable to use proceeds from such a sale of Research-Cottrell for general corporate purposes, the Company will run out of cash during fiscal 1998 (which commences November 1, 1997).

  Pro Forma Ownership Effects of the Recapitalization. WP&Co. also analyzed the pro forma effects of a recapitalization involving CGE under the Recapitalization Agreement and under other recapitalization alternatives considered by CGE and the Company. In performing its pro forma analysis WP&Co. took into account a number of assumptions. For example, in a comparison of the pro forma effects of the July 10 Proposal with the Recapitalization Agreement, WP&Co. used an assumed enterprise value of the Company of $300 million, and calculated EBITDA figures using the July 1997 M&E Projections under various cases where all stockholders exercised their rights and no Public stockholders exercised their rights (other than CGE and its affiliates) under specified subscription and stock prices.

  WP&Co. described the pro forma ownership effects on the Company's stockholders under the Recapitalization Agreement and in comparison to alternative proposals such as the July 10 Proposal. Assuming full participation in the Rights Offering under the Recapitalization Agreement at a Subscription Price of $1.75 per share, the Public stockholders' equity position would be reduced to approximately 27.8%. At a Subscription Price of $2.50 per share, that percentage would be 32.9%. Under the case in which only CGE and its affiliates participated in the Rights Offering at a Subscription Price of $1.75 per share, the Public stockholders would be diluted down to 10.7%. At a Subscription Price of $2.50 per share, that percentage would be 14.2%. These percentages do not reflect the Warrants to be issued to Public stockholders who exercise their Rights. Public stockholders exercising Rights also would receive their respective pro rata share of the Warrants issued from the Warrant Pool under the Recapitalization Agreement that would be exercisable at any time up to three years from the date of issuance into shares of Class A Common Stock at a Warrant Exercise Price of $2.50 per share. If all of the 10,000,000 Warrants available for issuance were issued and exercised, the Public stockholder's equity position would increase by approximately 3.6% from 27.8% to 31.4% at a Subscription Price of $1.75 per share. At a Subscription Price of $2.50 per share, that figure would increase from 32.9% to 37.3%.

  In contrast WP&Co.'s analysis indicated that, under the July 10 Proposal, Public stockholders would be diluted down to 3.4% under one outcome, taking into account the proposed dividend and reset mechanism and assuming the minimum conversion price of $0.50, or 11.4% in the event the reset mechanism were eliminated.

  Pro Forma Implied Value Per Share Estimates. WP&Co. analyzed the pro forma implied value per Class A Common Stock share under different subscription prices on holders of the Company's shares of Class A Common Stock. The pro forma analysis was based on certain assumptions set forth in the WP&Co. presentation, including the assumption that the Company had a $300 million enterprise value. The implied value per share to holders immediately after the Recapitalization (excluding the value of the Warrants) based on WP&Co.'s estimates ranged from $1.024 to $0.963 depending, respectively, on whether all or no Public stockholders exercised their rights at an assumed Subscription Price of $1.75 per share. If the Subscription Price rose to $2.50 per share, the estimated pro forma implied value per share to holders (excluding the value of the Warrant) increased to a range of $1.362 to $1.274 depending, respectively, on whether all or no Public stockholders exercised their rights. WP&Co. determined that absent the Recapitalization or a comparable transaction, the intrinsic value per share to the Public stockholders of the Company presently is zero.

  Value per Warrant. WP&Co., using the Black-Scholes options valuation methodology and assuming 35% volatility, calculated the theoretical value per Warrant to be $0.193 given the closing price of the Class A Common Stock on September 23, 1997 of $1.50 per share; at a market price of $2.50 per share, the theoretical value per Warrant would be $0.776. WP&Co.observed that while the Black-Scholes options valuation methodology is the generally accepted theoretical valuation methodology for warrants, there is significant amount of judgment involved in determining various variables, such as volatility rates, for the valuations. WP&Co. noted that the actual market value of each Warrant may be different from the theoretical value implied by the Black-Scholes model.

  Pro Forma Interest Coverage and Debt Ratios. WP&Co. analyzed the pro forma impact of the Recapitalization on certain interest coverage ratios and debt ratios of the Company under different cases where none of the Public stockholders exercised their Rights and where all of the Public stockholders exercised their Rights. These analyses showed that the Company's debt to projected 1998 EBITDA ratio improved from 12.3x prior to Recapitalization to 4.2x to 5.2x after the Recapitalization (depending on whether all or none of the Public stockholders exercised their Rights), regardless of the Subscription Price range provided in the Recapitalization. Moreover, the Company's projected 1998 EBITDA to interest coverage ratio improved from 1.1x prior to the Recapitalization to 2.6x to 2.2x after the Recapitalization (depending on whether all or none of the Public stockholders exercised their Rights), regardless of the Subscription Price range provided in the Recapitalization.

  Analysis of the Company's Position in its Respective Industries. WP&Co. analyzed and discussed with the Special Committee its views regarding the current and future competitive position of the Company and each of PSG and Metcalf & Eddy on a stand-alone basis, including industry-wide factors such as the potential for market growth in the water and waste-water management industry through privatization of public projects, and the shift to longer-term contracts.

  Strategic Options. In addition to a stand-alone strategy, WP&Co. reviewed with the Special Committee the advantages and disadvantages of considering potential merger or acquisition partners in terms of business ramifications, potential bidder interest and other factors.

  Common Stock Performance Analysis. WP&Co.'s analysis of the performance of the Company's Class A Common Stock consisted of an historical analysis of average closing prices and trading volumes each quarter from August 10, 1989, through June 30, 1997. WP&Co. also reviewed average closing prices and trading on a weekly basis from the week of August 9, 1996 through September 19, 1997. The Company's Class A Common Stock traded down to $1.438 per share on September 17, 1997, as a result of negative earnings results and prospects reported in the Company's 10-Q for the fiscal quarter ended July 31, 1997; as of September 24, 1997, the September 17 price represented the lowest price of the Class A Common Stock since the Company went public at $17.00 in August 1989 and down from a peak of $30.00 in June 1990. For the ninety days ended September 19, 1997 the average closing price per share of the Company's Class A Common Stock was $3.12 and the average daily volume was 74,652 shares.

  Rights Pricing Analysis. WP&Co. compared subscription price discounts for fifteen rights offerings since July 1996 based on market prices reflecting the closing market price as of the offering date, the average closing price over a 30-day period after the offering date, and the average closing price over a 90-day period after the offering date in order to evaluate the Subscription Price. WP&Co.'s analysis confirmed the appropriateness of a subscription price based, in part, upon a discount to the then current market price of the Common Stock.

  While the foregoing summary describes all analyses and examinations that WP&Co. deemed material to the preparation of its opinion, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by WP&Co. WP&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the WP&Co. Opinion. While the conclusions reached in connection with each analysis were considered carefully by WP&Co. in arriving at its opinion, WP&Co. made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. In performing its analyses, WP&Co. made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by WP&Co. are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold. Since such estimates are inherently subject to uncertainty, WP&Co. does not assume any responsibility for their accuracy. No company analyzed for comparative purposes is identical to the Company or the business segment for which a comparison is being made. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

  WP&Co. is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected WP&Co. as its financial advisor because WP&Co. is an internationally recognized investment banking firm and members of WP&Co. have substantial experience in transactions such as the Recapitalization and in valuing companies.

  Pursuant to the terms of an engagement letter dated July 18, 1997, the Company, based on the authorization of the Special Committee, agreed to pay WP&Co. a fee consisting of (i) a monthly advisory fee of $90,000 due and payable from the execution of the engagement letter through the later of the consummation of the Recapitalization and December 31, 1997, (ii) an additional fee of $300,000 in connection with rendering the WP&Co. Opinion (against which 25% of the monthly advisory fee, up to $150,000, may be credited) and (iii) an additional contingent fee that is related to the preservation of the Public stockholders' value in the Company and that is limited to a maximum of $300,000 and contingent upon the consummation of the Recapitalization. The Company has also agreed to reimburse WP&Co., whether or not the Recapitalization is consummated, for its reasonable out-of-pocket expenses, including all reasonable fees, disbursements and other charges of counsel, and to indemnify WP&Co. and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. The terms of the fee arrangement with WP&Co., which WP&Co. believes are customary in transactions of this nature, were negotiated at arm's length between the Company and WP&Co. and the Company's Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to WP&Co. is contingent upon consummation of the Recapitalization.

  In the ordinary course of its business, WP&Co. may actively trade the securities of the Company for the accounts of WP&Co. and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE EXCHANGE

  In the Exchange, at the close of business on the trading day immediately preceding the Record Date of the Rights Offering, CGE's 1,200,000 shares of Series A Preferred Stock (representing all of the issued and outstanding shares of Series A Preferred Stock of the Company) were automatically exchanged for 34,285,714 shares of Class A Common Stock at an exchange price equal to the Subscription Price. Immediately following the Exchange, CGE beneficially owned approximately 72.2% of the outstanding Class A Common Stock of the Company.

THE RIGHTS OFFERING

  The Recapitalization Agreement provides that the Company will conduct the Rights Offering and sets forth certain terms thereof, including the number of Rights to be distributed, the Subscription Price, the Basic Subscription Privilege, the Oversubscription Privilege, the issuance of Warrants and the Conditional CGE Subscription. For a description of the Rights Offering, see "The Rights Offering."

CONSENT SOLICITATION; ISSUANCE OF CLASS B COMMON STOCK

  Concurrently with the Rights Offering, the Company is conducting the Consent Solicitation to implement certain amendments to the Indenture to limit the applicability of the Change of Control Provision. In the event the Requisite Consents are not obtained prior to the Expiration Date and the exercise of the Basic Subscription Privilege or Oversubscription Privilege or the Conditional CGE Subscription would cause a person's beneficial ownership of Class A Common Stock to exceed 74%, the Company shall issue to such person only such number of shares of Class A Common Stock as would cause such person's beneficial ownership of the Company's voting power to equal 74% of the outstanding voting power and any additional shares to be issued thereunder shall be shares of Class B Common Stock. Prior to the Expiration Date, the Company intends to effect the Charter Amendment which, among other things, in the event the Requisite Consents are not obtained by the Expiration Date, will amend the terms of Class B Common Stock such that the Class A Common Stock and the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock is not entitled to vote and (ii) a stockholder's Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder. Based upon the current ownership of Class A Common Stock, the Company does not believe that any stockholder other than CGE would be issued Class B Common Stock in the event the Company fails to obtain the Requisite Consents.

OTHER

 Business Planning Committee

  In connection with the Recapitalization, the Board of Directors of the Company has agreed to establish the Business Planning Committee, a five-member committee of the Board of Directors comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE, to review the business strategies prepared by the senior management of the Company and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Business Planning Committee will remain in place through the end of fiscal 1999.

 Analyst Conferences

  The Board of Directors of the Company also has agreed, for as long as shares of Class A Common Stock of the Company are traded on the AMEX or any other national securities exchange or national quotation system, to cause management of the Company to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program.

 USF&G Bonding Guarantees

  CGE and the Company also have agreed that from September 30, 1997 and continuing until the consummation of the Recapitalization, CGE (or one of its affiliates) will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety
Agreement, dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. In consideration, CGE (or one of its affiliates) will receive assurances from USF&G that, in the event of a default by the Company, USF&G will assign and transfer to CGE (or one of its affiliates) any and all of USF&G's resultant rights in the bonded commercial contract (whether arising under the Master Surety Agreement, or by operation of law, or otherwise). Any such arrangement will be negotiated between CGE and USF&G. See "Prospectus Summary--Recent Developments--USF&G Guarantees by CGE" and "Risk Factors--USF&G Guarantees by CGE."

 No Short-Form Merger

  In addition, in connection with the Recapitalization, CGE has agreed for a period of three years from the closing date of the Recapitalization not to acquire the Company by way of a short-form merger without the approval of a majority of the Independent Directors of the Company (as defined in the Investment Agreement).

 Clarification of Investment Agreement

  The Recapitalization Agreement also amends and restates the exclusivity provision of the Investment Agreement to clarify that the exclusivity provision in the original Investment Agreement should apply to both water management and wastewater management activities, but shall not apply to certain water utility-related investments, acquisitions or activities by CGE or its affiliates, to CGE's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation or to OTV-Kruger, Inc. See "Certain Relationships and Related Transactions--Certain Covenants of CGE--Exclusivity."

 Charter Amendment

  In order to consummate the Recapitalization, as soon as reasonably practicable, the Company, acting through the Board, has agreed to duly approve and adopt an amendment to the Company's Restated Certificate of Incorporation
(i) to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 shares to 260,000,000 shares, of which 230,000,000 shares would be Class A Common Stock and 30,000,000 shares would be Class B Common Stock and (ii) in the event the Requisite Consents are not obtained by the Expiration Date, to amend the conversion rights of the holders of the Company's Class B Common Stock to provide for automatic conversion of a stockholder's shares of Class B Common Stock into Class A Common Stock upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder. In addition, the Company has obtained the written consent of the Company's stockholders in respect of such amendments to the Restated Certificate of Incorporation of the Company. CGE and Anjou have agreed to give their written consent to the Company in respect of such amendments.

  The Charter Amendment will be effective upon the filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable following the expiration of the twenty calendar day period following the mailing of the Information Statement.

  The obligations of the Company and CGE to consummate the transactions contemplated by the Recapitalization Agreement are conditioned upon a number of factors, including, among other things, (i) there being an effective registration statement under the Securities Act in connection with the Rights Offering and with respect to the Rights, the Warrants, the Underlying Shares and the Warrant Shares; (ii) the Company's completion of the Exchange; and
(iii) the filing of any required amendment or amendments to the Restated Certificate of Incorporation of the Company in connection with the authorization of additional shares of the Company's Common Stock and the amendment of the conversion rights of the holders of the Company's Class B Common Stock in the event the Requisite Consents are not obtained by the Expiration Date.

                                CAPITALIZATION

  The capitalization of the Company at October 31, 1997, as set forth below, gives effect to the Rights Offering and Exchange as of such date assuming: (i) the Exchange has been effected at an exchange price of $1.75 per share, (ii) a Subscription Price of $1.75 per share, (iii) in the case of the "Minimum Subscription," no Rights holder other than CGE and Anjou exercises Rights in the Rights Offering such that the gross proceeds from the Rights Offering are $185 million, (iv) the Requisite Consents are obtained, (v) in the case of the "Maximum Subscription," full exercise of the Rights by the Public such that gross proceeds in the Rights Offering are $210 million, (vi) the Charter Amendment has been effected, (vii) the gross proceeds from the Rights Offering are used to repay the CGE Note and the Anjou Note and (viii) all fees and expenses incurred in connection with the Rights Offering are paid out of available cash of the Company. See "Risk Factors--Indefinite Amount and Use of Proceeds" and "Use of Proceeds." There can be no assurance that any Public Rights holder will exercise Rights in the Rights Offering and, consequently, that gross proceeds in the Rights Offering will exceed $185 million.

  The following pro forma capitalization table is presented for informational purposes only and is not necessarily indicative of the capitalization that would have occurred if the Rights Offering had been consummated on October 31, 1997, nor is it necessarily indicative of the future capitalization of the Company.

                                                     OCTOBER 31, 1997
                                           -------------------------------------
                                                       AS ADJUSTED  AS ADJUSTED
                                                         MINIMUM      MAXIMUM
                                           HISTORICAL  SUBSCRIPTION SUBSCRIPTION
                                           ----------  ------------ ------------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt:
  Current portion of long-term debt....... $     398    $     398    $     398
                                           =========    =========    =========
Long-term debt:
  CGE Note................................ $ 125,000    $     --     $     --
  Convertible Debentures .................   115,000      115,000      115,000
  Anjou Note..............................    60,000          --           --
  Bank Credit Facility....................     3,000        3,000        3,000
  Other...................................     5,243        5,243        5,243
                                           ---------    ---------    ---------
                                             308,243      123,243      123,243
    Less current portion..................      (398)        (398)        (398)
                                           ---------    ---------    ---------
Total long-term debt......................   307,845      122,845      122,845
                                           ---------    ---------    ---------
Stockholders' equity (deficit):
  Preferred Stock, par value $.01,
   authorized 2,500,000 shares; issued
   1,200,000 shares; liquidation value
   $60,000................................        12          --           --
  Class A Common Stock, par value $.001,
   authorized 95,000,000 shares;
   authorized 230,000,000 shares following
   the Charter Amendment; issued
   32,109,156 shares (172,109,156 shares,
   as adjusted Minimum Subscription;
   186,394,870 shares, as adjusted Maximum
   Subscription)..........................        32          172          186
  Class B Common Stock, par value $.001,
   authorized 5,000,000 shares; authorized
   30,000,000 shares following the Charter
   Amendment; issued none.................       --           --           --
  Additional paid-in capital..............   427,036      605,408      630,394
  Accumulated deficit.....................  (535,214)    (535,214)    (535,214)
  Common stock in treasury, at cost.......      (108)        (108)        (108)
  Cumulative currency translation
   adjustment.............................    (1,020)      (1,020)      (1,020)
                                           ---------    ---------    ---------
Total stockholders' equity (deficit)......  (109,262)      69,238       94,238
                                           ---------    ---------    ---------
Total capitalization...................... $ 198,583    $ 192,083    $ 217,083
                                           =========    =========    =========
Book value per common share............... $   (5.29)   $    0.40    $    0.51
                                           =========    =========    =========

  See also the Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management from its historical consolidated financial statements which are contained elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company for the fiscal year ended October 31, 1997 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 31, 1997 have been prepared to illustrate the estimated effects of the Recapitalization. The Unaudited Pro Forma Condensed Consolidated Statement of Operations was prepared as if the Recapitalization was effective as of November 1, 1996. The Unaudited Pro Forma Condensed Consolidated Balance Sheet was prepared as if the Recapitalization was effective as of October 31, 1997, assuming, among other things, (i) that the Exchange is effected at an exchange price of $1.75 per share, (ii) that the Subscription Price is $1.75 per share,
(iii) that gross proceeds from the Rights Offering are $185 million for the "Minimum Subscription" and $210 million for the "Maximum Subscription," (iv) that the Requisite Consents are obtained, (v) that the Charter Amendment is effected and (vi) all fees and expenses incurred in connection with the Rights Offering are paid out of available cash. The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management of the Company believes are reasonable in such circumstances. The proceeds of the Rights Offering have been assumed to be applied as set forth under "Use of Proceeds." The Rights Offering, however, is not conditioned upon any minimum level of exercise of Rights by the Public. Consequently, there can be no assurance that the Rights Offering will raise more than $185 million or that the Public will participate in the Rights Offering. See "Risk Factors--Indefinite Amount and Use of Proceeds" and "Use of Proceeds."

  The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the Recapitalization had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The Unaudited Pro Forma Condensed Consolidated Statement of Operations includes the historical sales and costs of the Company, adjusted for costs and expenses which are attributable to the Recapitalization, such as interest expense impacts resulting from the new capital structure. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto which are contained elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      BALANCE SHEET AS OF OCTOBER 31, 1997

                                 (IN THOUSANDS)

                                      PRO FORMA                    PRO FORMA
                                     ADJUSTMENTS                  ADJUSTMENTS
                                         FOR          PRO FORMA       FOR        PRO FORMA
                          HISTORICAL   MINIMUM         MINIMUM      MAXIMUM       MAXIMUM
                           COMPANY   SUBSCRIPTION    SUBSCRIPTION SUBSCRIPTION  SUBSCRIPTION
                          ---------- ------------    ------------ ------------  ------------
ASSETS
Current Assets:
  Cash and cash
   equivalents..........   $ 12,089   $  (5,000)(b)    $  7,089     $25,000(b)    $ 32,089
  Accounts receivable,
   net..................     76,681         --           76,681         --          76,681
  Costs and estimated
   earnings in excess of
   billings on
   uncompleted
   contracts............     33,557         --           33,557         --          33,557
  Inventories...........      1,893         --            1,893         --           1,893
  Prepaid expenses and
   other current
   assets...............      4,460                       4,460         --           4,460
                           --------   ---------        --------     -------       --------
    Total current
     assets.............    128,680      (5,000)        123,680      25,000        148,680
Property, plant and
 equipment, net.........     13,388         --           13,388         --          13,388
Investments in
 environmental treatment
 facilities.............     21,817         --           21,817         --          21,817
Goodwill, net...........    164,337         --          164,337         --         164,337
Other assets............     30,391      (1,500)(b)      28,891         --          28,891
Net non-current assets
 of discontinued
 operations.............     24,452         --           24,452         --          24,452
                           --------   ---------        --------     -------       --------
    Total assets........   $383,065   $  (6,500)       $376,565     $25,000       $401,565
                           ========   =========        ========     =======       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
  Current installments
   of long-term debt....   $    398   $     --         $    398     $   --        $    398
  Accounts payable......     80,007         --           80,007         --          80,007
  Accrued expenses......     86,681         --           86,681         --          86,681
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contracts............     15,320         --           15,320         --          15,320
  Income taxes payable..      1,485         --            1,485         --           1,485
  Net current
   liabilities of
   discontinued
   operations...........        591         --              591         --             591
                           --------   ---------        --------     -------       --------
    Total current
     liabilities........    184,482         --          184,482         --         184,482
Long-term debt..........    307,845    (185,000)(a)     122,845         --         122,845
Total stockholders'
 equity (deficit).......   (109,262)    178,500 (b)      69,238      25,000(b)      94,238
                           --------   ---------        --------     -------       --------
    Total liabilities
     and stockholders'
     equity.............   $383,065   $  (6,500)       $376,565     $25,000       $401,565
                           ========   =========        ========     =======       ========

   See also the Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
            OF OPERATIONS FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PRO FORMA
                                     HISTORICAL    ADJUSTMENTS FOR
                                      COMPANY      RECAPITALIZATION PRO FORMA
                                     ----------    ---------------- ---------
Sales..............................   $456,375         $   --       $456,375
Cost of sales......................    385,573             --        385,573
                                      --------         -------      --------
  Gross margin.....................     70,802             --         70,802
Selling, general and administrative
 expenses..........................     75,755             --         75,755
Depreciation and amortization......     16,861             --         16,861
Impairment charge..................      5,000             --          5,000
                                      --------         -------      --------
  Operating loss from continuing
   operations......................    (26,814)            --        (26,814)
Interest income....................        359             --            359
Interest expense...................    (24,356)         12,401(c)    (11,955)
Other expense, net.................       (502)            --           (502)
                                      --------         -------      --------
  Loss from continuing operations
   before income taxes.............    (51,313)         12,401       (38,912)
Income tax expense.................       (514)            -- (d)       (514)
                                      --------         -------      --------
  Loss from continuing operations..   $(51,827)        $12,401      $(39,426)
                                      ========         =======      ========
  Loss per common share from
   continuing operations...........   $  (1.72)(e)                  $  (0.23)(e)
                                      ========                      ========



   See also the Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         MINIMUM      MAXIMUM
                                                       SUBSCRIPTION SUBSCRIPTION
                                                       ------------ ------------
   (a) Reflects the impact of changes in long-term
    debt resulting from:
       Repayment of CGE Note.........................    $125,000     $125,000
       Repayment of Anjou Note.......................      60,000       60,000
                                                         --------     --------
                                                         $185,000     $185,000
                                                         ========     ========
   (b) Changes in stockholders' equity resulting from
          the Recapitalization:
          Sale of Class A Common Stock at $1.75 per
          share......................................    $185,000     $210,000
       Estimated fees on sale of Class A Common Stock
        paid from available cash, including $1,500
        paid as of October 31, 1997 included in other
        assets.......................................      (6,500)      (6,500)
                                                         --------     --------
                                                         $178,500     $203,500
                                                         ========     ========

  The maximum proceeds resulting from the sale of an additional 14,286 shares of Class A Common Stock at $1.75 per share would result in the Company receiving an additional $25,000 in gross proceeds to be used for general corporate purposes. Including the 34,286 shares issued in exchange for the Series A Preferred Stock, the total additional shares issued under the Minimum Subscription is approximately 140,000 and under the Maximum Subscription is approximately 154,286.

  (c) Reflects change in net interest expense resulting from the application of the gross proceeds of the Recapitalization as follows:

                                                                   YEAR ENDED
                                                                OCTOBER 31, 1997
                                                                ----------------
   CGE Note (LIBOR plus 1.25%).................................     $  8,715
   Anjou Note (LIBOR plus 0.6%)................................        3,686
                                                                    --------
                                                                    $ 12,401
                                                                    ========

  (d) Due to the Company's tax position, the pro forma adjustments would not have an impact on the Company's tax provision.

  (e) Loss per common share from continuing operations is calculated as follows:

                                                                  YEAR ENDED
                                                               OCTOBER 31, 1997
                                                               ----------------
    Average weighted shares outstanding......................        32,019
    Exchange of Series A Preferred Stock at $1.75 per share..        34,286
    Sale of 105,714 new shares of Class A Common Stock for
     cash at $1.75 per share (Minimum Subscription)..........       105,714
                                                                  ---------
    Adjusted weighted average shares (Minimum Subscription)..       172,019
                                                                  ---------
    Sale of 14,286 new shares of Class A Common Stock for
     cash at $1.75 per share (Maximum Subscription) .........        14,286
                                                                  ---------
    Adjusted weighted average shares (Maximum Subscription)..       186,305
                                                                  =========
   Pro Forma Calculation:
    Loss from continuing operations..........................     $ (39,426)
                                                                  =========
    Loss per share from continuing operations (Minimum
     Subscription)...........................................     $   (0.23)
                                                                  =========
    Loss per share from continuing operations (Maximum
     Subscription)...........................................     $   (0.21)
                                                                  =========

  Fully-diluted earnings per share are not presented as the assumed conversion of the Company's $115,000 Convertible Debentures is assumed to be anti-dilutive to amounts presented herein. The above calculation reflects the elimination of dividends related to the Series A Preferred Stock assumed to be exchanged.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected consolidated financial data of the Company as of and for the fiscal years ended October 31, 1996 and 1997 has been derived from, and should be read in conjunction with, the consolidated financial statements and related notes thereto as of and for the years then ended that have been audited by McGladrey & Pullen, LLP, independent public accountants, and are included elsewhere in this Prospectus. The following selected consolidated financial data of the Company as of and for the years ended October 31, 1993, 1994 and 1995 has been derived from, and should be read in conjunction with, the consolidated financial statements as of and for the years then ended that have been audited by Arthur Andersen LLP, independent public accountants.

                                  FISCAL YEARS ENDED OCTOBER 31,
                         -----------------------------------------------------
                           1993       1994       1995       1996       1997
                         ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Sales................... $ 299,365  $ 309,401  $ 398,661  $ 482,091  $ 456,375
Cost of sales...........   226,600    243,786    309,496    394,124    385,573
Selling, general and
 administrative
 expenses...............    48,256     64,814     66,697     62,316     75,755
Depreciation and
 amortization...........     7,036      9,969     12,279     13,983     16,861
Unusual charges.........       --      63,400        --         --       5,000
                         ---------  ---------  ---------  ---------  ---------
Operating income (loss)
 from continuing
 operations.............    17,473    (72,568)    10,189     11,668    (26,814)
Interest income.........       390        979      1,113        923        359
Interest expense........   (23,212)   (24,117)   (23,925)   (22,597)   (24,356)
Other expense, net......    (1,861)    (3,762)       (37)    (2,296)      (502)
                         ---------  ---------  ---------  ---------  ---------
Loss from continuing
 operations before
 income taxes and
 extraordinary item ....    (7,210)   (99,468)   (12,660)   (12,302)   (51,313)
Income tax (expense)
 benefit................       433     (1,172)      (587)     1,246       (514)
                         ---------  ---------  ---------  ---------  ---------
Loss from continuing
 operations before
 extraordinary item.....    (6,777)  (100,640)   (13,247)   (11,056)   (51,827)
 Income (loss) from
  discontinued
  operations............     1,222   (153,138)     5,262      5,788   (108,754)
 Extraordinary item.....       --      (8,000)       --         --         --
                         ---------  ---------  ---------  ---------  ---------
   Net loss.............    (5,555)  (261,778)    (7,985)    (5,268)  (160,581)
Preferred stock
 dividend...............        --     (1,245)    (3,300)    (3,300)    (3,300)
                         ---------  ---------  ---------  ---------  ---------
Net loss applicable to
 common stockholders.... $  (5,555) $(263,023) $ (11,285) $  (8,568) $(163,881)
                         =========  =========  =========  =========  =========
Earnings (loss) per
 common share (after
 preferred stock
 dividend):
 Continuing operations
  before extraordinary
  item.................. $   (0.27) $   (3.69) $   (0.52) $   (0.45) $   (1.72)
 Discontinued
  operations............      0.05      (5.54)      0.17       0.18      (3.40)
 Extraordinary item.....       --       (0.29)       --         --         --
                         ---------  ---------  ---------  ---------  ---------
 Net loss .............. $   (0.22) $   (9.52) $   (0.35) $   (0.27) $   (5.12)
                         =========  =========  =========  =========  =========
Weighted average shares
 outstanding............    24,812     27,632     32,018     32,018     32,019
                         =========  =========  =========  =========  =========
                                         AS OF OCTOBER 31,
                         -----------------------------------------------------
                           1993       1994       1995       1996       1997
                         ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $ 101,371  $ (51,206) $ (12,568) $   7,556  $ (55,802)
Total assets............   530,051    496,953    489,318    496,358    383,065
Goodwill................   126,552    177,888    174,601    169,578    164,337
Long-term debt..........   221,463    245,984    289,120    306,542    307,845
Stockholders' equity
 (deficit)..............   210,314     74,381     63,089     54,241   (109,262)

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) The Company has never declared or paid cash dividends on the Class A Common Stock, and the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and to repay outstanding indebtedness and does not anticipate paying cash dividends on its Class A Common Stock in the foreseeable future.

(2) The Company did not declare the quarterly dividends aggregating $1,650,000 due September 30, 1997 and December 31, 1997 on the Series A Preferred Stock, all of which was held by CGE, due to its concerns over liquidity and adequacy of its surplus. On January 28, 1998, the Company effected the Exchange pursuant to which all of the shares of Series A Preferred Stock held by CGE (representing all of the issued and outstanding Shares of Series A Preferred Stock) were exchanged for shares of Class A Common Stock. The dividends in arrears on the Series A Preferred Stock have not been paid and were extinguished pursuant to the Exchange.

(3) See Note 2 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of the Recapitalization Agreement and the Company's relationship with CGE.

(4) See Note 3 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of the planned Research-Cottrell divestiture and its related losses reflected in fiscal 1997.

(5) On June 14, 1994, the Company acquired CGE's PSG water/wastewater management subsidiary for $70.2 million (6,701,500 shares of Class A Common Stock at the quoted market price at date of issuance, plus direct acquisition costs of $4.9 million), resulting in goodwill of $57.8 million.

(6) See Note 11 to the Consolidated Financial Statements contained elsewhere in this Prospectus for discussion of PSG's contract with PRASA.

(7) The Company's results in 1994 include losses from discontinued operations including $38.2 million related to its asbestos abatement business ("Falcon"), $4.6 million related to its natural gas compressor and power generation system business ("Pamco") and $110.3 million related to its air pollution control business ("Research-Cottrell") including unusual charges of $81.8 million related to, among other items, anticipated divestitures, deferred software and other asset write-offs and specific contract reserves and project costs overruns. The $8.0 million extraordinary loss reflected in 1994 resulted from a one-time premium required to retire $100 million aggregate principal amount of 11.8% Senior Notes with The Prudential Insurance Company of America. The 1994 results also include unusual charges to continuing operations of $63.4 million related to among other items estimated costs to settle pending litigation including PRASA's dispute with Metcalf & Eddy, termination of certain leases and facility closings, employee termination benefits and various costs and asset writedowns related to certain businesses and specific projects.

(8) Pro forma loss per share for the year ended October 31, 1997, after giving effect to the issuance of approximately 140,000,000 shares of Common Stock under the Minimum Subscription and the Exchange and approximately 154,286,000 shares of Common Stock under the Maximum Subscription and the Exchange and the application of the net proceeds necessary to fund the repayment of the CGE Note and Anjou Note, would be $(0.23) per share and $(0.21) per share, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

  The Company was organized by an investment group including Odyssey Partners, L.P., Allen & Company Incorporated ("Allen & Company") and affiliates of First Chicago Corporation to make a cash tender offer to purchase all of the outstanding shares of capital stock of Research-Cottrell, Inc. ("RCI") and its subsidiaries, (collectively, "Research-Cottrell"), including Metcalf & Eddy, Inc. The Research-Cottrell acquisition was completed on July 13, 1987 (the "Acquisition"). As a result of the Acquisition, the Company incurred approximately $250 million in debt and recorded approximately $200 million in goodwill. The Company's results of operations since the Acquisition have been adversely affected by the interest expense related to the Acquisition debt, which was refinanced in 1990, and the amortization of goodwill. See the Notes to Consolidated Financial Statements, included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  The Company operates principally in two segments: PSG which is focused on the operation of water and wastewater treatment facilities and Metcalf & Eddy which is focused on engineering consulting in the areas of water/wastewater and hazardous waste remediation. On December 2, 1997, the Company announced its decision to divest Research-Cottrell. See"--Financial Condition."

  DEMAND FOR THE COMPANY'S SERVICES AND TECHNOLOGIES

  Demand for the Company's services and technologies arises principally from three sources:

  . need for governmental agencies to reduce costs through productivity improvements and improve the quality of services;

  . upgrade of existing facilities and the need for new capacity at water and wastewater treatment facilities and various industrial pollution sources, such as waste incineration and industrial process plants, which must comply with existing environmental legislation and regulations; and

  . regulations mandating new or increased levels of water pollution control, water supply and solid waste management as well as remediation of contaminated sites.


  DEPENDENCE ON KEY PROJECTS AND GOVERNMENT CONTRACTS

  In any given period, a substantial percentage of the Company's sales is dependent upon several large projects. To the extent that these projects are canceled or substantially delayed and not replaced, it could have a material adverse impact on the Company's sales and earnings.

  Approximately 90% of the Company's fiscal year 1997 gross revenues were derived from contracts with federal, state, municipal and other governmental agencies. The termination of any of the Company's significant contracts with such governmental agencies, or the failure to obtain either extensions or renewals of certain existing contracts or additional contracts with such governmental agencies, could have a material adverse effect on the Company's earnings and business. See "Risk Factors--Dependency on Key Projects and Government Contracts."

  In fiscal year 1997, PSG Puerto Rico's contract with PRASA accounted for 39% of PSG Puerto Rico's total sales and 23% of the Company's total sales. Operations were initiated under the contract on September 1, 1995. The contract has a five-year term but PRASA may cancel the contract for any reason after August 31, 1998. Pursuant to the contract, PSG Puerto Rico manages 69 wastewater plants, 128 water treatment plants and related collection and distribution systems and pumping stations in Puerto Rico. The contract's profitability is contingent upon achieving certain contract incentives. In addition, at October 31, 1997 PSG Puerto Rico had receivables of $34.3 million due from PRASA for certain reimbursable costs. See "--Financial Condition." PSG Puerto Rico, is in the process of negotiations with PRASA regarding a replacement contract for the existing five-year contract.

Management currently expects that the contract with PRASA will not be canceled by PRASA in August 1998, but will remain in effect through its original five-year term ending August 2000 or be amended or replaced with a new contract. Additionally, the PRASA employees who operate the PRASA facilities are subject to a collective bargaining agreement which expires in June 1998.

  Summarized below is certain financial data including information relating to the Company's business segments.

                                              FISCAL YEARS ENDED OCTOBER 31,
                                              --------------------------------
                                                1995       1996        1997
                                              ---------- ---------- ----------
                                                      (IN THOUSANDS)
SALES:
  Professional Services Group...............  $ 179,713  $ 270,640  $  271,650
  Metcalf & Eddy............................    216,852    215,358     186,490
  Other and eliminations....................      2,096     (3,907)     (1,765)
                                              ---------  ---------  ----------
                                              $ 398,661   $482,091  $  456,375
                                              ---------  ---------  ----------
COST OF SALES:
  Professional Services Group...............  $ 151,893   $242,225  $  241,538
  Metcalf & Eddy............................    158,068    155,806     145,800
  Other and eliminations....................       (465)    (3,907)     (1,765)
                                              ---------  ---------  ----------
                                              $ 309,496   $394,124  $  385,573
                                              ---------  ---------  ----------
SELLING, GENERAL AND ADMINISTRATIVE EX-
 PENSES:
  Professional Services Group...............  $  12,542  $  13,657  $   20,169
  Metcalf & Eddy............................     42,057     39,939      47,136
  Other.....................................      2,524        --          --
  Corporate (unallocated)...................      9,574      8,720       8,450
                                              ---------  ---------  ----------
                                              $  66,697  $  62,316  $   75,755
                                              ---------  ---------  ----------
DEPRECIATION AND AMORTIZATION:
  Professional Services Group...............  $   5,679  $   7,335  $    8,119
  Metcalf & Eddy............................      5,691      6,223       8,227
  Other.....................................        307        --          --
  Corporate (unallocated)...................        602        425         515
                                              ---------  ---------  ----------
                                              $  12,279  $  13,983  $   16,861
                                              ---------  ---------  ----------
IMPAIRMENT CHARGE:
  Professional Services Group...............  $     --   $     --   $      --
  Metcalf & Eddy............................        --         --          --
  Other.....................................        --         --          --
  Corporate (unallocated)...................        --         --        5,000
                                              ---------  ---------  ----------
                                              $     --   $     --   $    5,000
                                              ---------  ---------  ----------
OPERATING INCOME (LOSS):
  Professional Services Group...............  $   9,599  $   7,423  $    1,824
  Metcalf & Eddy............................     11,036     13,390     (14,673)
  Other.....................................       (270)       --          --
  Corporate (unallocated)...................    (10,176)    (9,145)    (13,965)
                                              ---------  ---------  ----------
                                              $  10,189  $  11,668  $  (26,814)
                                              ---------  ---------  ----------
Interest expense, net.......................  $ (22,812) $ (21,674) $  (23,997)
Other expense, net..........................        (37)    (2,296)       (502)
Income tax (expense) benefit................       (587)     1,246        (514)
                                              ---------  ---------  ----------
Loss from continuing operations.............    (13,247)   (11,056)    (51,827)
Income (loss) from discontinued operations..      5,262      5,788    (108,754)
                                              ---------  ---------  ----------
Net loss....................................  $  (7,985) $  (5,268) $ (160,581)
                                              =========  =========  ==========

FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1996

 Overview

  As discussed in more detail with the comparison of each segment's results, the Company's net loss increased from $5.3 million during the year ended October 31, 1996 to $160.6 million (including losses from discontinued operations of $108.8 million) during the year ended October 31, 1997. This was primarily the result of certain operating charges and asset write-offs, including charges taken in connection with the planned Research-Cottrell divestiture, all as more fully described below. Sales have decreased from $482.1 million to $456.4 million primarily due to lower Metcalf & Eddy sales volumes as a result of delays in awards of new contracts. At October 31, 1997, the Company's total backlog was approximately $1.1 billion and consisted of PSG (78%) and Metcalf & Eddy (22%).

 Revised Business Strategy

  During the second quarter of 1997, the Company completed a review of its operations' three year business plans. These plans included a detailed analysis of markets, growth opportunities and forecasted three year operating results, cash flows and return on capital employed for each business segment. As a result of this review, management considered the actions necessary to redeploy its capital to PSG and Metcalf & Eddy, its core water business. The strategic analysis conducted led to the conclusion that the Company did not have the overall size and expertise to grow the air pollution control businesses profitably. Among other factors contributing to this approach were recent tax law changes which may extend the duration of OM&M contracts and create additional opportunities within the water and wastewater treatment markets which are the primary markets for PSG and Metcalf & Eddy. See "Business--The Water/Wastewater Privatization Market."

  Furthermore, the returns on capital employed within the PSG and Metcalf & Eddy segments are forecasted to be greater than the returns for the Research-Cottrell segment. From a competitive standpoint, management also believes that the Company has greater competitive advantages and market penetration through its PSG and Metcalf & Eddy businesses than what has been achieved by its Research-Cottrell operations.

  As a result of the above, management assessed the impact of de-emphasizing the Research-Cottrell business segment and redeploying its capital to its PSG and Metcalf & Eddy segments. A financial advisor was retained to assist the Company in exploring strategic alternatives related to this redeployment. On December 2, 1997, the Company announced its decision to divest Research-Cottrell. The Company is currently in negotiations with several interested parties and expects that most of the air pollution control businesses operated through Research-Cottrell will be sold within the next several months.

 Professional Services Group

  Operating income was $1.8 million for the year ended October 31, 1997 and reflects a $5.6 million decrease from the comparable 1996 period primarily due to certain operating charges and asset write-offs which approximated $6.9 million. These charges were primarily related to professional fees of $5.7 million related to marketing consultants, the DOJ Investigation and certain litigation matters, and provisions of $1.2 million for revised collectibility estimates for certain non-current note receivables. Excluding the effect of the aforementioned charges, the operating results were $1.3 million higher than the comparable 1996 period due to the timing of certain contractual incentive clauses realized under the PRASA project.

  Sales remained comparable to the prior period as a result of the privatization market developing more slowly than anticipated. Although the Company has been successful in obtaining contract renewals, it continues to experience delays in negotiating and closing new business opportunities due to municipal clients' implementation schedules.

 Metcalf & Eddy

  The operating loss of $14.7 million for the year ended October 31, 1997 was primarily the result of $19.4 million of charges, including $5.5 million of provisions required in order to properly reflect the Company's revised estimates for the collectibility of certain receivables based on recent adverse developments in contract negotiations and collection efforts; $6.0 million of increases to its reserves for litigation, professional liability and certain project contingencies due to revised estimates of the expected outcome of certain unasserted and asserted claims and litigation incurred in the normal course of business; $3.4 million of equipment write-offs; a $1.7 million charge related to a cancellation penalty for a high cost leased facility; and other direct and indirect costs of $2.8 million.

  In addition to the effect of the aforementioned charges, lower sales volume and gross margin rates and higher depreciation expenses, partially offset by lower selling, general and administrative expenses, reduced the operating results by $8.7 million from the comparable prior period ended October 31, 1996. The reduction in sales volume of $28.9 million during the period reduced the operating results by $8.0 million due to delays in obtaining task order releases primarily within the hazardous waste remediation service lines, several contracts which were awarded to competitors and delayed procurement in international markets. Delays are increasing due to funding and administrative issues with certain government agencies (e.g., the Environmental Protection Agency (the "EPA") and the Department of Defense). The lower gross margin rates reduced the operating results by $2.9 million during the period primarily due to favorable pricing adjustments reflected in the prior periods, pricing pressures and a business mix shift from self-performed work to subcontracted work. Partially offsetting the lower margins were selling, general, and administrative expense reductions of $2.9 million during the year ended October 31, 1997 as compared to the comparable 1996 period as a result of lower personnel related costs including discretionary and self-insured employee benefit costs. The $2.0 million increase in depreciation and amortization from the comparable prior period primarily resulted from the reduction of the estimated useful lives of computer equipment.

 Corporate and Other

  The unallocated corporate costs were comparable to the prior period except for the $5.0 million impairment charge related to the Branchburg, New Jersey property which is anticipated to be sold. In addition, higher average borrowings resulted in increased interest expense.

 Discontinued Operation--Research-Cottrell

  The loss from discontinued operations for the year ended October 31, 1997 was $108.8 million including a loss on disposal of $63.9 million, significant operating charges of $40.5 million, other operating losses of $2.9 million and non-operating expenses of $1.5 million. The loss on disposal was developed using a range of estimated proceeds based on current negotiations with several potential buyers of the businesses and also includes estimated future losses of $8.5 million through the estimated disposal date. The significant operating charges include a $25.0 million impairment charge recognized during the second quarter primarily related to a writedown of goodwill and other non-current assets of Ecodyne and KVB, receivable provisions of $3.4 million at Ecodyne and R-C International, warranty provisions of $10.0 million at R-C International and Custodis and $2.1 million of higher than anticipated costs on a specific APCD project. In addition to the loss on disposal and significant operating charges, the remaining operating loss was due to lower sales volume and reduced margin rates as a result of fewer bid opportunities due to delays in issuing new air quality standards by the EPA, lack of enforcement of existing standards, price pressures from highly competitive markets and project execution.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1995

 Overview

  As discussed in more detail with the comparison of each segment's results, the Company's net loss decreased from $8.0 million during the year ended October 31, 1995 to $5.3 million during the year ended October 31, 1996. The results for the year reflected decreases in operating margins (primarily for PSG) due to the highly competitive marketplace and increases in selling and marketing expenses (primarily for PSG) which were partially offset by overhead reductions within Metcalf & Eddy and Corporate. Sales increased from $398.7 million to $482.1 million primarily due to increased service revenues associated with PSG's contract with PRASA. At October 31, 1996, the Company's backlog was approximately $1.0 billion and consisted of PSG (78%) and Metcalf & Eddy (22%).

 Professional Services Group

  Operating income was $7.4 million for the year ended October 31, 1996 and reflects a $2.2 million decrease from the comparable prior period due to additional selling, general and administrative expenses as well as depreciation and amortization related to growth initiatives which were partially offset by higher gross margins. The increase in PSG's sales is a result of the PRASA contract which began September 1, 1995 and has not had a proportional impact on operating income.

 Metcalf & Eddy

  Although sales remained comparable to the prior year, Metcalf & Eddy's operating income increased by $2.4 million during the year ended October 31, 1996. The higher operating income was attributable primarily to personnel, facilities and insurance cost reductions which resulted in a decrease in selling, general and administrative expenses of $2.1 million. In addition, estimated favorable pricing adjustments partially offset the impact of unfavorable sales mix to more design/build and construction type projects.

 Corporate and Other

  The corporate (unallocated) selling, general and administrative expenses decreased by $0.9 million during the year ended October 31, 1996 due to cost reduction efforts, including personnel related costs and professional fees. The results for the year compared to the prior year were also favorably impacted by slightly lower financing costs and the favorable resolution of several pending tax issues.

 Research-Cottrell

  Income from discontinued operations increased by $0.5 million primarily due to an increase in non-operating income in 1997 partially offset by a decrease in operating income. Operating income decreased by $0.6 million during the year ended October 31, 1996 from the comparable prior period. The changes in operating income reflect the decreases in margin rates in most business units caused by price pressures from highly competitive markets, unfavorable product line mix and project execution. Partially offsetting the reduced margins were lower selling, general and administrative expenses of $3.2 million during the year ended October 31, 1996 (primarily at its APCD and KVB operations). International sales volume continued to increase by $10.7 million due to improved market penetration during the aforementioned period, however, the higher sales related to international activities were more than offset by lower sales volume in KVB of $11.0 million during the year ended October 31, 1996. KVB's lower sales volume, compared with the prior period, was due to the fulfillment of orders for equipment required by utility customers to comply with the Clean Air Act Amendments of 1990.

FINANCIAL CONDITION

  During the year ended October 31, 1997, cash generated by operating activities was $15.0 million including $13.9 million from discontinued operations. The operating activities of continuing operations generated $1.1 million after interest payments of $23.6 million. The $15.0 million increase in receivables and $23.1 million increase in payables were primarily related to PSG Puerto Rico's contract with PRASA under which certain unreimbursed costs paid on behalf of PRASA have not been collected ($34.3 million at October 31, 1997), and the payment of certain power costs to PREPA ($33.2 million at October 31, 1997) has been delayed. On December 9, 1997 PREPA filed a complaint in civil court in Puerto Rico against PSG Puerto Rico seeking payment by PSG Puerto Rico of PRASA's power costs. To the Company's knowledge, process was never served in respect of such suit. PSG Puerto Rico paid approximately $9.1 million to PREPA on December 23, 1997, shortly following receipt of such amount from PRASA as a partial payment. On January 16, 1998, the complaint was withdrawn by PREPA without prejudice. Management believes that such receivables will be fully collected and will be used to pay the power costs due to PREPA. The cash generated from discontinued operations was primarily related to various working capital reductions of Research-Cottrell due to lower sales volume and the sale of certain businesses. The Company typically has receivables in which the ultimate realizability is dependent upon the successful negotiation or resolution of contractual issues or disputes as well as the client's ability to fund and pay the amounts due. Historically, significant charges have been reflected as provisions for receivable reserves and write-offs including those reflected in the current period. Management believes that adequate provisions have been made to the receivable balances reflected in the October 31, 1997 financial statements; however, additional provisions may be required in the future based on new developments which may arise in the near term related to the factors discussed above.

  Investment activities required $12.2 million of cash during the year ended October 31, 1997 including $1.0 million for Research-Cottrell's capital expenditures. Investments related to the start up of operations, maintenance and management of treatment facilities within the PSG segment were $7.9 million. Capital expenditures of $4.9 million were made in the PSG and Metcalf & Eddy segments primarily for computer and field equipment and leasehold improvements. Proceeds of $2.0 million from the sale of certain Research-Cottrell operations and other assets were also received during the year. As discussed more fully below, significant investments may be required in the near term due to current growth initiatives.

  Financing activities required $3.4 million of cash during the year ended October 31, 1997 primarily due to the payment of cash dividends of $2.5 million paid on the Series A Preferred Stock and fees of $1.5 million related to the Recapitalization, partially offset by net borrowings under credit facilities of $1.7 million discussed more fully below.

  In connection with the Investment Agreement, the Company maintains a $125 million unsecured term loan with CGE. The CGE Note bears interest at one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The CGE Note contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. The Company expects to repay the CGE Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

  The Company also maintains a $60 million seven-year unsecured revolving credit facility with Anjou. The facility matures on August 2, 2003. As of October 31, 1997, the Company's outstanding borrowings under the facility totaled $60.0 million. The Anjou Note bears interest at LIBOR plus 0.6%. The Company expects to repay the Anjou Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

  The Company also maintains the three-year senior secured Bank Credit Facility which was increased by $20.0 million to $70.0 million as of April 28, 1997. As of October 31, 1997, the Company's borrowings under the Bank Credit Facility totaled $3.0 million and outstanding letters of credit under the Bank Credit Facility totaled $22.5 million (unused capacity of $44.5 million).

  As of December 12, 1997, the configuration and structure of the Bank Credit Facility was revised. As a result of this revision Societe Generale purchased and assumed from all of the other Lending Banks all of such banks' rights and obligations under the Bank Credit Facility, becoming the sole lending bank thereunder, and the Company and Societe Generale entered into the Amendment to extend the Bank Credit Facility until December 11, 1998. The Bank Credit Facility had been scheduled to expire on March 31, 1998. The Amendment waives the Company's compliance with certain covenants and amends others. The prior amendments and waiver would have terminated on December 15, 1997 had the Bank Credit Facility not been amended.

  The Bank Credit Facility is primarily designed to finance working capital requirements, subject to certain limitations, and provide for the issuance of letters of credit, and is secured by a first security interest in substantially all of the assets of the Company. Of the total commitment, borrowings are limited to the lesser of $70.0 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.25%, or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations, and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires CGE to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors as well as to appoint the Chief Executive Officer and the Chief Financial Officer of the Company. The Company compensates CGE for its support in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities ($1.2 million, $1.2 million and $0.8 million for the years ended October 31, 1997, 1996 and 1995, respectively).

  The Company's ability to comply with the financial and other covenants in such agreements beyond March 31, 1998 is substantially dependent upon the completion of the Rights Offering. Failure to complete the Rights Offering may require additional waivers or amendments to the Bank Credit Facility. There can be no assurance that such waivers or amendments could be obtained. In the absence of a waiver or amendment, Societe Generale would have the right to refuse any further extensions of credit and the right to accelerate payment of all outstanding amounts under the Bank Credit Facility. In addition, substantially all of the Company's long-term debt and certain other financial and non-financial obligations contain cross-default or acceleration provisions. In the event the Company were required to repay accelerated outstanding amounts under the Bank Credit Facility and other obligations, the Company does not believe that it will have financial resources adequate to repay such amounts and to satisfy its ongoing working capital requirements. Therefore, the failure to complete the Rights Offering could have a material adverse effect on the Company's business prospects and on its financial condition and liquidity.

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would restructure its debt and retire all of the outstanding shares of Series A Preferred Stock. The consummation of the transactions contemplated by the Recapitalization Agreement will reduce the Company's annual interest expense by approximately $12.4 million and eliminate $3.3 million of annual dividends on the Series A Preferred Stock.

  As of January 28, 1998, the Company had Bank Credit Facility borrowings of $10.0 million and outstanding letters of credit under the Bank Credit Facility of $22.9 million. In addition to the $37.1 million of unused capacity under its Bank Credit Facility at January 28, 1998, the Company believes it can finance its ongoing operations in the near term (including additional working capital requirements if a growth in sales occurs, but excluding the significant investments discussed below) through improved working capital management by focusing on Metcalf & Eddy's past due receivables, asset divestitures related to the Research-Cottrell segment and reduction of financing costs through the strengthening of its current capital structure as contemplated by the Recapitalization. A significant amount of planned asset divestiture proceeds is expected to fund the related retained liabilities, however, the cash outlays may occur during different periods.

  The businesses of the Company have not historically required significant ongoing capital expenditures. For the years ended October 31, 1997, 1996 and 1995 total capital expenditures were $5.0 million, $6.3 million and $5.4 million, respectively. At October 31, 1997, the Company had no material outstanding purchase commitments for capital expenditures, however, following the Recapitalization, the Company will require additional financial resources to develop and support each of its business at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures or other investments and to participate in the emerging privatization market in the wastewater management industry. CGE has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, CGE and the Company and possibly others, investing either directly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid and performance bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates), and there can be no assurance that CGE would be willing to provide such a guarantee following the Recapitalization. See "--Results of Operations-- Dependence on Key Projects and Government Contracts, "Risk Factors--Dependency on Key Projects and Government Contracts" and "Risk Factors--USF&G Guarantees by CGE."

  The realizability of goodwill and other long lived assets is the result of an estimate based on the underlying assets' remaining estimated useful lives and projected operating cash flows. It is possible that this estimate will change as a consequence of further deterioration in market conditions and operating results. The effect of a change, if any, would be material to the financial condition or results of operations. At October 31, 1997, unamortized goodwill was $164.3 million.

YEAR 2000 ISSUE

  Based on a preliminary study by management, the Company expects to incur approximately $3 million during 1998 and 1999 to modify its information systems appropriately to accurately process information in the year 2000 and beyond. The Company continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized. Management expects that the costs to convert the Company's information systems to year 2000 compliance will not have a material impact on the Company's consolidated financial statements.

FORWARD LOOKING STATEMENTS

  CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Included herein are certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding the Company's expectation of future performance following implementation of its revised business strategy. Such statements are subject to various risks and uncertainties. Accordingly, the Company hereby identifies the following important factors that could cause the Company's actual financial results to differ materially from those projected, forecasted, estimated or budgeted by the Company in such forward-looking statement:

  . The Company's highly competitive marketplace.

  . Changes in as well as enforcement levels of federal, state and local environmental legislation and regulations that change demand for a significant portion of the Company's services.

  . Adverse developments in the DOJ Investigation.

  . Dependency on key projects, customers and contracts.

  . The ability to obtain new contracts (some of which are significant) from existing and new clients.

  . The ability of the Company to obtain new bid and performance bonds following the Recapitalization.

  . The execution of expected new projects and those projects in backlog within the most recent cost estimates.

  . Changes in interest rates causing an increase in the Company's effective borrowing rate.

  . Adverse resolution of litigation matters and existing claims arising in the ordinary course of business.

  . The extent of Public participation in the Rights Offering.

  . The failure to consummate the Rights Offering by the end of the second quarter of fiscal 1998.

  . The ability of the Company to access capital (through an investment fund, off-balance sheet vehicle or otherwise) and to effect and finance future investments.

  . The ability of the Company to successfully implement its revised business strategy.

  . The ability of the Company to obtain any necessary waivers, extensions or renewals of the Bank Credit Facility.

  . The acceptance by the Company's current and prospective customers of the Company's financial position following the Recapitalization.

  . The effectiveness of the Business Planning Committee in identifying strategies aimed at increasing stockholder value.

                                   BUSINESS

OVERVIEW

  Air & Water Technologies Corporation, through its subsidiaries, provides a comprehensive range of services and technologies directed principally at providing complete services for the operation, maintenance and management of water and wastewater treatment systems; engineering, design and construction of water and wastewater facilities; the remediation of hazardous waste; and services and technologies for controlling air pollution. The Company believes it provides a complement of products and services that satisfy the environmental and essential services needs of its targeted client base. The Company markets its products and services through two widely recognized trade names: Professional Services Group for the operation, maintenance and management of water and wastewater treatment systems and Metcalf & Eddy for water, wastewater and hazardous waste engineering and consulting services. PSG provides operation, maintenance and management services for treatment systems in various water, wastewater, sludge and biosolids waste management markets. Metcalf & Eddy provides its clients with a broad spectrum of environmental consulting services, including engineering studies and design, project management, site evaluation, environmental assessment and master planning. On December 2, 1997, the Company announced its decision to divest Research-Cottrell. Research-Cottrell designs and develops products and technologies targeted at specific client needs such as air pollution control equipment. The Company is currently in negotiations with several interested parties and expects that most of the air pollution control businesses operated through Research-Cottrell will be sold within the next several months. The Company provides its full complement of products and services to predominantly four major customer sectors: the electric generating industry; the solid waste incineration industry; governmental entities, including municipalities and state and federal agencies; and specific industrial categories, such as petroleum refining, pulp and paper, pharmaceutical, chemical, primary and secondary metals, food processing, printing and furniture manufacture.

  PSG provides its clients with operation, maintenance and management services for treatment systems in the various water and wastewater and sludge and biosolid waste management markets. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG provides OM&M services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. In addition, PSG has experience dealing with the planning and implementation of large biosolids management programs, including composting facilities.

  Metcalf & Eddy's services are directed principally at the protection of public health and the environment in an efficient, cost-effective manner through sound water resources management, hazardous waste remediation and solid waste disposal. These services include protection, treatment and distribution of water from surface and groundwater sources; collection, treatment and disposal of wastewater and its associated by-products such as sludge; pretreatment of industrial wastewater prior to discharge into a municipal system or on-site treatment and disposal; remediation of hazardous waste sites involving contaminated soils and groundwater; monitoring and closure of sanitary landfills with disposal of associated leachate; and management and transportation of hazardous waste. In addition, Metcalf & Eddy provides expertise in environmental science, institutional and public policy support, regulatory compliance and the use of innovative technologies to meet clients' needs.

  Research-Cottrell's air pollution control related technologies and services are directed principally at cost-effectively reducing air pollution, treating thermal discharges, dispersing airborne contaminants, continuously monitoring emissions and providing engineering services for a wide range of industrial processing plants and power generation facilities in the United States and internationally. Research-Cottrell's services include identifying and analyzing air pollution control problems and recommending effective and cost-efficient control options; designing and engineering treatment facilities and equipment; procuring, fabricating, constructing and installing air pollution control equipment; and providing overall project management. In addition, Research-Cottrell provides high quality replacement parts and expert maintenance and repair services for its own base of installed equipment as well as equipment provided by others on a routine outage and emergency response basis.

Research-Cottrell's air pollution control technologies include electrostatic precipitators; fabric filters; NOx and acid gas control technologies; concrete chimneys and steel stacks; industrial dust collector systems; continuous emissions monitoring devices; technologies for the destruction or capture of volatile organic compounds, or VOCs and heat exchangers, fired heaters and recuperators. These technologies are provided separately or can be combined into an integrated pollution control system.

THE WATER/WASTEWATER PRIVATIZATION MARKET

  The Company believes that its redeployment of capital and revised business strategy will facilitate the participation of PSG and Metcalf & Eddy in the emerging privatization market in the water and wastewater treatment industry.

  The Company believes that the water/wastewater privatization market has reached a critical juncture in its development. More than ever before, both small and large municipalities are entering into privatization arrangements and adopting alternative forms of public/private partnerships ("PPPs"). Historically, the market has been dominated by short-term (three to five-year) OM&M contracts. However, recently, the market has shown indications of a potential shift to longer-term contracts. Two recent presidential executive orders and a recent Internal Revenue Service rule change have been issued which generally facilitate the implementation of PPPs and allow for greater flexibility and creativity in structuring PPPs. The new regulations make it easier for municipalities to enter into long-term OM&M contracts.

  Long-term partnerships will make it easier for municipalities to assign responsibility of entire systems to private operators such as PSG whose core competency is to operate, maintain and manage water and wastewater treatment systems. As a complete service provider, the Company through PSG will be capable of providing not only standard OM&M services, but also design/build of treatment facilities through Metcalf & Eddy, as well as arranging for financing for capital improvements, financing capital improvements or arranging for financing for up-front capital payments that the community can apply toward other uses.

  The water and wastewater privatization market in the United States and its territories is estimated to be, on the basis of annual revenues, a $1.1 billion market. Revenues of the top seven companies total approximately $600 million or 55% of the total market. Among the top seven companies, PSG has approximately a 45% share of that market segment. Overall, PSG has approximately a 25% share of the total $1.1 billion market.

  According to industry analysts, the water and wastewater treatment industry is poised for significant short-term and long-term growth. Analysts predict growth in annual revenue generation from the issuance of major new contracts to set the pace for the water industry at 15-25% over the next four years. Industry growth is the result of several market factors including cost savings; more reliable and higher quality private sector delivery of necessary public services; guaranteed performance and regulatory compliance; relief from day-to-day operational, management and administrative burdens; enhanced risk management; and achievement of user rate stabilization and system cost containment. Additional market factors encouraging the implementation of more sophisticated PPPs include private sector time/cost efficiencies for the design/build portion of a project; shift of future responsibility for capital improvements to the private sector; use of private sector financing to accomplish needed capital improvements; and the ability to monetize the asset (i.e., secure up-front cash payments).

  The Company believes that PSG is well-positioned to take advantage of industry growth and continue its market leadership role. In addition to being a market leader for short-term OM&M contracts, PSG is among a few firms pioneering alternative forms of PPPs. PSG has already converted four existing contracts into long-term contracts through contract renewals as a result of the Internal Revenue Service rule change and currently is pursuing several additional long-term contract renewals. Examples of the shift towards other types of PPPs include the Franklin, Ohio asset sale to a private sector company; Franklin, Ohio's PPP for the design/construction/finance/operation and ownership of a new water treatment facility; the Freeport, Texas design/build/finance/operate project; the long-term OM&M agreement in North Brunswick, New Jersey; and the Cranston, Rhode Island twenty-five year lease transaction. Freeport and Cranston are PSG projects.

  PSG believes that the Freeport, Texas project and Cranston, Rhode Island lease were among firsts in the water and wastewater industry. In the Freeport, Texas project, the City of Freeport asked PSG to act as a total service provider and not just a contract operator. PSG was engaged to operate the City of Freeport's water and wastewater systems and in addition undertook the design/build of its wastewater facility upgrade to comply with a consent order. PSG utilized Metcalf & Eddy for the design/build portion of the project, arranged for the financing of the upgrade and managed the process for the issuance of City of Freeport revenue bonds.

  In March 1997, a team including PSG and Metcalf & Eddy won the first long-term lease transaction in the United States water and wastewater industry. PSG will be the operator for the entire wastewater treatment system in Cranston, Rhode Island for the next twenty-five years. Metcalf & Eddy will provide design/build services for certain capital improvements which will bring the city into compliance with environmental regulations at a fraction of the previously estimated cost.

  To compete effectively in the emerging water and wastewater privatization market, the Company will require access to capital for expenditures relating to long-term OM&M contracts. Following the Recapitalization the Company will explore various means of obtaining such capital, including through an investment fund or other off-balance sheet vehicle with the assistance of CGE. See "Certain Relationships and Related Transactions-- Recapitalization Agreement; Other CGE Related Matters."

PROFESSIONAL SERVICES GROUP--OPERATION, MAINTENANCE AND MANAGEMENT OF TREATMENT SYSTEMS

  OVERVIEW

  Prior to its acquisition by the Company from CGE pursuant to the Investment Agreement, PSG had been a wholly owned subsidiary of Anjou. Since 1978, PSG has been operating, maintaining and managing water and wastewater treatment systems, sludge and biosolid waste disposal programs and public works projects, and providing operations assistance primarily to municipal entities but also to industrial companies. In the following description, references to PSG are intended to include, where appropriate, the operation, maintenance and management services of Metcalf & Eddy Services, a subsidiary of the Company involved in the substantially identical business as PSG that has been integrated with PSG subsequent to June 14, 1994. See "--Metcalf & Eddy--Water and Wastewater Treatment/Hazardous Waste Remediation."

  OPERATION AND MAINTENANCE SERVICES

  PSG provides operation, maintenance and management services for treatment systems in the various water and wastewater and sludge and biosolid waste management markets. These services range from assisting owners and operators in addressing individual operating needs to the assumption by PSG of complete responsibility for operating complex treatment systems. PSG does not, however, own any treatment facilities except for a municipal sludge composting facility in Baltimore, Maryland and two wastewater treatment plants in Auburn, Alabama. Based on annual revenues, PSG is the market leader in providing OM&M services for water and wastewater treatment systems and sludge and biosolid waste management services, particularly in the area of large municipal waste treatment systems. In size and scope, PSG rivals the largest municipal wastewater systems in the United States if its projects were viewed as a single wastewater system. PSG operates in thirty-five states, Canada and Puerto Rico and provides services to approximately 385 facilities (approximately 220 wastewater and 165 water treatment plants) at over 115 locations. In the United States, PSG currently has 135 projects, concentrated east of the Mississippi, with the highest concentration in the Northeast. See Figure 1.1 below which depicts the geographic presence of PSG. PSG on a daily basis treats approximately 590 million gallons of water and 630 million gallons of wastewater. PSG's services reach over eight million people per day. PSG operates and maintains more than 17,000 miles of piping systems and more than 2,400 pumping stations. PSG manages more than 160,000 dry tons of biosolids per year, through a number of environmentally sound approaches.

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


                    [MAP OF PROJECT LOCATIONS APPEARS HERE]


                                Figure 1.1

Figure 1.1 depicts the location and geographic dispersion of PSG Projects throughout the continental United States, Hawaii and Puerto Rico. The inset depicts the concentration of PSG Projects in the Northeast.

  The Company believes that PSG's relative size permits it to provide its clients with a higher caliber of benefits. PSG operates a large number of facilities and systems, with more employees, than any other company in the industry. PSG believes that its size allows each client partnership to take advantage of PSG's collective experiences and best practices. PSG maintains extensive infrastructure and equipment and provides sophisticated maintenance practices and programs. As a result, PSG believes that it can maintain, protect and preserve its clients' large investments in facilities and equipment in a highly competitive manner. In addition, PSG believes that through its process control expertise, developed through the hands-on operation of many complex facilities, PSG can make the cutting edge of innovation and technology immediately available to all of its clients' treatment facilities.

  In addition, PSG believes that its relationship with CGE further differentiates it from competitors. PSG believes that access to the technical and financial resources of CGE greatly enhances PSG's competitive position, financial strength and technical capabilities. With an annual budget of over $40 million, CGE's research facility

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

is the world's largest private research institution dedicated exclusively to water and wastewater. Year after year, CGE strives to develop innovative, cost-efficient technology. PSG believes that access to CGE's technical expertise is an important benefit to PSG's clients as they face facility upgrades and expansions. PSG believes that its clients also benefit from CGE's knowledge and expertise in operating more than 7,000 water and wastewater facilities worldwide. PSG believes that the experience and support of CGE allows clients to realize further operational efficiencies and process enhancements.

  WATER SUPPLY AND WASTEWATER TREATMENT SERVICES

  PSG provides operation, maintenance and management services for water supply and wastewater treatment systems, primarily for cities, municipalities and other local governmental entities. PSG also serves the industrial market and federal and state governments by providing OM&M services for wastewater treatment systems and groundwater remediation treatment systems. Typically, under each of PSG's contracts, the client owns the water supply or wastewater treatment facilities and subcontracts to PSG, for a fixed annual fee, the provision of staff, supervision and management for the operation, maintenance and management of the facilities. In addition, as contract operator, PSG is responsible for the efficient operation and maintenance of the facilities, for maintaining compliance with federal, state and local regulations, and for fulfilling all relevant reporting requirements with respect to the facilities.

  In addition to being a service provider under short-term OM&M contracts, PSG is among a few firms pioneering alternative forms of public/private partnerships, or PPPs, such as long-term OM&M contracts. See "--The Water/Wastewater Privatization Market."

  The water and wastewater privatization market in the United States and its territories is estimated to be, on the basis of annual revenues, a $1.1 billion market. The top seven companies total about $600 million in revenues or 55% of the total market. Among the top seven companies, PSG has approximately a 45% share of that market segment. Overall, PSG has approximately a 25% market share of the total $1.1 billion market.

  Examples of water treatment facilities which PSG operates include Newark, New Jersey; Brockton, Massachusetts; and Alamogordo, New Mexico. PSG's wastewater treatment facility contracts include New Orleans, Louisiana; Oklahoma City, Oklahoma; Cranston, Rhode Island; West Haven, Connecticut; and Kenner, Louisiana. In addition, PSG operates and manages the water and wastewater systems for the Commonwealth of Puerto Rico. PSG's PRASA contract is one of the largest OM&M contracts in the world. The facilities managed by PSG in Puerto Rico include 69 wastewater plants (capacity 304 mgd), 128 water treatment plants (capacity 318 mgd) and related collection and distribution systems and pumping stations.

  SLUDGE AND BIOSOLID WASTE MANAGEMENT SERVICES

  PSG has experience dealing with the planning and implementation of large biosolids management programs. Compared to other OM&M firms, PSG is among the leaders in large, complex biosolids plant operation and management experience. PSG manages more than 160,000 dry tons of biosolids per year, through a number of environmentally sound approaches. Methods used by PSG include landfilling, land application, composting and incineration. PSG also has significant experience in operating and managing composting facilities.

  PUBLIC WORKS

  PSG provides a full range of public works services under contract to small towns, villages and municipalities, including meter reading, sanitation services, street maintenance, customer billing and parks and grounds maintenance. These services are typically provided by PSG under OM&M contracts with a municipality's public works department for a fixed annual fee. These contracts typically result in lower cost and reduced administrative burdens for a municipality's personnel. PSG maintains such contracts with the following municipalities: Moore, Oklahoma; Mustang, Oklahoma; and Pikeville, Kentucky.

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

  COMPOSTING

  PSG has experience in operating and maintaining composting facilities and effectively controlling and reducing offensive odors. Solid waste composting, along with recycling and source reduction, is utilized by local governments as a means of reducing landfills. In a composting facility, the non-decomposable waste is removed, and the organic waste is shredded and then efficiently broken down by naturally occurring micro-organisms in the composting process, in which moisture content, aeration and temperature of the organic waste is controlled so as to accelerate the biological decomposition. Through further processing, composting produces a fine humus-like soil product which is sold or otherwise disposed of as a soil fertilizer or mulch. In Baltimore, Maryland, PSG currently operates one of the largest facilities that transforms municipal wastewater sludge into a usable compost product. PSG operates other composting facilities at Schenectady, New York; Bristol, Tennessee; and Hickory, North Carolina. PSG's management believes that composting is a viable market and has positioned PSG to increase its business in this market segment.

METCALF & EDDY--WATER AND WASTEWATER TREATMENT/HAZARDOUS WASTE REMEDIATION

  OVERVIEW

  Metcalf & Eddy provides a comprehensive range of environmental services to clients in industry and government, aimed principally at the protection of public health and the environment in a cost-effective manner, including planning, engineering, design and construction management, as well as on-site and off-site remediation of environmental contamination. Metcalf & Eddy's clients are faced with projects involving the protection, treatment and distribution of drinking water; the collection, treatment and disposal of wastewater and by-products such as sludge; the treatment and disposal of hazardous wastes; and the management of solid waste.

  Metcalf & Eddy receives support from CGE in the development and application of new and innovative technologies worldwide. As the world's largest water company, CGE invests over $40 million annually in the development of new technologies for water and wastewater treatment.

  SERVICES AND TECHNOLOGIES

  To address water pollution problems, Metcalf & Eddy provides a full spectrum of services focusing on design, construction, management and operation of complex biological, chemical and physical treatment technologies, as well as waste minimization and alternative disposal techniques; analyzes and assesses complex aquatic and other environments; and prepares specifications and designs for treatment systems. Metcalf & Eddy prepares permit and license applications, manages construction and field installation of treatment facilities, and provides startup, corrective action and rehabilitation services for those facilities. Metcalf & Eddy also develops operations and maintenance manuals for facilities and develops scheduling and maintenance procedures to ensure their efficient operation. Metcalf & Eddy also provides its clients with the expertise to address institutional, financial and public policy challenges which often arise in the development and implementation of environmental projects.

  WATER SUPPLY AND WASTEWATER TREATMENT SERVICES

  Since 1907, Metcalf & Eddy has conducted extensive hydrologic and geologic evaluations of hundreds of surface and groundwater supplies for governmental and industrial clients in the United States and abroad. Metcalf & Eddy has expertise in analyzing the nature of water resource problems, both in terms of available capacities and the quality of the sources, and in developing and evaluating different types of cost-effective treatment technologies. Metcalf & Eddy's experience includes the design of over fifty water treatment facilities, using technologies ranging from simple extraction and distribution of water to more complex technologies such as ozonation, carbon absorption, air stripping, desalinization, biologically active carbon ("BAC") and membrane filtration. Metcalf & Eddy has also evaluated and investigated over 250 dams, conducted groundwater contamination studies at over thirty sites and conducted computerized analyses on over 100 water distribution systems. In water system computer modeling, Metcalf & Eddy's expertise includes water system hydraulic and quality aspects and treatment process optimization.

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

  Metcalf & Eddy is a partner in the development of water treatment for New York City. Over the past year, Metcalf & Eddy, with its partners, has been conducting piloting for water treatment processes for New York City's Croton supply and is currently assisting the City with the process selection, which the Metcalf & Eddy team has been contracted to design.

  In the wastewater treatment market, Metcalf & Eddy has conducted evaluations of a broad range of effluents discharged from municipalities and industries, including petrochemical, petroleum, chemical, pulp and paper, electroplating, textile, ferrous and non-ferrous industries. Metcalf & Eddy has also conducted numerous studies of controlled and uncontrolled discharges entering on-site and off-site treatment facilities, lagoons and other bodies of water. Among the traditional and innovative solutions Metcalf & Eddy has developed for its clients are various biological, chemical and physical treatment technologies, including activated sludge, trickling filters, nutrient removal, constructed wetlands and land application. In conjunction with CGE, Metcalf & Eddy has established a research center in the United States for the development of technologies for water reuse. Metcalf & Eddy has designed over 200 wastewater treatment plants, including some of the largest facilities in the United States, utilizing these technologies. A major market for Metcalf & Eddy's services is the upgrade of treatment facilities that were built under the Federal Construction Grants Program during the 1970s.

  Since August 1988, Metcalf & Eddy has played a vital role in one of the premier wastewater treatment projects in the world, serving as lead design engineer for the Massachusetts Water Resources Authority's ("MWRA's") Boston Harbor Project. Under this contract, Metcalf & Eddy has had primary responsibility for directing the design of the entire primary and secondary treatment facilities, including a five-mile inter-island tunnel and a nine and one half mile outfall tunnel/diffuser system. Work on the court-ordered project included development of the conceptual design for the entire wastewater treatment system, preparation of a project Design Manual, including standard specifications, development of the MWRA's CADD system, and management of all project design engineers providing final design services. As lead engineer, Metcalf & Eddy has also conducted a number of special investigations, including an air quality/odor control pilot study, a hydroelectric feasibility study, a stacked clarifier hydraulic model, a disinfection study, various hydraulic models of the outfall/diffuser system, and a project-wide geotechnical exploration program. During the ongoing construction phase, lead engineer services include coordinating interaction among all construction packages, plant-wide technical submittal review and instrumentation and control systems.

  Metcalf & Eddy also provided, as project design engineer, the final design services and engineering services during construction for the entire primary treatment portion, a major part of the secondary treatment portion and miscellaneous support facilities at the plant. Under a separate contract awarded in 1993, Metcalf & Eddy has provided training to MWRA management staff and the tools they need to train plant operations and maintenance staff on an ongoing basis. The long-term training contract has been considered a critical element to MWRA's ability to operate and maintain the new facility, and to protect the $3.4 billion investment of public funds in the project. Major portions of the plant, including the new primary treatment facilities, are now on-line. In August 1997, MWRA celebrated the successful start-up of the first portion of the secondary treatment facilities and the revitalization of a critical natural resource.

  Under a separate contract with the MWRA, Metcalf & Eddy completed a master plan and combined sewer overflow ("CSO") facilities plan. Four communities served by MWRA, including the City of Boston, were faced with controlling pollution from over eighty overflow points into Boston Harbor and its tributary rivers from a sewer system which combines stormwater and sewage. In one of the largest CSO studies ever undertaken, Metcalf & Eddy provided a comprehensive investigation of the MWRA's collection system and developed a plan which reduced the estimated cost of a CSO control project from $1.3 billion to $370 million, while achieving the client's goal of protecting beaches, shellfish beds and other critical resources. The project included water quality monitoring, strategic system planning, monitoring CSOs and interceptors, and developing CSO management solutions with the input of multiple stakeholders. The Metcalf & Eddy plan was awarded the 1995 American Academy of Engineers grand prize, and is used as a national model for comprehensive, watershed-based solutions for complex wet weather pollution control challenges. Presently, Metcalf & Eddy is conducting detailed design of major parts of the plan, and will continue to assist the MWRA with its implementation.

  Metcalf & Eddy is routinely asked to provide hands-on assistance to numerous water and wastewater treatment facilities in such operational areas as maintaining and servicing equipment, mechanical and instrumentation process control, troubleshooting, training of staff, and facility rehabilitation and upgrading. One of the most important areas of this assistance is in the optimization of plant and system operation to maximize the effectiveness at minimum cost.

  HAZARDOUS WASTE MANAGEMENT AND REMEDIATION SERVICES

  Metcalf & Eddy provides a full range of services for the identification, characterization, evaluation, design and implementation of cleanup measures for soil and groundwater contaminated with hazardous and toxic waste. Diagnostic services include geophysical surveys, surface and subsurface sampling, hydroelectrical investigations, analytical laboratory services and underground storage tank testing. To evaluate and design remedial measures, Metcalf & Eddy performs feasibility studies, public health and ecological risk assessments, pilot and bench scale treatability studies and groundwater modeling. Metcalf & Eddy applies a broad range of proven and innovative technologies for soil and groundwater cleanup, including soil venting, bioremediation, air stripping, heavy metals precipitation, activated carbon absorption, UV-oxidation and ion exchange.

  Metcalf & Eddy has been awarded several contracts with the Department of Defense for investigation and remediation of site contamination problems at military installations under the Base Realignment and Closure ("BRAC") program, at active installations and formerly-used defense sites under the Defense Environmental Restoration Program, and at Superfund sites administered by the Army Corps of Engineers for the EPA. Turnkey design, construct and operate contracts are currently held with the Army Corps of Engineers for groundwater cleanup projects. Contracts covering a wide range of hazardous and toxic investigation and design services are or were recently held with the Army Corps of Engineers in New England; Savannah, Georgia; Louisville, Kentucky and Mobile, Alabama; with the Army Environmental Center for Total Environmental Program Support nationwide; and with the Air Force Material Command at Wright Patterson and Kelly Air Force Bases. Metcalf & Eddy is performing nationwide contaminated soil and tank removal assignments under contract to the Air Force Center for Environmental Excellence at Brooks Air Force Base, remediation of petroleum oils and lubricants under subcontract with the Naval Energy and Environmental Support Activity at Fort Hueneme, California, and has been selected for environmental compliance services by both the Naval Facilities Engineering Command's Southern and Western Divisions and the Air Force Mobility Command for a major nationwide subcontract role.

  In recent years, Metcalf & Eddy has focused on the in-field remediation portion of the hazardous waste market. To meet client needs for expedited and cost-effective cleanup, Metcalf & Eddy has brought several new technologies to the marketplace, providing its clients with engineered solutions tailored to their site needs. Technologies introduced by Metcalf & Eddy include HYDRO-SEP(SM) soil washing system, GEMEP(SP) mercury removal system and NoVOCs(SM) in-well vapor stripping system. Metcalf & Eddy has taken an active role in the brownfields redevelopment market, partnering with nationwide real estate management and development firms.

  Metcalf & Eddy is a remediation contractor for the State of Florida, a remedial investigation and feasibility study contractor for the states of Massachusetts and Connecticut, and a contractor to the EPA for a full spectrum of services from investigation to design and implementation of remedial measures in the six New England states. Metcalf & Eddy was selected by the EPA for a Response Action Contract ("RAC") covering New England. The maximum value of this contract is approximately $400 million over a ten-year contract term.

  In 1996, Metcalf & Eddy was one of four vendors selected to participate on projects valued at $190 million to provide remediation, pollution prevention, and BRAC services over a five-year period at McClellan Air Force Base in Sacramento, California.

  SLUDGE MANAGEMENT SERVICES

  Because of Metcalf & Eddy's experience with treatment technologies used for water supply and wastewater disposal, numerous municipal and industrial clients have engaged Metcalf & Eddy to assist in the management

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


and disposal of the sludge generated as a by-product of the treatment process. For these clients, Metcalf & Eddy develops programs to minimize the generation of sludge, to alter it to more environmentally acceptable forms, and to develop and evaluate alternative processing and disposal technologies such as thickening, anaerobic digestion, conditioning, dewatering, incineration, composting and land application. Metcalf & Eddy has assessed sludge handling and disposal alternatives, designed and assisted in the implementation of treatment technologies and operated sludge management facilities. Working with its clients, Metcalf & Eddy has analyzed and designed innovative technologies and treatment alternatives for over forty-five sludge management projects and facilities with over three billion gallons per day of treatment capacity.

  Metcalf & Eddy has designed and is providing construction support and training services for the San Diego Municipal Biosolids Center ("MBC"). When completed, the MBC, which represents San Diego's largest-ever infrastructure program, will be one of the largest, most innovative sludge processing systems in the United States.

  SOLID WASTE MANAGEMENT SERVICES

  Metcalf & Eddy has assisted numerous clients in the evaluation of solid waste management needs including quantification of amounts and type, development of waste minimization programs and assessment of needed disposal capacity. Metcalf & Eddy is experienced in planning and implementing alternative technologies and facilities for solid waste management which include landfills, incinerators, resource recovery plants and recycling.

  Metcalf & Eddy's services for solid waste management facilities include facility planning, siting and permitting, design, construction management, operations and maintenance assistance, closure and post-closure programs for landfills and the collection and treatment of leachate from landfills. Metcalf & Eddy is also experienced in the installation of monitoring wells and related sampling and testing procedures for groundwater protection in or about landfills.

  Metcalf & Eddy has been responsible for the final design of nine waste-to-energy facilities, including a major solid waste resource recovery facility located in Chicago, Illinois, and has assisted various communities in activities associated with resource recovery implementation, including evaluating and monitoring air emission control equipment programs. In addition, Metcalf & Eddy has designed landfills and ashfills in accordance with regulatory requirements.

  PROGRAM MANAGEMENT SERVICES

  Metcalf & Eddy has developed extensive program management capabilities through its experience in the program planning and development, scheduling, financial planning, contract administration, procurement, construction management, control and coordination of large and complex projects. These capabilities enable Metcalf & Eddy to effectively manage its own projects as well as to provide program management services to large environmental development and capital expenditure programs of others.

  Metcalf & Eddy has continually expanded its program management expertise and resources by providing program management services for major national defense and municipal programs. For example, Metcalf & Eddy has been providing long-term program management services for the upgrade of one of the largest wastewater facilities in the United States, the Blue Plains advanced wastewater treatment plant serving Washington, D.C., and for the drinking water system in Lawrence, Massachusetts. Under contract to the United States Air Force Logistics Command for the Peace Shield project, Metcalf & Eddy entered into a joint venture with CRSS Inc. to provide program management services to deliver ground based facilities to support a new air defense system for the Royal Saudi Arabian Air Force. Metcalf & Eddy was primarily responsible for applying its geotechnical, hydrological and construction management skills to site and build structures, roads, water and wastewater systems and other infrastructure to support the complex defense system. The facilities include underground command and control centers, long range radar sites, a central command center, a central maintenance facility and communications sites.

  DESIGN/BUILD AND DESIGN/BUILD/OPERATE SERVICES

  To expedite project delivery and reduce overall program costs, Metcalf & Eddy offers design/build and, in conjunction with its sister company, PSG, design/build/operate service packages. The design/build market has

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

grown tenfold in the last decade and, because of its many advantages, is expected to be the dominant project delivery method by the year 2000. During 1996 and 1997, Metcalf & Eddy was awarded several design/build projects in the United States and overseas, including providing design/build services in connection with PSG's design/build/finance/operate project in Freeport, Texas, and providing design/build services for capital improvements in connection with PSG's Cranston, Rhode Island lease transaction. The Cranston, Rhode Island project involves innovative financing and long-term operation by PSG. See "--The Water/Wastewater Privatization Market."

  INTERNATIONAL BUSINESS

  Metcalf & Eddy has provided environmental and engineering services to clients in more than eighty nations, spanning all seven continents. Presently, Metcalf & Eddy is providing planning, design, program and construction management services on several large projects in Egypt, Thailand, Singapore, Latin America and Eastern Europe.

  COMPETITION

  Metcalf & Eddy's competitors fall into several categories. National competitors include integrated consulting engineering firms (offering several different services including consulting, design/build and contract operations), along with single service consulting firms. Regional firms are also competitors, although many have been acquired by larger firms. Low-cost regional providers also compete with Metcalf & Eddy, particularly in the municipal water and wastewater market. Metcalf & Eddy also competes with specialty construction management firms, niche players, major A/E firms, construction and utility companies, investor-owned water utilities, and integrated companies. Depending on the client's needs, however, Metcalf & Eddy often teams with firms which might be competitors in other settings.

  In the dynamic market for environmental services, Metcalf & Eddy is well positioned to answer clients' needs for cost-effective delivery of public service, management of environmental risk, and the development and employment of innovative technologies. Working with its sister companies and global partners, Metcalf & Eddy believes that it can offer an array of solutions and approaches which few competitors can match.

DISCONTINUED OPERATION--RESEARCH-COTTRELL--AIR POLLUTION CONTROL

  The Company has marketed air pollution control related products and services through Research-Cottrell. Research-Cottrell is comprised of six companies:
Air Pollution Control Division (APCD), Custodis, Flex-Kleen, KVB, REECO and Thermal Transfer Corporation. Research-Cottrell's technologies and services are directed principally at cost-effectively reducing air pollution, treating thermal discharges, dispersing airborne contaminants, continuously monitoring emissions, and providing engineering services for industrial process plants and power generation in the United States and internationally. Research-Cottrell's services have included identifying and analyzing air pollution control problems and recommending effective and cost-efficient control options; designing and engineering treatment facilities and equipment; procuring, fabricating, constructing, and installing air pollution control and related equipment; and providing overall project management. In addition, Research-Cottrell has participated in the aftermarket services sector.

BUSINESS SEGMENTS AND FOREIGN OPERATIONS

  For financial information concerning the Company's operations by industry segment and the Company's foreign and domestic operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations" and Note 11 to the Company's Consolidated Financial Statements, included elsewhere in this Prospectus.

MARKETS AND CUSTOMERS

  The Company markets its services and technologies to governmental and industrial customers throughout the United States, the Caribbean, Canada and the Pacific Rim. The Company also services customers in Europe,

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the Middle East, Central and South America and the Far East. A majority of the
Company's sales are technical in nature and involve senior technical and management professionals, supported by the Company's marketing groups. The Company uses a coordinated system of in-house sales representatives and marketing managers, organized primarily by business segments and markets served. In fiscal 1997, sales to governmental customers approximated 96% and 83% of the Company's PSG and Metcalf & Eddy segment sales, respectively.

  Contracts with federal, state, municipal and other governmental agencies generally may be terminated at any time at the option of the customer. In fiscal 1997, sales associated with PSG's contract with PRASA accounted for 23% of the Company's sales for such period and sales to the federal government approximated 10% of the Company's consolidated sales for such period. The Company benefits substantially from its long-term relationships with many of its clients which result in a significant amount of repeat business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  The Company has experienced no difficulty in obtaining raw materials used in its operations and relies on a broad range of suppliers, the loss of any of which would not have a material adverse effect on the Company.

BACKLOG

  At October 31, 1997, the Company's total backlog was approximately $1.1 billion, the same level as at October 31, 1996, and consisted of PSG (78%) and Metcalf & Eddy (22%). The Company estimates that approximately $330 million of the backlog represents work which will be completed in the next twelve months. The total backlog at October 31, 1997 represents work for which the Company has entered into a signed agreement or purchase order with respect thereto or has received an order to proceed with work up to a specified dollar amount and includes approximately $275 million from PSG's contract with PRASA. Backlog amounts have historically resulted in revenues; however, no assurance can be given that all amounts included in backlog will ultimately be realized, even if covered by written contracts or work orders. Most of the Company's long-term contracts contain escalation provisions designed to protect the Company against increases in material and unit labor costs. The Company's total backlog included approximately 95% of work to be performed for federal, state and municipal governmental agencies as of October 31, 1997.

COMPETITION

  The Company faces substantial competition in each market in which it operates. The Company competes primarily on its engineering, scientific and technological expertise. To the extent that non-proprietary or conventional technologies are used, the Company also relies upon its experience and trade names as a basis for competition. Such trade names include: "Professional Services Group" and "Metcalf & Eddy" in the water and wastewater treatment and sludge management markets and "Metcalf & Eddy" in the hazardous waste remediation market. Many companies, some of which have greater resources than the Company, participate in the Company's markets and no assurance can be given that such other companies will not enter its markets. See "-- Professional Services Group--Operation, Maintenance and Management of Treatment Systems," "--Metcalf & Eddy--Water and Wastewater Treatment/Hazardous Waste Remediation--Competition" and "Risk Factors--Highly Competitive Industry."

  Customers for PSG's and Metcalf & Eddy's water and wastewater services are primarily governmental entities and typically award contracts on the basis of technical qualifications and price. For PSG's treatment system OM&M contracts, technical qualification is required; however, price is generally a key determining factor. Treatment system OM&M agreements are generally for three to five-year periods, with various renewal options up to five years in duration, and contain certain escalators for inflation. In addition, recent developments in the water and wastewater treatment markets may lead to longer-term contracts. See "--The Water/Wastewater Privatization Market." For Metcalf & Eddy's design services contracts, the majority of which are cost-plus-fixed-fee arrangements, technical qualifications are the primary factor followed by price competitiveness. In the hazardous waste cleanup market, Metcalf & Eddy competes with many local, regional and national firms on the basis of experience, reputation and price.

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

  PSG typically competes for its contracts under a competitive procurement process. This process can vary, but typically follows one of three methods. The first method is the issuance of a Request for Qualifications ("RFQ") with a selection made on qualifications only. Negotiations are held only with the most qualified company. The second method is a two-step procurement process consisting of an RFQ followed by a short listing of the most qualified firms. The short listed firms are then requested to provide a proposal, which includes a price proposal, based on a Request For Proposals ("RFP") and a firm is then selected. The selection can range from a decision based on the lowest price to a decision based on price and other factors. The third method is a one-step procurement which is an RFQ/Price Proposal. The selection is usually based on price and other factors, but low price is sometimes the only deciding factor. Prospective clients often will hire consultants or advisors to assist in the procurement and selection process. The entire procurement and selection process can range from four months to two years, with larger, more complex projects taking the longer amount of time. When factors other than price are considered in the final selection, such factors include technical qualifications; experience and reputation; financial capabilities necessary to ensure delivery of services; assumption of risk being required for the contract; proposed operating and employee transition plans; depth of corporate resources; and other value added considerations.

  In competing for municipal work, Metcalf & Eddy most often participates in a process which involves an RFQ, a short-listing of qualified firms, then an RFP. In most cases, those firms submitting proposals are asked to make a presentation to the client selection committee. Due to its extensive experience, client relationships and reputation in the field, Metcalf & Eddy is generally short-listed in municipal election processes, and wins approximately 30% of the projects it pursues. In the industrial market, selections are generally made from a limited, pre-qualified list of consultants, and competition is based on price. Metcalf & Eddy believes that its strategic alliance with Betz-Dearborn will enable it to leverage the access of Betz's 2,500 person sales force to aggressively pursue opportunities in the rapidly growing market for outsourcing of industrial water, wastewater and hazardous waste management. Federal procurements are conducted in accordance with strict federal requirements set forth in the Federal Acquisition Regulations ("FAR"). Selections are made on a combination of qualifications and cost criteria, and there is often competition for assignments among several selected consultants after the award of a contract.

  There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its results of operations and financial condition. See "Risk Factors--Highly Competitive Industry." In addition, while the Company has been successful in obtaining new contracts and renewing existing contracts, there can be no assurance that due to competitive pressures the margins achieved from such contracts will not be decreased. See "Risk Factors--Dependency on Key Projects and Government Contracts."

REGULATION

  Over the past twenty-five years, significant environmental laws at the federal, state and local level have been enacted in response to public concern over the environment. Those laws and their implementation through regulation affect numerous industrial and governmental actions and form a key market driver for the Company's products and services.

  The Safe Drinking Water Act of 1974 directs the EPA to set drinking water standards for the estimated 57,561 community water supply systems in the United States. In 1996, Congress reauthorized the act through the Safe Drinking Water Act Amendments of 1996. The amendments will bring substantial changes to the regulation and financing of water systems. The changes focus on four elements:

  . regulatory improvements, including standards based on better science, risk assessment, and prioritization of efforts;

  . new, stronger programs to prevent contamination of drinking water sources;

  . expanded information for water system consumers, including specific "right-to-know" provisions; and

  . new funding for states and community water systems through a drinking water state revolving fund program.

  The new regulatory framework provides a more manageable program for community systems to monitor and treat drinking water supplies than the previous law. Communities therefore will not be as delayed by uncertainty and will be able to design and install the technologies and systems needed to achieve regulatory compliance.

  The amendments maintain the current process and set a schedule for implementation of two far-reaching proposals the EPA made in 1994. The first proposal, the disinfectants and disinfection by-products rule ("D/DBP"), establishes disinfectant level goals for chlorination and maximum contaminant level goals for potentially harmful disinfection byproducts, notably trihalomethanes. The second proposal, the enhanced surface water treatment rule ("ESWTR"), focuses on treatment requirements for waterborne disease-causing organisms, or pathogens. Final adoption of these rules under the new schedule will affect the majority of the Company's municipal clients who will need to study, design, build and operate more sophisticated facilities.

  Congress established for the first time a major federal financial assistance program for community water systems, the drinking water state revolving fund program. The amendments authorize nearly $9.6 billion through 2003 to be allotted based on need to states to create low interest loan funds for installing and upgrading drinking water treatment facilities. Many of the Company's municipal water clients will be in a position to use these funds for needed capital improvements.

  The Federal Water Pollution Control Act of 1972 (the "Clean Water Act") established a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The law set treatment standards for industries and wastewater treatment plants and provided federal grants to assist municipalities in complying with the new standards. According to the EPA's survey of wastewater and sewage treatment needs, as much as $137 billion will be needed for construction and upgrade of wastewater treatment facilities by the year 2012. The EPA and/or delegated state agencies are placing some of these non-complying communities under enforcement schedules. In cases of noncompliance, the EPA may petition for court-ordered compliance and penalties. In 1987, the law was amended to phase out federal grants by 1991 and replace them with state revolving funds, with a commitment to provide federal money through 1994. It is presently expected that federal funding will continue to be appropriated for state revolving funds.

  Key areas for which regulations have been issued include industrial wastewater pretreatment, surface water toxics control and sewage sludge disposal. The Clean Water Act requires pretreatment of industrial wastewater before discharge into municipal systems and gives the EPA the authority to set pretreatment limits for direct and indirect industrial discharges. These rules issued by the EPA will increase the need for facility upgrading and control of industrial discharges. The revised regulations tighten prohibitions against discharge of toxic wastes, and subject industries, which discharge into public sewers, to stringent controls, inspections, monitoring and testing requirements. The surface water toxics program requires states to identify waters adversely affected by toxics and propose control strategies. Also under the Clean Water Act, the EPA published, in February 1993 and amended in February 1994, a rule setting standards for the use and disposal of sludge when it is applied to land to condition the soil, is disposed on land by placing it in surface disposal sites, or is incinerated. Final "Stormwater" regulations were issued in November 1990 and establish management requirements for municipalities serving populations over 100,000 and industries within specified categories.

  In 1994, the EPA signed a final regulation that outlines the national Combined Sewer Overflow ("CSO") policy. CSO systems are a combination of rain and sanitary sewage in sewer systems. CSOs contain pollutants that are present in the domestic and industrial wastewaters, as well as those in the urban stormwater runoff that enters the combined sewer system. The CSO plan impacts 1,100 municipalities, mainly in the Northeast and Midwest. The EPA estimates the cost associated with improving and upgrading these sewer-stormwater systems at $41 billion over the next fifteen year period.

  The Resource Conservation and Recovery Act of 1976 ("RCRA") provides a comprehensive scheme for the regulation of generators and transporters of hazardous waste as well as persons engaged in the treatment, storage and disposal of hazardous waste. The intent of RCRA is to control hazardous wastes from the time they are generated by industry until they are disposed of properly. In addition, RCRA governs the disposal of solid wastes.

  Under applicable RCRA regulations, generators who generate more than a certain amount of hazardous waste per month are required to package and label shipments of hazardous waste in accordance with detailed regulations and to prepare a manifest identifying the material and stating its destination before shipment off-site. Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA permit from the EPA, or a state agency which has been authorized by the EPA to administer its state program, and must comply with certain operating, financial responsibility and disclosure requirements. RCRA also provides for corrective actions to remediate contamination resulting from the disposal of hazardous waste.

  Regulations issued pursuant to RCRA significantly affect the need for environmental treatment and services in the following areas: municipal solid waste disposal, land disposal of hazardous waste, remediation of environmental contamination, and management of underground storage tanks. Regulations establishing land disposal restrictions for hazardous wastes are being published in serial form.

  In December 1995 the EPA proposed a new system for exempting high-volume, low-risk wastes from RCRA hazardous waste management rules. This new rule, part of the Hazardous Waste Identification Rule ("HWIR"), would establish a risk-based "floor" for these wastes, encouraging the use of innovative waste treatment technologies. The EPA is also promoting a program that encourages RCRA corrective action facilities to meet performance standards through self-implementing programs. The Company expects that both of these programs will benefit the Company by hastening the pace of cleanups and encouraging the use of on-site engineered systems. However, as a result of a settlement with hazardous waste industry litigants, the EPA is not required to finalize a HWIR rule for industrial process wastes until April 2001.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("Superfund") established the Superfund program to clean up hazardous waste sites and provides for penalties for noncompliance. Superfund has been interpreted to impose strict, joint and several liability on owners and operators of facilities, transporters, and persons who arrange for the disposal or treatment of hazardous substances for the costs of removal and remediation, other necessary response costs and damages for injury to natural resources. Where potentially responsible parties cannot be identified, are without resources or are unresponsive, federal funds may be used. In addition, the Superfund Amendments and Reauthorization Act of 1986 established more stringent cleanup standards and accelerated mandatory schedules to ensure rapid and permanent solutions in cleaning up sites. Superfund was slated for reauthorization, and possible substantial revision, in 1994, 1995, 1996 and again in 1997. It will be reconsidered in 1998, although it is unclear whether reauthorization will occur due to the very controversial issues surrounding retroactive liability and natural resource damage evaluation.

  The exodus of U.S. industry from inner-city or other industrial locations during the past thirty years has left behind thousands of former manufacturing and commercial sites, many of which have been abandoned because of contamination and associated liability to owners and/or operators. These sites, known as "brownfields," number more than 500,000 nationwide. In 1995, the Clinton Administration introduced the Brownfields Initiative, which was designed to encourage inner-city economic development and property reuse by resolving the cleanup and liability issues associated with contaminated industrial properties. To date, the EPA and state agencies in thirty-five states have initiated targeted efforts under this Initiative. These efforts have included funding for pilot programs, legislation geared at limiting owner and lender liability, and relaxed cleanup standards that balance potential environmental and public health risk with future site use. Brownfields continue to be a high priority for the Administration and this initiative is being expanded in scope and funding. The Company is well-positioned to serve the market, which includes current property owners and potential buyers, through its management and cleanup capabilities and its long-term relationships with both governmental and industrial clients.

  In addition to federal environmental regulations, most states and many local authorities have enacted laws regulating activities affecting the environment. Many of these state and local laws have imposed stricter standards and regulations than their federal counterparts, and as a result are also an important market driver for the Company's products and services.

BONDING

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. The Company is required to indemnify surety companies providing bid and performance bonds for any payments the sureties are required to make under the bonds.

  The Company and its subsidiaries obtain bid and performance bonds pursuant to a Master Surety Agreement with USF&G. The Company also has outstanding bid and performance bonds pursuant to agreements with Reliance Insurance Company, United Pacific Insurance Company and Planet Insurance Company of Federal Way, Washington, although no bonds have been obtained under these agreements since June 27, 1995. In addition, the Company's Bank Credit Facility provides for issuance of letters of credit for purposes which include direct or indirect fulfillment of bid and performance bond requirements by the Company and its subsidiaries. The Company has never forfeited a bid or a performance bond, and no project sponsor has ever called and drawn a bond issued in support of the Company's contract obligations.

  In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid or performance bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE (or one of its affiliates) would be willing to provide such a guarantee following the Recapitalization. See "Risk Factors--USF&G Guarantees by CGE" and "Risk Factors--Dependency on Key Projects and Government Contracts."

INSURANCE

  The Company currently maintains various types of insurance, including workers' compensation, general and professional liability and property coverages. The Company believes that it presently maintains adequate insurance coverages for all of its present operational activities. It has been both a Company policy and a requirement of many of its clients that the Company maintain certain types and limits of insurance coverage for the services and products it offers, provided that such types and limits can be obtained on commercially reasonable terms. In addition to existing coverages, the Company has been successful in obtaining commercially reasonable coverage for certain pollution risks, though coverage has been on a claims made rather than occurrence basis due to the professional nature of some of the Company's exposures. Claims made policies provide coverage to the Company only for claims reported during the policy period. The Company's general liability and other insurance policies have historically contained absolute pollution exclusions, brought about in large measure because of the insurance industry's adverse claims experience with environmental exposures.
Accordingly, there can be no assurance that environmental exposures that may be incurred by the Company and its subsidiaries will continue to be covered by insurance, or that the limits currently provided or that may be obtained in the future will be sufficient to cover such exposures. A successful claim or claims in an amount in excess of the Company's insurance coverage or for which there is no coverage could have a material adverse effect on the Company.

PROPERTIES

  The Company believes that its facilities are suitable and adequate for its current and foreseeable operational and administrative needs. At October 31, 1997 the principal physical properties of the Company were as follows:

                                                   APPROXIMATE    APPROXIMATE
                                                  SQUARE FOOTAGE SQUARE FOOTAGE   LEASE
LOCATION                         FUNCTION             OWNED          LEASED     EXPIRATION
--------                         --------         -------------- -------------- ----------
Branchburg, NJ.......... Corporate Office/Metcalf   89,466 on           --          --
                         & Eddy Office and           46 acres
                         Research-Cottrell Office
Wakefield, MA........... Metcalf & Eddy Office            --        139,687        2005
Palo Alto, CA........... Metcalf & Eddy Office            --         17,672        2005
Miramar, FL............. Metcalf & Eddy Office            --         13,936        2005
Chicago, IL............. Metcalf & Eddy Office            --          7,030        2002
Itasca, IL.............. Research-Cottrell Office         --         13,759        2002
Houston, TX............. PSG Corporate Office             --         22,706        2003
Honolulu, HI............ Metcalf & Eddy Office            --         15,833        2003
Santa Barbara, CA....... Metcalf & Eddy Office            --          4,328        2000
New York, NY............ Metcalf & Eddy Office            --         10,413        2004
Columbus, OH............ Metcalf & Eddy Office            --         22,515        2004
Irvine, CA.............. Research-Cottrell                --         80,561        1999
                         Office & Manufacturing
Atlanta, GA............. Metcalf & Eddy Office            --         11,051        2004
San Diego, CA........... Metcalf & Eddy Office            --         12,978        2002

  In addition, the Company leases or owns space in approximately 50 other domestic locations and 17 locations in Canada, Europe and the Middle East. The Company has no current plans or requirements for additional space. Also, the Company operates and provides services from approximately 115 treatment facilities, two of which it owns.

EMPLOYEES

  At October 31, 1997, the Company had approximately 2,900 full-time employees, of which approximately 1,600 are employed in PSG, 900 are employed in Metcalf & Eddy and 400 are employed in Research-Cottrell. The Company does not believe that the loss of the services of any person employed by the Company would have a material adverse effect on the Company. In addition, the Company does not maintain employment agreements or key-person insurance for any of its senior management.

LEGAL PROCEEDINGS

  In connection with a broad investigation by the U.S. Department of Justice into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system. PSG has cooperated and continues to cooperate with the Department of Justice which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's then Chief Executive Officer on administrative leave of absence with pay. The former PSG Chief Executive Officer, who has denied any wrongdoing, resigned from PSG on December 4,

1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the Department of Justice and continues to cooperate fully with its investigation. No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.

  The City of Bremerton, Washington brought a contribution action against M&E Services, the operator of a city-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the City for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the City paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowners' suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowners' suit were expressly reserved and will be tried after the City's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant and attorneys' fees. M&E Services denies any liability to the City and believes it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of operations of M&E Services or the Company taken as a whole.

  On October 14, 1997, Research-Cottrell, Inc. and R-C Belgium were named in a lawsuit by Seghers filed in the Commercial Court in Mechelen, Belgium. Seghers is R-C Belgium's joint venture partner on two large pollution control projects. The suit claims damages of approximately $13 million allegedly resulting from R-C Belgium's breach of contract and substandard performance. Damages claimed in the lawsuit consist not only of Seghers' alleged cost to repair the R-C Belgium equipment, but also lost profits, damages to business reputation, theft of employees (R-C Belgium hired two former Seghers' employees), increased costs arising out of the failure to gain timely acceptance of the two plants, excessive payments to R-C Belgium due to alleged unfair pricing practices by R-C Belgium and other miscellaneous interest charges and costs. The case involves complex technical and legal issues and is in its earliest stages. Nevertheless, the Company denies liability to Seghers and, based upon the information currently available, believes Seghers' claimed damages are grossly inflated. In addition, the Company believes it has meritorious counterclaims based upon Seghers' breaches of contract and poor performance.

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. Moreover, as a general matter, providers of services similar to those provided by the Company may be subject to lawsuits alleging negligence or other similar claims and environmental liabilities, which may involve claims for substantial damages. Damages assessed in connection with and the costs of defending any such actions could be substantial. The Company's management believes that the levels of coverage are adequate to cover currently estimated exposures. Although the Company believes that it will be able to obtain adequate insurance coverage in the future at acceptable costs, there can be no assurance that the Company will be able to obtain such coverage or will be able to do so at an acceptable cost or that the Company will not incur significant liabilities in excess of policy limits. See "Risk Factors--Potential Litigation Liability."

                                  MANAGEMENT

  Set forth below are the names, ages and principal occupations of the directors and executive officers of the Company as of October 31, 1997:

NAME                          AGE                           POSITION
----                          ---                           --------
William V. Kriegel..........   52 Chairman of the Board of Directors
Thierry M. Mallet...........   37 President, Chief Executive Officer and Director
Alain Brunais...............   49 Senior Vice President, Chief Financial Officer and Director
Douglas A. Satzger..........   46 Senior Vice President, General Counsel and Secretary
Joseph R. Vidal.............   50 Treasurer
Gail M. Fulwider............   49 Vice President of Human Resources
Robert S. Volland...........   56 Vice President and Chief Administrative Officer
Jekabs P. Vittands..........   61 Senior Vice President and President, Metcalf & Eddy, Inc.
George C. Mammola...........   57 Senior Vice President and President, Research-Cottrell, Inc.
Patrick L. McMahon..........   49 Senior Vice President and President, Professional Services
                                  Group, Inc.
Jean-Claude Banon...........   49 Director
Daniel Caille...............   46 Director
Carol Lynn Green............   51 Director
John W. Morris..............   76 Director

  Mr. Kriegel was elected Chairman of the Board on October 24, 1997 and has served as a director of the Company since June 14, 1994. Mr. Kriegel has served as Chairman of the Board, President, Chief Executive Officer and a director of Sithe Energies, Inc. and all of its subsidiaries since 1981. Prior to coming to the United States in 1984, Mr. Kriegel co-founded an unaffiliated French energy company that within three years of its formation in 1980 became France's largest privately-owned company engaged in the development of small hydro-electric projects. Since December 1996, Mr. Kriegel has served as Chairman of the Board and Chief Executive Officer of Anjou, the United States holding company subsidiary of CGE. In this capacity, Mr. Kriegel is the representative of CGE in the United States. Mr. Kriegel has been designated by CGE as a director of the Company under the Investment Agreement.

  Mr. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997 and a director of the Company on October 26, 1997. Prior to joining the Company, Mr. Mallet served from 1995 as "Consejo Delegado" (President and Chief Executive Officer) of Sociedad Mediterranea de Aguas ("SMA") which manages the water and wastewater business of CGE in Spain. Prior to SMA, Mr. Mallet was Charge de Mission to the General Management of CGE in Paris. Mr. Mallet has been designated by CGE as President, Chief Executive Officer and a director of the Company under the Investment Agreement.

  Mr. Brunais was elected Vice President and Chief Financial Officer of the Company in September 1994, a director in November 1996 and Senior Vice President in May 1997. Prior to joining the Company, Mr. Brunais was responsible since 1990 for foreign investment, primarily in the United Kingdom, under the direction of the Finance Director of CGE. From 1983 to 1989 he was responsible for corporate development for Ciments Francais in the U.S. and Canada. Prior thereto, Mr. Brunais organized a sales and services network for Aerospatiale General Aviation line of aircraft in Europe, Africa and North America. Mr. Brunais has been designated by CGE as Chief Financial Officer and a director of the Company under the Investment Agreement.

  Mr. Satzger joined the Company in June 1991 as Deputy General Counsel. He was elected Senior Vice President, General Counsel and Secretary in July 1993. Prior to joining the Company, Mr. Satzger was a partner in the law firm of Richards & O'Neil, New York, New York, from April 1985 to June 1991.

  Mr. Vidal was elected Treasurer of the Company in January 1995. Prior to joining the Company, Mr. Vidal had broad experience in both international and domestic treasury operations, most recently with American Cyanamid Company from 1982 to 1995 and prior thereto with Bristol-Myers Squibb. Mr. Vidal has also had experience as a controller and auditor and began his professional career with the accounting firm of Arthur Andersen LLP.

  Ms. Fulwider joined the Company in March 1997 as Vice President of Human Resources. Prior to joining the Company, Ms. Fulwider was Vice President of Human Resources at Smith Technologies Corporation from February 1995 until she joined the Company. Prior to that, Ms. Fulwider served as Vice President of Human Resources at International Technology Corporation, where she worked for thirteen years in a wide variety of human resources management positions.

  Mr. Volland was elected Vice President and Chief Administrative Officer of the Company in June 1994 with oversight responsibility for real estate, facilities management, procurement, and insurance and management information systems. Mr. Volland has over twenty-five years of experience in finance, administration, asset management, cost control and organizational efficiencies. From 1973 to 1986, Mr. Volland served as Vice President and Treasurer for Commercial Credit Company. From 1986 to 1993 he served as Vice President and Treasurer, and Vice President, Corporate Assets, for Primerica Corp. Prior thereto, he was Senior Vice President of Real Estate for Paine Webber.

  Mr. Vittands was elected President of Metcalf & Eddy in February 1997 and Senior Vice President of the Company in May 1997. Prior to being named President, he was the branch manager of Metcalf & Eddy's Northeast Region. Mr. Vittands joined Metcalf & Eddy in 1963, and has served in numerous capacities since then, including as client principal for the Massachusetts Water Resource Authority, with responsibility for the Boston Harbor Project, and for Washington, D.C., among others.

  Mr. Mammola has been the President of Research-Cottrell since December 1994 and was elected Senior Vice President of the Company in May 1997. From 1992 to 1994, he served in various senior management positions for Research-Cottrell. From 1989 to 1992 he served as Executive Vice President and General Manager of REECO. Prior to joining REECO, Mr. Mammola served as Executive Vice President of PPS Inc., an industrial distributor of fluid and air handling systems. Prior to this, he served in various positions for Interpace Corporation, a manufacturer and provider of products and services domestically and internationally to the water and wastewater and utility industries.

  Mr. McMahon joined PSG in May 1995 as Senior Vice President and Chief Operating Officer. He served as President and Chief Executive Officer on an interim basis from August 1996 to December 1996, when he was named President of PSG by the Company. He was elected Senior Vice President of the Company in May 1997. During the nine-month period immediately prior to joining PSG, Mr. McMahon served as Vice President of National Accounts at International Technology Corporation. Before joining PSG, Mr. McMahon spent twenty-three years in a number of management positions at Brown & Root, Inc., where his responsibilities included strategic planning, international business development and operations.

  Mr. Banon was elected as a director of the Company on October 9, 1997. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for CGE's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of General Utilities Holdings Ltd., the holding company for all CGE activities in the United Kingdom. In this capacity, Mr. Banon is the representative of CGE in the United Kingdom. Prior to 1989, Mr. Banon was General Management Delegate responsible for overseeing the development of CGE's business in the United States. Mr. Banon has been designated by CGE as a director of the Company under the Investment Agreement.

  Mr. Caille was elected as a director of the Company on May 29, 1997. Mr. Caille presently serves as the Chief Executive of CGE's worldwide water business which has annual revenues in excess of $7 billion. Previously, Mr. Caille served as Chairman of the Board of Compagnie Generale de Sante, CGE's health care subsidiary, which he founded in 1987. Mr. Caille joined CGE in 1982 as director of research and development and created Anjou Recherche, CGE's center for research and development related to its water and wastewater activities, and he served as Director of Anjou Recherche from 1982 to 1990. Mr. Caille has been designated by CGE as a director of the Company under the Investment Agreement.

  Ms. Green was elected as a director of the Company on June 14, 1994. Ms. Green is a partner in the Washington, D.C. law office of Bryan, Cave LLP where she has practiced environmental law since 1986. Prior thereto, Ms. Green served at the United States Department of Justice from 1980 to 1986 as the first Assistant Chief of the Environmental Enforcement Section. At the Justice Department, Ms. Green was liaison with the EPA on Clean Water Act enforcement and worked with the EPA in developing the first Superfund settlement policy and designing some of the early Superfund generator settlements. She currently serves on the National Environmental Policy Institute's panel to reinvent the EPA's enforcement and compliance programs.

  Lieutenant General Morris became a director of the Company in June 1992. From 1988 to October 1992, Lieutenant General Morris served as a director of Metcalf & Eddy Companies Inc. Lieutenant General Morris has been President of J.W. Morris Ltd., an engineering consulting firm, for more than five years. In addition, he presently serves as President of the National Waterways Foundation, Chairman of the Water Resources Congress and Chairman of the Environmental Effects Committee of the U.S. Committee on Large Dams. From 1986 to 1987, he served as President and Chairman of the Engineering Group of Planning Research Corporations. Lieutenant General Morris served as the Chief of Engineers, U.S. Army Corps of Engineers, from 1976 to 1980.

BOARD OF DIRECTORS AND COMMITTEES

  General. Directors are elected annually and executive officers hold office for such terms as may be determined by the Board of Directors.

  Board Meetings. During the Company's fiscal year ended October 31, 1997, the Board of Directors of the Company held a total of thirteen meetings. During the fiscal year ended October 31, 1997, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served during the period he or she served on the Board of Directors.

  Committees of the Board. The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee, and, in connection with the Recapitalization, has established the Special Committee and the Business Planning Committee.

  The Audit Committee of the Board of Directors met three times during the fiscal year ended October 31, 1997. Ms. Green and Lieutenant General Morris currently serve as members of the Audit Committee, which reviews the engagement of the Company's independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  The Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors met three times during the fiscal year ended October 31, 1997. Lieutenant General Morris, Ms. Green and Mr. Banon are currently members of the Compensation Committee, which reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's 1989 Long-Term Incentive Compensation Plan (the "Long-Term Incentive Plan").

  The Company does not have a standing Nominating Committee.

  In a special meeting of the Board of Directors of the Company on June 23, 1997, the Board of Directors decided, in anticipation of entering into discussions with CGE and in accordance with the Investment Agreement, that Ms. Carol Lynn Green and Lieutenant General John W. Morris, the Company's directors not affiliated with CGE, would be appointed as the Special Committee to consider any recapitalization proposal by CGE. See "The Recapitalization-- Background."

  In connection with the Recapitalization, the Company has established the Business Planning Committee to review the business strategies prepared by senior management and, as appropriate, make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three CGE appointed directors and two directors who are unaffiliated with and independent of CGE. Among other things, the Business Planning Committee will identify areas where CGE's management expertise and the Company's business may be effectively integrated. The Chairman of the Business Planning Committee is currently Daniel Caille, the Chief Executive of CGE's worldwide water business.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or any of its affiliated companies receive an annual fee of $18,000 for service on the Board of Directors and an additional $7,500 per annum for service on each Committee thereof. In addition, directors are reimbursed for out-of-pocket expenses of attending Board and Committee meetings.

  Each Special Committee member is entitled to receive a flat fee of $50,000 for his or her service on the Special Committee and its work through October 1, 1997 and is entitled to reimbursement for reasonable expenses. The Company and the Special Committee have not reached any agreement with respect to compensation for Special Committee work performed or to be performed after October 1, 1997.

  In addition, pursuant to the Long-Term Incentive Plan, on July 31 of each year each director who is a member of the Compensation Committee with responsibility for administering such Plan as of such date is granted a non-qualified option to purchase either (i) 3,000 shares of Class A Common Stock, if the director has served less than one year on the Compensation Committee, or (ii) 500 shares of Class A Common Stock, if the director has served one year or more on the Compensation Committee. The options granted vest annually in four equal installments commencing one year from the date of grant with exercise prices equal to the fair market value of the Class A Common Stock on the grant date.

EXECUTIVE COMPENSATION

  The following table shows, for the fiscal years ended October 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer in all capacities in which they served. Messrs. Houdaille and Sheh each ceased to be an executive officer of the Company as of November 1996 and October 1997, respectively.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                  ANNUAL COMPENSATION             AWARDS
                                  ---------------------- ------------------------
                                                          RESTRICTED  SECURITIES     ALL OTHER
                                                            STOCK     UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION YEAR SALARY ($)   BONUS ($) AWARD(S) ($) OPTIONS (#)       ($)
 --------------------------- ---- ----------   --------- ------------ -----------   ------------
Alain Houdaille(1)*....      1996  106,121      195,000        0             0         45,840(2)
 President and Chief
 Executive Officer
Robert B. Sheh(3)*.....      1997  407,697            0        0        50,000(4)     523,213(5)
 Chairman of the Board
 of Directors, President
 and Chief Executive
 Officer
Thierry M. Mallet(6)...      1997        0            0        0             0              0
 President, Chief
 Executive Officer and
 Director
Alain Brunais..........      1997  209,810            0        0             0         75,788(7)
 Senior Vice President,      1996  207,450       75,000        0        18,000(8)      77,000(9)
 Chief Financial             1995  203,674       85,000        0             0         74,000(10)
 Officer and Director
George C. Mammola......      1997  216,229            0        0             0         15,000(11)
 Senior Vice President       1996  213,996       55,000        0        35,500(12)     15,750(13)
 and President, Research-    1995  210,000      110,000        0             0          8,868(14)
 Cottrell, Inc.
Douglas A. Satzger.....      1997  206,003            0        0             0          5,970(15)
 Senior Vice President,      1996  211,622       32,000        0        41,500(16)     13,750(17)
 General Counsel and         1995  200,013       55,000        0             0         10,750(18)
 Secretary
Patrick L. McMahon.....      1997  190,784       40,000        0             0         16,650(19)
 Senior Vice President       1996  170,019       75,000        0        19,000(20)      2,200(21)
 and President,              1995   66,003(22)   60,000        0             0          1,100(23)
 Professional Services
 Group, Inc.

--------
 *  No longer employed by the Company.
(1) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.
(2) "All Other Compensation" for Mr. Houdaille for fiscal year 1996 consists of $45,840 of housing expenses paid on behalf of Mr. Houdaille.

(3) Mr. Sheh served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company from November 1996 to October 1997.
(4) Mr. Sheh was granted 50,000 options exercisable at $6.31 per share pursuant to the Company's Long-Term Incentive Plan.

(5) "All Other Compensation" for Mr. Sheh for fiscal year 1997 consists of $89,415 paid to Mr. Sheh as relocation expenses, approximately $23,077 representing accrued and unpaid vacation, $10,721 resulting from an automobile leased for Mr. Sheh by the Company and $400,000 payable pursuant to the Sheh Separation Agreement (as defined hereinafter). Subject to the terms and conditions of the Sheh Separation Agreement, the Company also shall pay to Mr. Sheh an aggregate of $400,000 in two equal installments in fiscal 1998 and 1999.

(6) Mr. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997 and it is presently anticipated that he will be paid an annual salary of approximately $300,000 per year.
(7) "All Other Compensation" for Mr. Brunais for fiscal year 1997 consists of approximately $65,036 paid as a housing allowance on behalf of Mr. Brunais, approximately $7,752 resulting from an automobile leased for Mr. Brunais by the Company and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Brunais.
(8) Mr. Brunais was granted 18,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan.
(9) "All Other Compensation" for Mr. Brunais for fiscal year 1996 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $6,000 paid as an automobile allowance.
(10) "All Other Compensation" for Mr. Brunais for fiscal year 1995 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $3,000 paid as an automobile allowance.
(11) "All Other Compensation" for Mr. Mammola for fiscal year 1997 consists of approximately $12,000 paid as an automobile allowance and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(12) Mr. Mammola was granted 20,157 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 15,343 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.
(13) "All Other Compensation" for Mr. Mammola for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola.
(14) "All Other Compensation" for Mr. Mammola for fiscal year 1995 consists of $4,055 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Mammola and $4,813 paid to Mr. Mammola as an automobile allowance.
(15) "All Other Compensation" for Mr. Satzger for fiscal year 1997 consists of $2,970 resulting from an automobile leased for Mr. Satzger by the Company and $3,000 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(16) Mr. Satzger was granted 20,167 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 21,333 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.
(17) "All Other Compensation" for Mr. Satzger for fiscal year 1996 consists of approximately $10,000 paid to Mr. Satzger as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(18) "All Other Compensation" for Mr. Satzger for fiscal year 1995 consists of approximately $7,000 paid to Mr. Satzger as an automobile allowance and $3,750 contributed to the Company's Savings and Retirement Plan on behalf of Mr. Satzger.
(19) "All Other Compensation" for Mr. McMahon for fiscal year 1997 consists of $8,946 resulting from an automobile leased for Mr. McMahon by the Company and $7,704 contributed to PSG's Pension Plan.

(20) Mr. McMahon was granted 9,000 options exercisable at $6.563 per share pursuant to the Company's Long-Term Incentive Plan and 10,000 options exercisable at $8.00 per share pursuant to the Company's "Fresh Start" program.

(21) "All Other Compensation" for Mr. McMahon for fiscal year 1996 consists of approximately $2,200 resulting from an automobile leased for Mr. McMahon by PSG.
(22) Represents amounts paid to Mr. McMahon during fiscal year 1995 since joining PSG in May 1995. Mr. McMahon was paid a base salary of $170,000.

(23) "All Other Compensation" for Mr. McMahon during fiscal year 1995 consists of approximately $1,100 resulting from an automobile leased for Mr. McMahon by PSG.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the named executive officers concerning unexercised options held as of October 31, 1997. No options were exercised during fiscal 1997 by any of the named executive officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                             OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                       END              AT FISCAL YEAR-END(1)
                            ------------------------- -------------------------
                            EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                            (#)          (#)          (#)          (#)
----                        ----------- ------------- ----------- -------------
Alain Houdaille(3)*........        0            0           0            0
Robert B. Sheh(4)*.........   50,000            0           0(2)         0(2)
Thierry M. Mallet(5).......        0            0           0            0
Alain Brunais(6)...........   52,800       15,200           0(2)         0(2)
George C. Mammola(7).......   28,642        6,858           0(2)         0(2)
Douglas A. Satzger(8)......   33,142        8,358           0(2)         0(2)
Patrick L. McMahon(9)......   11,750        7,250           0(2)         0(2)

--------
 * No longer employed by the Company.
(1) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Class A Common Stock of $1.50, the closing sale price per share of the Class A Common Stock as reported on the American Stock Exchange Composite Tape for October 31, 1997.
(2) The exercisable and unexercisable options held by Messrs. Sheh, Brunais, Mammola, Satzger and McMahon were not in-the-money as of October 31, 1997.
(3) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.

(4) On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement, which terminated the Employment Agreement (as defined hereinafter) dated November 7, 1996, and entered into the Sheh Separation Agreement relating to their relationship thereafter. The options held by Mr. Sheh as of such date are currently exercisable at an exercise price of $6.310 per share. The options were granted in November 1996 pursuant to the Employment Agreement.

(5) Mr. Mallet was appointed President and Chief Executive Officer of the Company on October 24, 1997.
(6) The exercise price of the options held by Mr. Brunais is (i) $6.563 per share in the case of his option to purchase 18,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 50,000 shares granted in August 1994.
(7) The exercise price of the options held by Mr. Mammola is (i) $6.563 per share in the case of his option to purchase 20,157 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 15,343 shares granted in January 1996.

(8) The exercise price of the options held by Mr. Satzger is (i) $6.563 per share in the case of his option to purchase 20,167 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 21,333 shares granted in January 1996.
(9) The exercise price of options held by Mr. McMahon is (i) $6.563 per share in the case of his option to purchase 9,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 10,000 shares granted in January 1996.

SUPPLEMENTAL PENSION PLAN

  The following table shows the estimated annual benefits payable upon retirement to participants in the Company's Supplemental Pension Plan.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                   YEARS OF SERVICE
          BONUS                         ---------------------------------------
       REMUNERATION                       15      20      25      30      35
       ------------                     ------- ------- ------- ------- -------
       $ 25,000........................ $ 5,625 $ 7,500 $ 9,375 $11,250 $13,125
         50,000........................  11,250  15,000  18,750  22,500  26,250
         75,000........................  16,875  22,500  28,125  33,750  39,375
        100,000........................  22,500  30,000  37,500  45,000  52,500
        125,000........................  28,125  37,500  46,875  56,250  65,625

  The unfunded Supplemental Pension Plan provides additional annual retirement benefits equal to 1.5% of the average of the participant's final five bonuses multiplied by the participant's years of service, up to a maximum of thirty-five years. No separate accounts are maintained and no amounts are vested until a participant reaches retirement in the employ of the Company. The benefit amounts set forth in the table above are not subject to reduction for Social Security benefits or for other offsets. As of the date hereof, none of the named executive officers is a participant in the Company's Supplemental Pension Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Employment Contracts. On November 7, 1996 the Company entered into an employment agreement (the "Employment Agreement") with Robert B. Sheh, pursuant to which Mr. Sheh served as Chief Executive Officer and President of the Company. Consistent with the terms of the Investment Agreement, Mr. Sheh was appointed Chief Executive Officer and President pursuant to CGE's right to designate the Chief Executive Officer of the Company. The Employment Agreement provided for an annual base salary of $400,000, with such increases as determined by the Board of Directors of the Company from time to time in its sole discretion. In addition, the Employment Agreement provided that Mr. Sheh would be eligible to receive a supplemental bonus of up to 60% of Mr. Sheh's base salary in each fiscal year, which bonus would be determined by the Board of Directors of the Company. Mr. Sheh was awarded 50,000 fully vested options upon commencement of employment, with 50,000 options to be awarded each year at the beginning of the second, third, fourth and fifth fiscal year of his service. If Mr. Sheh's employment was terminated by the Company for cause, the Employment Agreement provided that the Company would pay to Mr. Sheh only his base salary through the date of termination. If Mr. Sheh's employment was terminated without cause (absent death or disability), the Employment Agreement provided for Mr. Sheh to receive certain payments for a period of two years from the date of termination.

  On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement (the "Sheh Separation Agreement"), which terminated the Employment Agreement and provided for the following: (i) except for certain non-competition and confidentiality provisions which shall survive, the termination of the Employment Agreement, (ii) the resignation of Mr. Sheh as a director of the Company, and (iii) the payment of certain amounts to Mr. Sheh over a two-year period.

  Change in Senior Management. On October 24, 1997, Mr. Sheh was succeeded by Thierry M. Mallet as President and Chief Executive Officer of the Company, and the Board of Directors of the Company appointed then serving director William
V. Kriegel as Mr. Sheh's successor as Chairman of the Board of the Company. On October 26, 1997, the Board also named Mr. Mallet as a director of the Company. Mr. Kriegel has been a director of the Company since 1994. Since December 1996, he has served as Chairman of the Board and Chief Executive Officer of Anjou. Mr. Kriegel is also Chairman of the Board, President, Chief Executive Officer and a director of Sithe Energies, Inc. and all of its subsidiaries. Prior to his appointment, Mr. Mallet served as President and Chief Executive Officer of CGE's water and wastewater activities in Spain.

  Options. The Company's Long-Term Incentive Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  On and prior to January 21, 1997, the Compensation Committee of the Board of Directors consisted of Messr. Deschamps, Lieutenant General Morris and Ms. Green. Mr. Deschamps resigned from the Board of Directors of the Company on January 21, 1997. From January 21, 1997 to October 9, 1997, the Compensation Committee consisted of Lieutenant General Morris and Ms. Green. On October 9, 1997, Mr. Banon was elected as a director of the Company. Since October 9, 1997, the Compensation Committee consists of Lieutenant General Morris, Ms. Green and Mr. Banon. Mr. Deschamps is Adjunct Director General of CGE. Ms. Green is a partner at the law firm of Bryan, Cave LLP, which has performed limited legal services for the Company from time to time. Ms. Green has not personally represented the Company. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for CGE's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of General Utilities Holdings Ltd., the holding company for all CGE activities in the United Kingdom. Mr. Banon has been designated by CGE as a director of the Company under the Investment Agreement.

                           OWNERSHIP OF CAPITAL STOCK

  The following table sets forth information regarding the beneficial ownership of the Company's capital stock as of January 28, 1998 and on a pro forma basis assuming that the Requisite Consents are obtained, the Charter Amendment is effected and, in the case of the "Maximum Subscription," that each Rights holder exercises its Basic Subscription Privilege in full, and, in the case of the "Minimum Subscription," that CGE and Anjou are the only stockholders exercising Rights in the Rights Offering, in each case at the Subscription Price, with respect to (i) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A Common Stock, (ii) each of the Company's directors, (iii) each named executive officer of the Company, and
(iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                         PRO FORMA                     PRO FORMA
                                                         NUMBER OF        PRO FORMA    NUMBER OF        PRO FORMA
                                                         SHARES OF        PERCENT OF   SHARES OF        PERCENT OF
                            NUMBER OF                     CLASS A         SHARES OF     CLASS A         SHARES OF
                            SHARES OF       PERCENT OF  COMMON STOCK       CLASS A    COMMON STOCK       CLASS A
                             CLASS A        SHARES OF   BENEFICIALLY     COMMON STOCK BENEFICIALLY     COMMON STOCK
                           COMMON STOCK      CLASS A       OWNED         OUTSTANDING     OWNED         OUTSTANDING
                           BENEFICIALLY    COMMON STOCK   MAXIMUM          MAXIMUM      MINIMUM          MINIMUM
 NAME OF PERSON OR GROUP      OWNED        OUTSTANDING  SUBSCRIPTION     SUBSCRIPTION SUBSCRIPTION     SUBSCRIPTION
 -----------------------   ------------    ------------ ------------     ------------ ------------     ------------
 William V. Kriegel......            0          *                 0             *               0             *
 Thierry M. Mallet.......            0          *                 0             *               0             *
 Jean-Claude Banon.......            0          *                 0             *               0             *
 Daniel Caille...........            0          *                 0             *               0             *
 Alain Brunais...........       53,800 (1)      *            55,610 (1)         *          53,800 (1)         *
 Carol Lynn Green........            0          *                 0             *               0             *
 John W. Morris..........        3,079          *             8,651             *           3,079             *
 Alain Houdaille(2)**....            0          *                 0             *               0             *
 Robert B. Sheh(3)**.....       50,000 (4)      *            50,000 (4)         *          50,000 (4)         *
 George C. Mammola.......       29,522 (5)      *            31,115 (5)         *          29,522 (5)         *
 Douglas A. Satzger......       35,142 (6)      *            38,762 (6)         *          35,142 (6)         *
 Patrick L. McMahon......       11,750 (7)      *            11,750 (7)         *          11,750 (7)         *
 Joseph R. Vidal.........        5,675 (8)      *             6,064 (8)         *           5,675 (8)         *
 Gail M. Fulwider........            0          *                 0             *               0             *
 Robert S. Volland.......       34,850 (9)      *            40,279 (9)         *          34,850 (9)         *
 Jekabs P. Vittands......       25,672(10)      *            35,593(10)         *          25,672(10)         *
 Compagnie Generale
  des Eaux...............   47,895,689(11)     72.2     134,578,224(11)      72.2     153,609,974(11)      89.3
  52 Rue d'Anjou
  75384 Paris Cedex 08
  France
 All directors and
  officers as a group (14
  persons)...............      199,490(12)      *           227,824(12)         *         199,490(12)         *

--------
 * Less than 1% ownership
** No longer employed by the Company.

(1) Includes 52,800 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(2) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.

(3) Mr. Sheh served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company from November 1996 to October 1997.
(4) Represents 50,000 shares of Class A Common Stock which may be acquired within 60 days of the date of the table. On October 24, 1997, Mr. Sheh and the Company jointly entered into an agreement, which terminated the Employment Agreement dated November 7, 1996, and entered into the Sheh Separation Agreement relating to their relationship thereafter.
(5) Includes 28,642 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(6) Includes 33,142 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(7) Represents 11,750 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(8) Includes 5,460 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(9) Includes 31,850 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.
(10) Includes 20,190 shares of Class A Common Stock which may be acquired within 60 days of the date of this table.

(11) Includes 6,702,500 shares of Class A Common Stock owned indirectly through Anjou. Includes 34,285,714 shares of Class A Common Stock issued in the Exchange. Prior to the Exchange, CGE directly and indirectly through Anjou beneficially owned approximately 50.0009% of the outstanding Class A Common Stock of the Company.

(12) Includes 183,834 shares of Class A Common Stock which may be acquired within 60 days of the date of the table.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LETTER AGREEMENT

  Pursuant to a letter agreement dated March 18, 1994, between the Company and CGE, CGE purchased 500,000 shares of the Company's Class A Common Stock, at $10.00 per share for a total purchase price of $5.0 million. CGE also agreed in the letter agreement that, subject to approval by CGE, CGE would co-sign on a case-by-case basis with the Company applications for letters of credit with respect to the Company's water and wastewater management and air pollution projects, which CGE acknowledged could reach or exceed the level of letters of credit carried by the Company at March 18, 1994.

THE INVESTMENT AGREEMENT

  On June 14, 1994, the stockholders of the Company approved the issuance of Company securities pursuant to the Investment Agreement pursuant to which, among other things, the Company (i) issued to CGE 1,200,000 shares of Series A Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock, for cash consideration of $60 million, and (ii) issued to Anjou an aggregate of 6,701,500 shares of Class A Common Stock in connection with the acquisition from Anjou of PSG and PSG Canada, Inc., a Canadian corporation ("PSG Canada"). As a result, CGE increased its ownership interest in the Company to approximately 48% of the total voting power of the Company's voting securities. In addition, the Company benefited from certain financial undertakings from CGE, including the $125 million CGE Note, and became CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water management and wastewater management and air pollution activities, subject to certain exceptions. CGE also has representation on the Company's Board of Directors and the right to designate the Company's Chief Executive Officer and Chief Financial Officer, all as further described below.

  CERTAIN COVENANTS OF THE COMPANY

  Representation on the Board of Directors; Management. Under the terms of the Investment Agreement, the Company has agreed that CGE will have the right to designate as members of the Company's Board of Directors at least that number of directors that is proportionate to the aggregate voting power represented by the shares of Class A Common Stock and Series A Preferred Stock beneficially owned by CGE (subject to a minimum of three Independent Directors). Although the Investment Agreement requires the Company to maintain three Independent Directors, the Company currently has only two Independent Directors. The Company has further agreed that CGE will have proportionate representation on all Committees of the Board (other than any special committee of Independent Directors) to the same extent as CGE is entitled to representation on the Board of Directors. For purposes of the Investment Agreement, "Independent Director" is defined as any director who is not an employee, agent or representative of the Company, CGE or any of their respective Affiliates or Associates (as defined in the Investment Agreement) and may include any person acting as outside counsel or financial advisor for either the Company or CGE or any of their respective Affiliates or Associates. All Independent Directors must be satisfactory to CGE. The Chairman of the Board of Directors of the Company also shall be designated by CGE.

  The Company has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company.

  At the Annual Meeting held on May 29, 1997, stockholders of the Company elected three directors who were designated by CGE (Messrs. Sheh, Brunais and Kriegel). Also in accordance with the terms of the Investment Agreement, the Board of Directors appointed, as designees of CGE, Mr. Sheh as Chairman of the Board of Directors, President and Chief Executive Officer and Mr. Alain Brunais as Senior Vice President and Chief Financial Officer. At meetings of the Board held on May 29, 1997 and October 9, 1997, the Board of Directors appointed Messrs. Caille and Banon, respectively, to fill the vacancies on the Board. On October 24, 1997, the Board of Directors of the Company appointed CGE's designee Mr. Kriegel as Mr. Sheh's replacement as Chairman of the Board and also appointed CGE's designee Mr. Mallet as Mr. Sheh's successor as President and Chief Executive Officer of the Company. Mr. Mallet was appointed to the Board of Directors as CGE's designee on October 26, 1997.

  Registration Rights. Pursuant to the terms of the Investment Agreement, CGE and Anjou will have the right to require on up to four occasions that the Company register all shares of Class A Common Stock, Series A Preferred Stock or Convertible Debt (as defined hereinafter) owned from time to time by CGE and its affiliates for sale to the public under the Securities Act (a "Demand Registration"), provided that the Company is not obligated (i) to effect more than one Demand Registration in any six-month period, (ii) to effect a Demand Registration for less than five percent of the outstanding Class A Common Stock, (iii) to effect a Demand Registration within six months of CGE or Anjou selling any shares of Class A Common Stock, Series A Preferred Stock or Convertible Debt (as defined hereinafter), pursuant to a Piggyback Registration (as defined below) or (iv) to effect a Demand Registration if the Company shall have filed or announced its intention to file a registration statement of an offering of shares of Class A Common Stock for its own account and shall be taking steps in pursuance thereof or if the Company shall have completed such a registered offering within the immediately preceding ninety days. In addition, CGE and Anjou will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay all registration expenses on behalf of CGE and Anjou, including certain related fees and expenses, other than underwriting fees and discounts.

  Access to Books and Records. The Company has agreed that for so long as CGE beneficially owns directly or indirectly at least 26% of the outstanding shares of Class A Common Stock on a fully-diluted basis, CGE will have access on reasonable terms to the books, records and employees of the Company and its subsidiaries and to the provision by the Company of all information reasonably requested by CGE, subject to confidentiality obligations that at the time may be owed by the Company to third parties and to appropriate confidentiality arrangements and requirements of law.

  CERTAIN COVENANTS OF CGE

  Exclusivity. Under the terms of the original Investment Agreement CGE agreed on behalf of itself and its affiliates that, for so long as CGE (with its affiliates) is the largest stockholder of the Company, the Company would be CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water and wastewater management and air pollution activities. CGE also agreed to assist (and to cause its affiliates to assist) the Company in developing its water and wastewater management and air pollution activities in both Canada and Mexico, subject to existing contractual agreements and taking into account the respective interests of the Company and CGE and its affiliates. In addition, CGE agreed to offer (and to cause its affiliates to offer) the Company active participation in any new water management investments by CGE (or its affiliates) in the United States which are too capital intensive for the Company to undertake on a stand-alone basis.

  Pursuant to the Recapitalization Agreement and the Investment Agreement as amended by the Recapitalization Agreement, CGE agreed on behalf of itself and its affiliates that, for so long as CGE (with its affiliates) is the largest stockholder of the Company, the Company shall be CGE's exclusive vehicle in the United States, its possessions and its territories for its water management and wastewater management and air pollution activities; provided that the foregoing shall not apply to any acquisition or investment by CGE (or any of its affiliates) of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water ("Water Utility"), nor to CGE's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation (such Water Utilities, Consumers Water Company and Philadelphia Suburban Corporation hereinafter referred to collectively as the "Water Businesses").

  In addition, CGE has agreed to assist (and cause its affiliates to assist) the Company in developing its water management and wastewater management and air pollution activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994 and taking into account the respective interests of the Company and CGE and its affiliates. CGE also agreed to offer the Company an active participation in any proposed water management or wastewater management activities by CGE (or any of its affiliates) in the United States (which shall be deemed to exclude the Water Businesses), which investment is too capital intensive for the Company to undertake on a stand-alone basis.

  In addition, in the event CGE (or any of its affiliates) acquires control of a Water Business which is also engaged in wastewater activities similar to those conducted by the Company as of the date of the original Investment Agreement, then CGE (or such affiliate) has agreed to use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of such Water Business and other applicable regulatory standards, that Water Business to offer to the Company the opportunity to obtain "operating and maintenance" contracts with the wastewater management business of, and the opportunity to obtain engineering contracts with, such Water Business on terms which are commercially reasonable in the judgment of such Water Business; provided that the foregoing shall not apply to any existing business of Consumers Water Company or Philadelphia Suburban Corporation as of the date of the original Investment Agreement.

  In addition, CGE (and its affiliates) and the Company agreed to establish a privileged commercial relationship for the development of air pollution activities in Europe.

  Finally, the Investment Agreement, as amended, provides that the exclusivity provision shall have no application to Kruger, Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium Traitement et de Valorisation.

  Affiliate Transactions. CGE has agreed on behalf of itself and its affiliates that any transactions (or series of related transactions in a chain) between the Company and any of its affiliates and CGE or any of its affiliates will be on an arm's length basis. Any such transaction (or such series of transactions) having an aggregate value in excess of $1,000,000 must be approved by a majority of the Independent Directors or a special committee thereof acting in a separate meeting or by unanimous written consent. The Company, CGE and Anjou have further agreed that all actions by the Company with respect to any claim by the Company against CGE or its affiliates under the Investment Agreement will be taken only by majority approval of such Independent Directors or a special committee thereof, so acting in a separate meeting or by unanimous written consent.

  Sales of Shares. CGE has also agreed to give the Company one day's prior written notice of any sale of shares of Class A Common Stock or Series A Preferred Stock held by CGE or its affiliates if, to the knowledge of CGE, such sale would result in any person beneficially owning more than 15% of the outstanding shares of Class A Common Stock.

 ISSUANCE OF SERIES A PREFERRED STOCK

  Pursuant to the terms of the Investment Agreement, the Company issued to CGE 1,200,000 shares of Series A Preferred Stock, convertible into 4,800,000 shares of Class A Common Stock, for an aggregate cash purchase price of $60.0 million. The Series A Preferred Stock is exchangeable at the option of the Company for the Company's 5 1/2% Convertible Subordinated Notes with a maturity of ten years from the date of issuance of such notes (the "Convertible Debt"). The Series A Preferred Stock was exchanged for 34,285,714 shares of Class A Common Stock in the Exchange at an exchange price equal to the Subscription Price. During fiscal 1996 and 1997, the Company paid $3.3 million and $2.5 million, respectively, in dividends to CGE on the Series A Preferred Stock.

CGE NOTE

  In connection with the Investment Agreement, the Company and CGE entered into a Credit Agreement dated as of June 14, 1994 pursuant to which the Company received the CGE Note in a principal amount of $125 million. The CGE Note is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% and has a final maturity of June 15, 2001. The CGE Note contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. On June 14, 1994, the Company utilized a substantial portion of the proceeds from the CGE Note to retire its 11.8% Senior Notes with The Prudential Insurance Company of America. The Company had incurred approximately $8.9 million and $8.7 million of interest related to the CGE Note during fiscal 1996 and 1997, respectively. The Company expects to repay the CGE Note with a portion of the gross proceeds from the Rights Offering. See "Use of Proceeds."

INVOLVEMENT OF CGE IN OTHER FINANCING ARRANGEMENTS

  On March 10, 1995, the Company entered into the Bank Credit Facility with The First National Bank of Chicago and Societe Generale, New York Branch, acting as co-agents for a syndicate which includes seven additional banks. As of January 28, 1998, the Company's borrowings under the Bank Credit Facility totaled
$10.0 million and outstanding letters of credit under the Bank Credit Facility totaled $22.9 million (unused capacity of $37.1 million). The Bank Credit Facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the terms of the Bank Credit Facility, borrowings are limited to the lesser of $70 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.25%, or at a defined bank rate approximating prime. The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related agreement requires CGE to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors, as well as to appoint the Chief Executive Officer and the Chief Financial Officer of the Company. CGE has reaffirmed to Societe Generale the terms of CGE's existing credit support of the Company, including a commitment to maintain its minimum 48% voting equity ownership interest and to check to ensure that the Company will have sufficient financial resources to meet its obligations under the Bank Credit Facility. The Company compensates CGE for its support in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities ($1.2 million for each of the years ended October 31, 1996 and 1997).

ANJOU NOTE

  On August 2, 1996, the Company entered into a $60 million seven-year unsecured revolving credit facility with Anjou pursuant to which the Company received the Anjou Note. The facility matures on August 2, 2003. The Anjou Note bears interest at LIBOR plus 0.6%. In conjunction with this new financing the Company reduced its more expensive $130 million Bank Credit Facility to $50 million. As of October 31, 1997, the Company's outstanding borrowings under the Anjou Note totaled $60.0 million. The Company had incurred approximately $0.7 million and $3.7 million of interest on this loan during fiscal 1996 and 1997, respectively. The Company expects to repay the Anjou Note with a portion of the proceeds from the Rights Offering. See "Use of Proceeds."

RECAPITALIZATION AGREEMENT; OTHER CGE RELATED MATTERS

  On September 24, 1997, the Company, CGE and Anjou entered into a Recapitalization Agreement whereby the Company would, among other things, effect the Exchange, and conduct the Rights Offering. See "The Recapitalization--General." Pursuant to the Recapitalization Agreement, the Company, CGE and Anjou also entered into agreements with respect to certain other matters, including the Consent Solicitation, the Charter Amendment and CGE's agreement to work with the Company to enhance the Company's participation in the emerging privatization market in the wastewater management industry. On January 26, 1998, the Recapitalization

Agreement was amended to implement certain technical amendments thereto. See"The Recapitalization--Consent Solicitation; Issuance of Class B Common Stock" and "The Recapitalization--Other."

  Pursuant to the Recapitalization Agreement, immediately prior to the Record Date, CGE and the Company effected the Exchange pursuant to which the shares of Series A Preferred Stock held by CGE were automatically exchanged for 34,285,714 shares of Class A Common Stock. In addition, CGE has agreed to exercise in full its Basic Subscription Privilege and the Conditional CGE Subscription, up to a maximum aggregate subscription of $185 million of Class A Common Stock (subject to the Company's obligation to issue Class B Common Stock in certain circumstances). As a result, if no other Rights are exercised and the Requisite Consents are obtained, CGE would own an aggregate of 153,609,974 shares of Class A Common Stock. Consequently, immediately after the Recapitalization, CGE would own approximately 89.3% of the total outstanding Class A Common Stock of the Company. See "Risk Factors-- Controlling Stockholder; Ability of Controlling Stockholder to Increase Ownership."

  Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. CGE will receive a fee of 1% of the lesser of (i) 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, or (ii) $45 million.

  The Company did not declare the quarterly dividends aggregating $1,650,000 due September 30, 1997 and December 31, 1997 on the Series A Preferred Stock, all of which was held by CGE, due to its concerns over liquidity and the adequacy of its surplus. On January 28, 1998, the Company effected the Exchange pursuant to which all of the shares of Series A Preferred Stock held by CGE (representing all of the issued and outstanding shares of Series A Preferred Stock) were exchanged for shares of Class A Common Stock. The dividends in arrears on the Series A Preferred Stock have not been paid and were extinguished pursuant to the Exchange.

  CGE has unconditionally guaranteed performance by PSG of PSG's contract with PRASA. During fiscal years ended October 31, 1996 and 1997, PSG's contract with PRASA accounted for 39% of PSG's total sales and 22% and 23% of the Company's total sales, respectively.

  Following the Recapitalization, the Company will require additional financial resources to develop and support each of its businesses at PSG and Metcalf & Eddy, to undertake related long-term capital expenditures and to participate in the emerging privatization market in the wastewater management industry. CGE has informed the Company that it intends to work with the Company to explore various ways to develop such financial resources for these purposes, including, among others, the raising by CGE of an investment fund or other off-balance sheet vehicle which would invest, on a case-by-case basis, in various project financings undertaken by the Company. It is anticipated that any such vehicle would invest in such project finance activities of the Company on terms which are commercially reasonable. As a result, CGE and the Company and possibly others, investing either directly or indirectly through such vehicle or otherwise, would share in the returns on such projects pro rata in relation to their respective equity investments.

OTHER RELATED TRANSACTIONS

  Ms. Green, a director of the Company since June 1994, is a partner at the law firm of Bryan, Cave LLP. Bryan, Cave LLP has performed limited legal services for the Company from time to time. Ms. Green has not personally represented the Company.

                              THE RIGHTS OFFERING

THE RIGHTS

  The Company is hereby distributing transferable Rights at no cost to each Recordholder of outstanding shares of Class A Common Stock as of the close of business on the Record Date of January 29, 1998. Each Recordholder of Class A Common Stock at the close of business on the Record Date will receive approximately 1.80982 Rights for each share of Class A Common Stock owned of record at the close of business on such date. The Rights will be evidenced by transferable Rights Certificates. Each Right allows the holder thereof (i) to subscribe at the Subscription Price for one share of Class A Common Stock, subject to the Company's obligation to issue Class B Common Stock in the event the Requisite Consents are not obtained and issuing Class A Common Stock to any individual stockholder would cause such person to beneficially own more than 74% of the voting power of the Company, and (ii) to receive 0.30014 of a Warrant for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege. Each Warrant will allow the holder thereof to purchase one share of Class A Common Stock at an exercise price of $2.50 per share. Each holder of Rights other than CGE and Anjou who elects to exercise the Basic Subscription Privilege also may subscribe at the Subscription Price for Excess Shares of Class A Common Stock pursuant to the Oversubscription Privilege, subject to availability and proration and the Company's obligation to issue shares of Class B Common Stock in certain circumstances, and will receive 0.30014 of a Warrant for each Excess Share acquired pursuant to the Oversubscription Privilege. See "Description of Warrants."

  No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised gross proceeds to the Company will equal $210 million.

  Because the number of Rights distributed to each Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 120,000,000 shares of Class A Common Stock, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances, are issued hereunder, beneficial owners of Class A Common Stock who are also Recordholders of their shares may receive more Rights under certain circumstances than beneficial owners of Class A Common Stock who are not Recordholders of their shares and who do not obtain (or cause the record holder of their shares of Class A Common Stock to obtain) a separate Rights Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that Recordholders of Class A Common Stock or beneficial owners of Class A Common Stock who obtain a separate Rights Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege and, in the event shares subscribed for pursuant to the Oversubscription Privilege are prorated, such Recordholders or beneficial owners will be able to subscribe for more shares pursuant to the Oversubscription Privilege. See "--Method of Subscription--Exercise of Rights."

EXPIRATION DATE

  The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 4, 1998, unless extended for up to ten days in the sole discretion of the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription and Information Agent after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Date by giving oral or written notice to the Subscription and Information Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

SUBSCRIPTION PRIVILEGES

  Basic Subscription Privilege. Each Right will allow the holder thereof to receive, upon payment of the Subscription Price, (i) one share of Class A Common Stock, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances and (ii) 0.30014 of a Warrant for each Underlying Share subscribed for by such holder. The certificates representing shares of Class A Common Stock and shares of Class B Common Stock, if any, purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. Certificates representing the transferable Warrants acquired in respect of the Basic Subscription Privilege will be issued to Public subscribers in the Rights Offering as soon as practicable following the Expiration Date but in no event later than the date on which certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege are delivered to subscribers.

  Oversubscription Privilege. Subject to availability and proration as described below and the Company's obligation to issue shares of Class B Common Stock in certain circumstances, Rights holders other than CGE and Anjou who exercise the Basic Subscription Privilege will be eligible to subscribe, at the Subscription Price, for additional shares of Class A Common Stock and to receive, in addition, 0.30014 of a Warrant for each such additional share acquired.

  Shares of Class A Common Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. The Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders who exercise their Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Oversubscription Privilege on the same pro rata basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privilege; provided further, however, that CGE will not be allocated any Excess Shares pursuant to the Conditional CGE Subscription until all other Rights holders exercising the Oversubscription Privilege have been allocated the number of Excess Shares for which they oversubscribed. Payment for oversubscription will be deposited upon receipt by the Subscription and Information Agent pending a final determination of the number of Underlying Shares to be issued pursuant to such Oversubscription Privilege. If a proration of the Excess Shares results in a Rights holder receiving fewer Excess Shares than such Rights holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder at the Subscription Price for shares not issued will be returned by mail without interest or deduction promptly after the Expiration Date and after all prorations and adjustments contemplated by the Rights Offering have been effected. Certificates representing shares of Class A Common Stock and shares of Class B Common Stock, if any, purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  Public Rights holders also will receive 0.30014 of a Warrant for each Excess Share acquired pursuant to the Oversubscription Privilege. Certificates representing the transferable Warrants acquired in respect of the Oversubscription Privilege will be issued to Public subscribers in the Rights Offering as soon as practicable following the Expiration Date but in no event later than the date on which certificates representing Underlying Shares purchased pursuant to the Oversubscription Privilege are delivered to subscribers.

  Banks, brokers and other nominee Rights holders who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription and Information Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

  Conditional CGE Subscription. CGE, the beneficial owner of approximately 72.2% of the Class A Common Stock currently outstanding, has agreed to exercise in full its Basic Subscription Privilege to subscribe for 86,682,535 shares of Class A Common Stock. In addition, in the event that all Underlying Shares are not purchased pursuant to the Rights Offering (including pursuant to the Oversubscription Privilege), CGE will subscribe for and purchase at the Subscription Price an additional number of shares of Class A Common Stock, subject to the Company's obligation to issue Class B Common Stock in certain circumstances. CGE has agreed that it will not receive any Warrants in respect of either its Basic Subscription Privilege or the Conditional CGE Subscription. The total number of shares subscribed for by CGE and its subsidiaries pursuant to the Conditional CGE Subscription will be no greater than (i) the total number of Underlying Shares available to be purchased by the Public in the Rights Offering, minus (ii) the total number of Underlying Shares actually purchased by the Public in the Rights Offering, and in no event will the gross proceeds resulting from CGE's and its subsidiaries' Basic Subscription Privilege and the Conditional CGE Subscription exceed $185 million. As a result, if no other Rights holder exercises Rights in the Rights Offering, CGE will purchase 105,714,285 shares of Class A Common Stock in the Rights Offering, subject to the Company's obligation to issue Class B Common Stock in certain circumstances.

SUBSCRIPTION PRICE

  The Subscription Price of $1.75 per share was determined pursuant to a formula set forth in the Recapitalization Agreement which provides that the Subscription Price in the Rights Offering shall be equal to 82% of the average daily Closing Prices (as defined hereinafter) of the Class A Common Stock for the ten consecutive Trading Days (as defined hereinafter) ending five days prior to the Record Date; provided, however, that in no event shall the Subscription Price be less than $1.75 per share of Class A Common Stock or exceed $2.50 per share of Class A Common Stock. As used herein, (i) "Closing Price" means on any day the last reported sale price regular way on such day or, in case no sale takes place on such day, the average of the reported bid and asked prices regular way on the AMEX or, if the Class A Common Stock is not listed on such exchange, on the principal national securities exchange or quotation system on which such Class A Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected from time to time by the Board of Directors of the Company for that purpose, and (ii) "Trading Day" means a day on which securities traded on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription and Information Agent (as defined hereinafter) and will be applied to the purchase of Class A Common Stock as provided herein.

  The ten consecutive Trading Day period ending on January 24, 1998, five days prior to the Record Date, would include January 9, 12, 13, 14, 15, 16, 20, 21, 22 and 23. The daily Closing Prices per share of the Class A Common Stock for such dates, respectively, were: $1.438, $1.438, $1.375, $1.313, $1.375,
$1.438, $1.375, $1.375, $1.375 and $1.838. The average daily Closing Prices would be $1.438 per share, and 82% of such average daily Closing Prices would be $1.179 per share. However, because in no event shall the Subscription Price be less than $1.75 per share, the Subscription Price would be $1.75 per share of Class A Common Stock.

  The Subscription Price represents a premium of approximately 21.7% over the average daily closing price of $1.438 for the Class A Common Stock as reported on the AMEX for the ten consecutive trading day period ending on January 24, 1998, five days prior to the Record Date, and a premium of approximately 28.2% over the average daily closing price of $1.365 for the Class A Common Stock as reported on the AMEX for the sixty day trading period ending on January 24, 1998. There can be no assurance that the Class A Common Stock will trade at prices above the Subscription Price. See "Risk Factors--Market Risks Associated with the Class A Common Stock."

  The Subscription Price was determined through arm's-length negotiation between the Special Committee and CGE and has been approved and adopted by the Company's Board of Directors. In making this determination, the material factors considered by the Company were the amount of proceeds that the Company needs to raise, the average market price of the Class A Common Stock, the intrinsic value of the Class A Common Stock, the exchange price for the Series A Preferred Stock, the pro rata nature of the offering and pricing policies customary for transactions of this type. The Subscription Price should not be considered an indication of the actual value of the Company or the Class A Common Stock.

NO BOARD OR SPECIAL COMMITTEE RECOMMENDATION

  An investment in the Class A Common Stock, the Class B Common Stock (to the extent applicable), the Warrants and the Warrant Shares must be made pursuant to each investor's evaluation of such investor's best interests. Accordingly, neither the Board of Directors of the Company nor the Special Committee makes any recommendation to Rights holders regarding whether they should exercise their Rights.

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

  The Basic Subscription Privilege and the Oversubscription Privilege may be exercised by delivering to First Chicago Trust Company of New York (the "Subscription and Information Agent"), at or prior to 5:00 p.m., New York City time, on the Expiration Date, the properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription and Information Agent. All payments must be made in U.S. dollars for the full number of shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal or express money order payable to First Chicago Trust Company of New York, as Subscription and Information Agent, or (b) by wire transfer of same-day funds, to the account maintained by the Subscription and Information Agent for purposes of accepting subscriptions in the Rights Offering at First National Bank of Chicago ABA No. 0710-0001-3, further credit to First Chicago Trust Company of New York, ATTN: AWT Subscription, Acct. No. 93-00007, (the "Subscription Account"). Payments will be deemed to have been received by the Subscription and Information Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription and Information Agent of any certified check or bank draft upon a U.S. bank or of any postal or express money order or (iii) receipt of collected funds in the Subscription Account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  The Rights Certificate and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery, as defined below, must be delivered to the Subscription and Information Agent by one of the methods described below:

    by Mail:

      First Chicago Trust Company of New York
      Tenders & Exchanges
      P.O. Box 2565
      Suite 4660
      Jersey City, New Jersey 07303-2565

    by Hand:

      First Chicago Trust Company of New York
      ATTN: Tenders & Exchanges
      c/o The Depository Trust Company
      55 Water Street, DTC TAD Vietnam Veterans Memorial Plaza
      New York, New York 10041

    by Overnight Courier:

      First Chicago Trust Company of New York
      Tenders & Exchanges
      14 Wall Street, 8th Floor
      Suite 4680
      New York, New York 10005

    Telephone Number for Confirmation:

      (201) 222-4707

    Telephone Number for Information:

      (201) 324-0137

  Delivery to an address other than those above does not constitute valid delivery.

  The Company will pay all fees and expenses of the Subscription and Information Agent and has also agreed to indemnify the Subscription and Information Agent from certain liabilities which it may incur in connection with the Rights Offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription and Information Agent.

  If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Rights Certificate or Rights Certificates evidencing such Rights to reach the Subscription and Information Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

    (i) the Rights holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription and Information Agent on or prior to the Expiration Date;

    (ii) the Subscription and Information Agent receives, on or prior to the Expiration Date, a guarantee notice ("Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Air & Water Technologies Corporation Rights Certificates (the "Instructions") distributed with the Rights Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD"), or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Rights Certificate or Rights Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription and Information Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery; and

    (iii) the properly completed Rights Certificate or Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, is received by the Subscription and Information Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription and Information Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription and Information Agent by facsimile transmission (Telecopy No.:
  (201) 222-4720 or (201) 222-4721). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription and Information Agent.

  Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account to be maintained by the Subscription and Information Agent pending issuance of such Excess Shares. If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of Underlying Shares that the Rights holder indicates are being subscribed for, or if no number of Underlying Shares to be purchased is specified, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Rights holder has indicated an intention to subscribe (such excess being the "Subscription Excess"), then the Rights holder will be deemed to have exercised the Oversubscription Privilege to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of Class A Common Stock, subject to the Company's obligation to issue shares of Class B Common Stock in certain circumstances, equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any remaining amount shall be returned to such Rights holder by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  Unless a Rights Certificate (i) provides that the shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the Recordholder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Rights Certificate must be guaranteed by an Eligible Institution or other eligible guarantor institution which is a member of or a participant in a medallion guarantee program acceptable to the Subscription and Information Agent. A Rights holder may request any Rights Certificate held by it to be split into such smaller denominations as it wishes, provided that the Rights Certificate is received by the Subscription and Information Agent, properly endorsed, no later than 11:00 a.m., New York City time, on February 26, 1998.

  Persons holding shares of Class A Common Stock beneficially and receiving the Rights distributable with respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Class A Common Stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. If a beneficial owner wishes to obtain a separate Rights Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Rights Certificate be issued.

  The instructions accompanying the Rights Certificates should be read carefully and followed in detail. RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AND INFORMATION AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

  THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AND INFORMATION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AND INFORMATION AGENT AND THE CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription and Information Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription and Information Agent at the address and telephone number set forth above.

NO REVOCATION

  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

  In the case of Rights that are held of record through the Depository Trust Company (a "Book-Entry Transfer Facility"), exercises of the Basic Subscription Privilege and the Oversubscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription and Information Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Class A Common Stock (subject to the Company's obligation to issue Class B Common Stock in certain circumstances) subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege.

EFFECTS OF RIGHTS OFFERING ON OTHER SECURITIES AND STOCK OPTIONS OF THE COMPANY AND COMPANY PLANS

  The number of shares covered by certain stock options and the option prices thereunder are subject to adjustment in accordance with the provisions thereof. The Company's stock option plan or, in certain cases, the stock option agreements evidencing awards made thereunder, require the Compensation Committee of the Board of Directors to make appropriate adjustments to the outstanding options or other awards in the event of any split-ups, stock dividends, recapitalizations, mergers, consolidations, combination, exchanges of shares and the like (each an "Adjustment Event"). The Compensation Committee, whose determination shall be conclusive, has discretion to determine the nature and extent of the adjustments to be made in order to make the outstanding options or awards, immediately after such Adjustment Event, equivalent to such options or awards immediately prior to such Adjustment Event.

  The Compensation Committee will meet to determine whether the Rights Offering is an Adjustment Event and if so, what adjustment to make.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

  Rights Certificates will not be mailed to Holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription and Information Agent for their accounts. To exercise such Rights, such holders must notify the Subscription and Information Agent, and must take all other steps which are necessary to exercise the Rights on or prior to the Expiration Date. If the procedures set forth in the preceding sentence are not followed prior to the Expiration Date, the Rights will expire.

OTHER MATTERS

  The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of Class A Common Stock, subject to the Company's obligation to issue Class B Common Stock in certain circumstances, or Warrants from Rights holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions, or change the terms of the Rights Offering, in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. If any such change is made that is material and has an adverse effect on any holder that has previously exercised Rights, such holder will be provided the opportunity to revoke such exercise. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.

                            DESCRIPTION OF WARRANTS

  The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") by and between the Company and First Chicago Trust Company of New York as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. The Warrant Agreement will be substantially in the form of the Warrant Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company has available for issue up to 10,000,000 Warrants, which when exercised, would entitle the holders thereof to purchase, in the aggregate, up to 10,000,000 shares of Class A Common Stock. The Company will issue to each Public subscriber in the Rights Offering 0.30014 of a Warrant for each Underlying Share subscribed for by such subscriber pursuant to the Basic Subscription Privilege and for each Excess Share acquired by such subscriber pursuant to the Oversubscription Privilege. See "The Rights Offering--The Rights."

  At a Subscription Price of $1.75 per share, Public Rights holders will receive an aggregate of approximately 33,317,465 Rights, which upon full exercise would allow the Public to purchase an aggregate of approximately 33,317,465 Underlying Shares. At a Subscription Price of $1.75 per share, each Public subscriber in the Rights Offering will be entitled to approximately
0.30014 of a Warrant for each Right exercised by such subscriber in the Rights Offering, regardless of Public participation in the Rights Offering. The following table sets forth the aggregate number of Warrants issued and the fraction of a Warrant issued per each Right distributed to the Public at each of four levels of assumed Public participation in the Rights Offering. However, the Rights Offering is not conditioned upon any minimum level of exercise of Rights by the Public. The levels of Public participation set forth in the following table are presented for illustrative purposes only and are not necessarily indicative of the actual level of Public participation, if any, which may result in the Rights Offering.

                     AGGREGATE
                     NUMBER OF                                                       NUMBER OF
 PERCENTAGE OF    RIGHTS EXERCISED                 PERCENTAGE OF     AGGREGATE    WARRANTS ISSUED
     PUBLIC       (AND UNDERLYING    AGGREGATE      10,000,000       NUMBER OF       PER RIGHT
PARTICIPATION IN       SHARES      GROSS PROCEEDS WARRANTS ISSUED WARRANTS ISSUED  EXERCISED BY
   THE RIGHTS      PURCHASED) BY    FROM PUBLIC      TO PUBLIC       TO PUBLIC        PUBLIC
    OFFERING         THE PUBLIC    SUBSCRIPTIONS    SUBSCRIBERS    SUBSCRIBERS      SUBSCRIBERS
----------------  ---------------- -------------- --------------- --------------- ---------------
   25%                8,329,366     $14,576,391         25%          2,500,000        .30014
   50%               16,658,733     $29,152,782         50%          5,000,000        .30014
   75%               24,988,099     $43,729,173         75%          7,500,000        .30014
  100%               33,317,465     $58,305,564        100%         10,000,000        .30014

  Each Warrant, when exercised, will entitle the holder thereof to acquire, at any time from time to time prior to the Warrant Expiration Date, one Warrant Share at an exercise price of $2.50 per share. The Warrant Exercise Price was determined through arm's-length negotiation between CGE and the Special Committee. The Warrant Exercise Price represents a premium of approximately 66.7% over the last sale price of the Class A Common Stock on the AMEX on the last trading day immediately prior to the announcement of the Recapitalization and a premium of approximately 42.9% over the Subscription Price. The Warrant Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable only if (i)(x) the Registration Statement is then in effect and the Company has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or (y) the exercise is exempt from the registration requirements of the Securities Act, and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable state blue sky laws. Unless exercised, the Warrants will expire on the Warrant Expiration Date which is three years from the date of issuance.

  The Warrants may be exercised at any time by surrendering to the Company at the office of the Warrant Agent the certificates evidencing such Warrants (the "Warrant Certificates") with the accompanying form of election to purchase properly completed and executed, together with payment of the Warrant Exercise Price. Payment of the Warrant Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Company or, in the discretion of the Warrant Agent, by wire transfer of immediately available funds to an account designated by the Warrant Agent. Upon surrender of the Warrant Certificate and payment of the Warrant Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, a stock certificate representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrant Agreement and the Warrants. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

  No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Warrants (or a specified portion thereof), the Company shall pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent; provided that Warrant holders may elect to purchase full shares of Class A Common Stock by delivering an appropriate amount of cash.

  Certificates representing the transferable Warrants acquired pursuant to the Rights Offering will be issued to Public subscribers in the Rights Offering as soon as practicable following the Expiration Date but in no event later than the date on which certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege and Oversubscription Privilege are delivered to subscribers.

  Warrant Certificates will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of Warrant Certificates.

  Warrant holders will not, by virtue of being such holders, have any rights as stockholders of the Company. Warrant holders have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. Warrant holders are not entitled to share in the assets of the Company in the event of liquidation, dissolution or winding up of the Company's affairs.

  In the event of taxable distribution to holders of Class A Common Stock which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, Warrant holders may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

ADJUSTMENTS

  The number of shares of Class A Common Stock purchasable upon the exercise of the Warrants and the Warrant Exercise Price both will be subject to adjustment in certain events (subject to certain exceptions) including (i) the payment by the Company of dividends (and other distributions) on Class A Common Stock payable in Class A Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations, exchanges, split-ups, reorganizations and reclassifications of Class A Common Stock, (iii) the issuance of rights, options or warrants to subscribe for Class A Common Stock, for a consideration per share of Class A Common Stock which is less than the current market price per share of Class A Common Stock and (iv) the distribution to all holders of Class A Common Stock of any of the Company's assets.

  No adjustment in the Warrant Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Warrant Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  If the Company consolidates or merges with or into, or transfers or leases all or substantially all of its assets to, any person, upon consummation of such transaction, the Warrants will automatically become exercisable for the kind and amount of securities, cash or other assets which the Warrant holder would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. No such consolidation, merger, transfer or lease will be effected unless the successor company, if other than the Company, assumes by written instrument the obligation to issue securities, cash or other assets as aforesaid.

REGISTRATION OF WARRANT SHARES

  Warrant holders will be able to exercise their Warrants only if (i)(x) the Registration Statement is then in effect and the Company has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or (y) the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable state blue sky laws. Subject to Black Out Periods and Postponement Periods, the Company will use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the expiration or exercise of all Warrants in order to permit the prospectus included therein to be lawfully delivered. Notwithstanding the foregoing, the Company will not be required to amend or supplement the Registration Statement, any related prospectus or any document incorporated therein by reference, (i) for a period (a "Black Out Period") not to exceed the shorter of (x) the period ending on the date the information responsible for the Black Out Period is disclosed to the public and (y) sixty days (provided that no two Black Out Periods shall occur during any period of 135 consecutive days) in the event that (1) an event occurs and is continuing as a result of which the Registration Statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Company's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2)(A) the Company determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided that no Black Out Period may be in effect during the six months prior to the Warrant Expiration Date and there will be no more than three Black Out Periods during the term of the Warrants; or (ii) in the event that the Company determines in its good faith judgment that the current market price per share of the Class A Common Stock is substantially below the Warrant Exercise Price such that exercise of the Warrants is unlikely to occur, for a period (a "Postponement Period") continuing until such time as the Company determines in its good faith judgment that exercise of the Warrants appears likely; provided that during the Postponement Period the Company (x) shall monitor the current market price per share of the Class A Common Stock and (y) shall not permit the exercise of any Warrant unless the Company shall have delivered to each person exercising a Warrant a current prospectus meeting the requirements of
Section 10(a) of the Securities Act. See "Risk Factors--Ability to Exercise Warrants."

TRANSFER RESTRICTIONS; LISTING

  The Warrants will be freely transferable and freely tradable. The Company will use its commercially reasonable efforts to secure the listing of the Warrants and the Warrant Shares upon each national securities exchange or automated quotation system, if any, upon which the shares of Class A Common Stock are then listed and will use its commercially reasonable efforts to maintain such listing, so long as any other shares of Class A Common Stock will be so listed or quoted. See "Risk Factors--No Prior Market for Rights or Warrants."

AUTHORIZED SHARES

  The Company has authorized for issuance such number of shares of Class A Common Stock as shall be issuable upon the full exercise of all outstanding Warrants. The Company is required to reserve a sufficient number of authorized shares of Class A Common Stock to permit the exercise of all the Warrants issued. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any such tax, lien, charge or security interest imposed upon or granted by the holder of the Class A Common Stock).

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the Warrant holders, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the Warrant holders shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Warrant Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

GOVERNING LAW

  The Warrant Agreement and the Warrants will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

                         DESCRIPTION OF CAPITAL STOCK

  The following general summary of the capital stock summarizes certain material elements of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Such summary is not necessarily complete and is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is on file with the Commission. See "Available Information."

  The Company is authorized by the Certificate of Incorporation to issue 100,000,000 shares of Common Stock, par value $.001 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of January 20, 1998, 32,019,254 shares of Class A Common Stock were issued and outstanding. Pursuant to the Exchange, the Company exchanged all of the outstanding shares of Series A Preferred Stock for 34,285,714 shares of Class A Common Stock. See "The Recapitalization--The Exchange."

  There are currently insufficient shares of Class A Common Stock authorized to permit issuance of Class A Common Stock upon the exercise of Rights or Warrants. In order to consummate the Recapitalization, as soon as reasonably practicable, the Company, acting through the Board, has agreed to duly approve and adopt an amendment to the Company's Certificate of Incorporation (i) to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 shares to 260,000,000 shares, of which 230,000,000 shares would be Class A Common Stock and 30,000,000 shares would be Class B Common Stock and (ii) to amend the conversion rights of a stockholder's Class B Common Stock to provide for automatic conversion of shares of Class B Common Stock into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder. In addition, CGE and Anjou, the holders of a majority of the voting power of the Company, have agreed to provide their written consent for the requisite approval of the Company's stockholders in respect of such amendments to the Certificate of Incorporation. See "The Recapitalization--Other--Charter Amendment."

CLASS A COMMON STOCK

  Holders of issued and outstanding shares of Class A Common Stock are entitled to one vote for each share they hold.

  Holders of the Class A Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company. The Company has not paid cash dividends on the Class A Common Stock in recent years, and does not expect to pay dividends in the foreseeable future. In addition, the Bank Credit Facility prohibits the Company from declaring or paying cash dividends on the Class A Common Stock.

CLASS B COMMON STOCK

  Following effectiveness of the Charter Amendment, the Class B Common Stock will be identical in all respects except that (i) the Class B Common Stock will not be entitled to vote and (ii) a stockholder's shares of Class B Common Stock will automatically convert into Class A Common Stock immediately upon the earlier of August 1, 2000 or seventy-five days following the date on which the Change of Control Provision becomes inapplicable (by amendment of the Indenture, redemption of the Convertible Debentures or otherwise) to such holder.

PREFERRED STOCK

  Shares of Preferred Stock of the Company may be issued from time to time in one or more classes or series with such designation or title as fixed by the Board of Directors. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as determined by the Board of Directors, in accordance with the laws of the State of Delaware.

  As a result of the Exchange, there are currently no issued and outstanding shares of Preferred Stock. Pursuant to the terms of the Series A Preferred Stock, the shares of Series A Preferred Stock reacquired by the Company pursuant to the Exchange will (upon compliance with any applicable provisions of the laws of the State of Delaware) be canceled by the Company and will not be available for reissuance or redesignation.

CONVERSION OF CONVERTIBLE DEBENTURES

  Currently $115 million principal amount of Convertible Debentures of the Company are outstanding. Any Convertible Debenture or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted into shares of Class A Common Stock at a conversion price of $30.00 per share, subject to adjustments. As a result of the Rights Offering, the conversion price for such Convertible Debentures will be unchanged.

  The beneficial ownership by a person of 75% or more of the outstanding voting securities of the Company following the Rights Offerings could permit the holders of the Convertible Debentures to require the Company to redeem outstanding Convertible Debentures following the Rights Offering at a redemption price of 100% of the principal amount, together with accrued interest to the redemption date. At the option of the Company, if such put right is triggered and exercised, the Company may repurchase such Convertible Debentures with a cash payment or by delivery of shares of Class A Common Stock. See "Risk Factors--Change of Control Provision of Convertible Debentures." The Convertible Debentures are redeemable in whole or in part at the option of the Company for cash at a redemption price of 102.4% of the principal amount in 1997 reducing to 100% of the principal amount in 2000, together with accrued interest to the redemption date. The Convertible Debentures require equal annual sinking fund payments beginning May 15, 2000, which are calculated to retire 75% of the Convertible Debentures prior to maturity.

  Prior to or concurrently with the consummation of the Rights Offering and in connection with the Recapitalization, the Company has agreed to conduct a Consent Solicitation to seek the consent of the holders of not less than a majority in aggregate principal amount of the Convertible Debentures outstanding in order to delete the Change of Control Provision from the Indenture governing such Convertible Debentures. See "The Recapitalization-- Consent Solicitation; Issuance of Class B Common Stock."

CLASS A COMMON STOCK OUTSTANDING AFTER RECAPITALIZATION

  CGE received approximately 34,285,714 shares of Class A Common Stock in the Exchange. In addition, 120,000,000 shares of Class A Common Stock will be issued to Rights holders in connection with the Rights Offering assuming exercise of all Rights and assuming the Requisite Consents are obtained. Based on the 32,019,254 shares of Class A Common Stock outstanding as of January 20, 1998, the issuance of such shares would result (on a pro forma basis as of such date) in approximately a 381.9% increase in the amount of Class A Common Stock.

  The outstanding shares of the Class A Common Stock are listed on the AMEX under the symbol "AWT".

  The transfer agent and registrar for the Class A Common Stock is First Chicago Trust Company of New York.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary sets forth the material United States federal income tax consequences of the receipt, ownership, exercise and disposition of the Rights and the Warrants, and of the receipt, ownership, and disposition of Warrant Shares, to United States holders under present law. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, persons deemed to hold directly or indirectly 10% or more of Company's stock, banks, dealers in securities, life insurance companies, tax exempt organizations, foreign taxpayers or persons holding the Company's stock as part of a straddle or conversion transaction), nor does it discuss any aspect of state, local or foreign income or other tax laws. This discussion is limited to United States holders of Class A Common Stock who hold such stock as a capital asset. For purposes of this discussion, a United States holder is a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust.

THE RIGHTS

  Holders of Class A Common Stock will not recognize taxable income in connection with the receipt or exercise of the Rights and, except as provided in the following sentence, the basis of the Rights received by a stockholder as a distribution with respect to such stockholder's Class A Common Stock will accordingly be zero. If either (i) the fair market value of the Rights on the date of issuance is 15% or more of the fair market value (on the date of issuance) of the Class A Common Stock with respect to which they are received or (ii) the stockholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Class A Common Stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's basis in such Class A Common Stock will be allocated between the Class A Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's Class A Common Stock will include the stockholder's holding period for the Class A Common Stock with respect to which the Rights were issued.

  A stockholder who sells Rights received in the Rights Offering prior to exercise will recognize capital gain or loss equal to the difference between the sale proceeds and such stockholder's basis (if any) in the Rights sold. In the case of certain non-corporate taxpayers, any such capital gain generally will be subject to a maximum United States federal income tax rate of (i) 28% if such holder's holding period is more than one year but not more than eighteen months and (ii) 20% if such holding period is more than eighteen months. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Stockholders who allow the Rights received by them in the Rights Offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Class A Common Stock, if any, owned by such holders of the Rights.

  Rights holders will not recognize any gain or loss upon the exercise of such Rights. The aggregate basis of the Class A Common Stock, Class B Common Stock (to the extent applicable) and Warrants acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the Rights holder's basis in such Rights (if any) as described above. Such aggregate basis will be allocated between such Class A Common Stock, Class B Common Stock (to the extent applicable) and Warrants based upon their respective fair market values at the time such Rights are exercised. The holding period for the Class A Common Stock, Class B Common Stock (to the extent applicable) and Warrants acquired through exercise of the Rights will begin on the date the Rights are exercised.

THE WARRANTS

  Upon the exercise of a Warrant, a Warrant holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares in which case the amount and character of which will be determined as if such holder had received such fractional shares and immediately had them redeemed by the Company for cash) and will have a tax basis in the Warrant Shares acquired (including fractional Warrant Shares in lieu of which cash is received) pursuant to such exercise equal to such holder's tax basis in the exercised Warrant (which, in the case of an initial holder, will equal the portion of the Subscription Price properly allocable to such Warrant, as described above) plus the Warrant Exercise Price. The holding period of such Warrant Shares so acquired will commence on the day after the date of exercise of the Warrant. If any cash is received in lieu of fractional shares, the Warrant holder will recognize gain or loss, the amount and character of which will be determined as if such holder had received such fractional shares and then immediately had them redeemed by the Company for cash. Similarly, upon the sale of Warrant Shares received upon exercise of a Warrant, a Warrant holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and such holder's tax basis in the Warrant Shares. In the case of certain non-corporate taxpayers, any such capital gain generally will be subject to a maximum U.S. Federal income tax rate of (i) 28% if such holder's holding period is more than one year but not more than eighteen months and (ii) 20% if such holding period is more than eighteen months. The distinction between capital gain or loss and ordinary income is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  The sale of a Warrant will generally result in the recognition of capital gain or loss to the Warrant holder in an amount equal to the difference between the amount realized and such holder's tax basis in the Warrant (which, in the case of an initial Warrant holder, will equal the portion of the Subscription Price properly allocable to the Warrant, as described above).

  If a Warrant expires unexercised, a Warrant holder will recognize a capital loss equal to such holder's tax basis in the Warrant.

  Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the Warrants which may occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a Warrant holder to the extent of the Company's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

  THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH RIGHTS HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING, OF THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE RIGHTS AND WARRANTS, AND OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF WARRANT SHARES ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                                 LEGAL MATTERS

  The validity of the authorization and issuance of the securities offered hereby is being passed upon by Douglas A. Satzger, Esq., Senior Vice President, General Counsel and Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements as of and for the years ended October 31, 1996 and 1997 included in this Prospectus and elsewhere in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent public accountants, and are included herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

  The consolidated statements of operations, stockholders' equity and cash flows included in this Prospectus and elsewhere in this Registration Statement for the year ended October 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing, in giving said report.

                      AIR & WATER TECHNOLOGIES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Reports of Independent Public Accountants................................  F-2
Consolidated Balance Sheets as of October 31, 1997 and 1996..............  F-4
Consolidated Statements of Operations for the Years Ended October 31,
 1997, 1996 and 1995.....................................................  F-5
Consolidated Statements of Stockholders' Equity for the Years Ended Octo-
 ber 31, 1997, 1996 and 1995.............................................  F-6
Consolidated Statements of Cash Flows for the Years Ended October 31,
 1997, 1996 and 1995.....................................................  F-7
Notes to Consolidated Financial Statements...............................  F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Air & Water Technologies Corpo-ration:

  We have audited the accompanying consolidated balance sheets of Air & Water Technologies Corporation and its Subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air & Water Technologies Corporation and its Subsidiaries as of October 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

New York, New York

December 13, 1997, except for
the last paragraph of Note 7
as to which the date is
January 28, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Air & Water Technologies Corporation:

  We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Air & Water Technologies Corporation (a Delaware corporation) and subsidiaries for the year ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Air & Water Technologies Corporation and subsidiaries for the year ended October 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Roseland, New Jersey
December 8, 1995

                      AIR & WATER TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                        AS OF OCTOBER 31, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      OCTOBER 31,
                                                  --------------------
                                                    1997       1996
                                                  ---------  ---------
                     ASSETS
Current Assets:
  Cash and cash equivalents, including restricted
   cash of $413 and $849 in 1997 and 1996, re-
   spectively.................................... $  12,089  $  12,667
  Accounts receivable, less allowance for doubt-
   ful accounts of $3,300 and $1,300 in 1997 and
   1996, respectively............................    76,681     61,818
  Costs and estimated earnings in excess of
   billings on uncompleted contracts.............    33,557     37,437
  Inventories....................................     1,893      1,921
  Prepaid expenses and other current assets......     4,460      7,878
  Net current assets of discontinued operations..       --      21,410
                                                  ---------  ---------
    Total current assets.........................   128,680    143,131
                                                  ---------  ---------
Property, plant and equipment, net...............    13,388     28,890
Investments in environmental treatment facili-
 ties............................................    21,817     22,062
Goodwill, net....................................   164,337    169,578
Other assets.....................................    30,391     27,927
Net non-current assets of discontinued opera-
 tions...........................................    24,452    104,770
                                                  ---------  ---------
    Total assets................................. $ 383,065  $ 496,358
                                                  =========  =========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of long-term debt......... $     398  $     378
  Accounts payable...............................    80,007     56,914
  Accrued expenses...............................    86,681     63,921
  Billings in excess of costs and estimated
   earnings on uncompleted contracts.............    15,320     12,520
  Income taxes payable...........................     1,485      1,842
  Net current liabilities of discontinued opera-
   tions.........................................       591        --
                                                  ---------  ---------
    Total current liabilities....................   184,482    135,575
                                                  ---------  ---------
Long-term debt...................................   307,845    306,542
                                                  ---------  ---------
Commitments and contingencies (Note 13)                 --         --
Stockholders' equity (deficit):
  Preferred stock, par value $.01, authorized
   2,500,000 shares; issued 1,200,000 shares;
   liquidation value $60,000.....................        12         12
  Common stock, par value $.001, authorized
   100,000,000 shares; issued 32,109,156 shares
   ..............................................        32         32
  Additional paid-in capital.....................   427,036    427,036
  Accumulated deficit............................  (535,214)  (372,433)
  Common stock in treasury, at cost..............      (108)      (108)
  Cumulative currency translation adjustment.....    (1,020)      (298)
                                                  ---------  ---------
    Total stockholders' equity (deficit).........  (109,262)    54,241
                                                  ---------  ---------
    Total liabilities and stockholders' equity
     (deficit)................................... $ 383,065  $ 496,358
                                                  =========  =========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEARS ENDED OCTOBER 31,
                                    -------------------------------
                                      1997       1996       1995
                                    ---------  ---------  ---------
Sales.............................  $ 456,375  $ 482,091  $ 398,661
Cost of sales.....................    385,573    394,124    309,496
                                    ---------  ---------  ---------
    Gross margin..................     70,802     87,967     89,165
Selling, general and
 administrative expenses..........     75,755     62,316     66,697
Depreciation and amortization.....     16,861     13,983     12,279
Impairment charge.................      5,000        --         --
                                    ---------  ---------  ---------
    Operating income (loss) from
     continuing operations........    (26,814)    11,668     10,189
Interest income...................        359        923      1,113
Interest expense..................    (24,356)   (22,597)   (23,925)
Other expense, net................       (502)    (2,296)       (37)
                                    ---------  ---------  ---------
    Loss from continuing
     operations before income
     taxes .......................    (51,313)   (12,302)   (12,660)
Income tax (expense) benefit......       (514)     1,246       (587)
                                    ---------  ---------  ---------
    Loss from continuing
     operations...................    (51,827)   (11,056)   (13,247)
Discontinued operations:
    Income (loss) from operations
     of discontinued segment......    (44,854)     5,788      5,262
    Loss from disposal of
     discontinued segment.........    (63,900)       --         --
                                    ---------  ---------  ---------
    Net loss......................   (160,581)    (5,268)    (7,985)
Preferred stock dividend,
 including dividends in arrears of
 $1,100 at October 31, 1997.......     (3,300)    (3,300)    (3,300)
                                    ---------  ---------  ---------
    Net loss applicable to common
     stockholders.................  $(163,881) $  (8,568) $ (11,285)
                                    =========  =========  =========
Income (loss) per common share
 (after preferred stock dividend):
    Continuing operations.........  $   (1.72) $    (.45) $    (.52)
    Discontinued operations.......      (3.40)       .18        .17
                                    ---------  ---------  ---------
    Net loss......................  $   (5.12) $    (.27) $    (.35)
                                    =========  =========  =========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          SERIES A          CLASS A
                      PREFERRED STOCK    COMMON STOCK                           CLASS A COMMON   CUMULATIVE
                       $.01 PAR VALUE   $.001 PAR VALUE  ADDITIONAL             TREASURY STOCK    CURRENCY
                      ---------------- -----------------  PAID-IN   ACCUMULATED ---------------  TRANSLATION
                       SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT   SHARES   AMOUNT  ADJUSTMENT    TOTAL
                      --------- ------ ---------- ------ ---------- ----------- -------  ------  ----------- ---------
Balance, October 31,
 1994...............  1,200,000  $12   32,107,906  $32    $427,028   $(352,580) (89,902) $ (108)   $    (3)  $  74,381
Net loss............        --   --           --   --          --       (7,985)     --      --         --       (7,985)
Cash dividends,
 Series A Preferred
 Stock..............        --   --           --   --          --       (3,300)     --      --         --       (3,300)
Currency translation
 adjustment.........        --   --           --   --          --          --       --      --          (7)         (7)
                      ---------  ---   ----------  ---    --------   ---------  -------  ------    -------   ---------
Balance, October 31,
 1995...............  1,200,000   12   32,107,906   32     427,028    (363,865) (89,902)   (108)       (10)     63,089
Net loss............        --   --           --   --          --       (5,268)     --      --         --       (5,268)
Cash dividends,
 Series A Preferred
 Stock..............        --   --           --   --          --       (3,300)     --      --         --       (3,300)
Exercise of stock
 options............        --   --         1,250  --            8         --       --      --         --            8
Currency translation
 adjustment.........        --   --           --   --          --          --       --      --        (288)       (288)
                      ---------  ---   ----------  ---    --------   ---------  -------  ------    -------   ---------
Balance, October 31,
 1996...............  1,200,000   12   32,109,156   32     427,036    (372,433) (89,902)   (108)      (298)     54,241
Net loss............        --   --           --   --          --     (160,581)     --      --         --     (160,581)
Cash dividends,
 Series A Preferred
 Stock..............        --   --           --   --          --       (2,200)     --      --         --       (2,200)
Currency translation
 adjustment.........        --   --           --   --          --          --       --      --        (722)       (722)
                      ---------  ---   ----------  ---    --------   ---------  -------  ------    -------   ---------
Balance, October 31,
 1997...............  1,200,000  $12   32,109,156  $32    $427,036   $(535,214) (89,902) $ (108)   $(1,020)  $(109,262)
                      =========  ===   ==========  ===    ========   =========  =======  ======    =======   =========


  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                      AIR & WATER TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    YEARS ENDED OCTOBER 31,
                                                  -----------------------------
                                                    1997       1996      1995
                                                  ---------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................  $(160,581) $ (5,268) $ (7,985)
 Adjustments to reconcile net loss to net cash
  provided by (used for) continuing operations--
 Discontinued operations........................    108,754    (5,788)   (5,262)
 Depreciation and amortization..................     16,861    13,983    12,279
 Other..........................................      7,865       890       196
 Changes in assets and liabilities, excluding
  effects of divestitures--
  (Increase) decrease in assets--
  Accounts receivable...........................    (14,988)   (2,318)   (2,993)
  Costs and estimated earnings in excess of
   billings on uncompleted contracts............      3,880    (7,383)   (1,213)
  Inventories...................................         28    (1,199)      169
  Prepaid expenses and other current assets.....      3,418      (798)   (1,103)
  Other assets..................................      8,100      (380)   14,827
  Increase (decrease) in liabilities--
  Accounts payable..............................     23,061    11,240    19,134
  Accrued expenses..............................      2,266    (7,317)   (6,776)
  Billings in excess of costs and estimated
   earnings on uncompleted contracts............      2,800      (681)     (171)
  Income taxes..................................       (357)     (600)    3,412
                                                  ---------  --------  --------
   Net cash provided by (used for) continuing
    operations..................................      1,107    (5,619)   24,514
   Net cash provided by (used for) discontinued
    operations..................................     13,887     6,507   (11,531)
                                                  ---------  --------  --------
   Net cash provided by operating activities....     14,994       888    12,983
                                                  ---------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of businesses...............      2,015     6,186    12,962
 Capital expenditures...........................     (4,949)   (6,276)   (5,402)
 Investment in environmental treatment
  facilities....................................        123       530       798
 Start up costs and other.......................     (8,400)  (11,122)   (5,501)
 Discontinued operations........................       (978)   (1,206)   (3,569)
                                                  ---------  --------  --------
   Net cash used for investing activities.......    (12,189)  (11,888)     (712)
                                                  ---------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuances of common and preferred
  stock.........................................        --          8       --
 Payments of notes payable and long-term debt...       (377)     (366)     (654)
 Net borrowings under credit facilities.........      1,700    17,800    14,500
 Accounts receivable repurchased................        --        --    (20,000)
 Cash dividends paid on preferred stock.........     (2,475)   (3,300)   (3,300)
 Other..........................................     (2,231)   (1,643)   (2,670)
                                                  ---------  --------  --------
   Net cash provided by (used for) financing
    activities..................................     (3,383)   12,499   (12,124)
                                                  ---------  --------  --------
   Net increase (decrease) in cash and cash
    equivalents.................................       (578)    1,499       147
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..     12,667    11,168    11,021
                                                  ---------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........  $  12,089  $ 12,667  $ 11,168
                                                  =========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid for interest.........................  $  23,599  $ 22,417  $ 24,879
                                                  =========  ========  ========
 Cash paid for income taxes.....................  $   1,468  $  1,292  $    604
                                                  =========  ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                     AIR & WATER TECHNOLOGIES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIIES

 Consolidation

  The consolidated financial statements include the accounts of Air & Water Technologies Corporation ("AWT" or the "Company") and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Investments in joint ventures, which are 50% or less owned, are accounted for using the equity method, while the Company's share of joint venture results of operations are included pro rata in "sales," "cost of sales" and "selling, general and administrative expenses" in the accompanying consolidated statements of operations.

 Use of accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash equivalents

  Cash equivalents consist of investments in short-term highly liquid securities having an original maturity of three months or less and primarily include investments in bank time deposits.

 Revenue recognition

  The Company follows the practice of accruing income from long-term contracts using the percentage-of-completion method. Under this method, the Company primarily recognizes as profit that proportion of the total anticipated profit which the cost of work completed bears to the estimated total cost of the work covered by the contract, including estimated warranty and performance guarantee costs. As contracts extend over one or more years, revisions of cost and profit estimates are made periodically and are reflected in the accounting period in which they are determined. If the estimate of total costs on a contract indicates a loss, the total anticipated loss is recognized immediately. Revenues related to the operations, maintenance and management services within the PSG operating segment are generally recognized as the related services are provided.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents contract costs incurred plus earned margin in excess of amounts billed and includes unbilled retentions which result from performance of work on contracts in progress in advance of billings pursuant to certain contract terms. Substantially all of the costs and estimated earnings in excess of billings on uncompleted contracts are expected to be collected in fiscal year 1998. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of contract costs incurred plus earned margin.

 Inventories

  Inventories are stated principally at the lower of cost or market (first in, first out method) and consists primarily of chemicals and spare parts.

                     AIR & WATER TECHNOLOGIES CORPORATION

 Property, plant and equipment

  Property, plant and equipment is stated at cost. Depreciation and amortization of property, plant and equipment is primarily computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are generally 20 to 30 years for buildings and improvements and 3 to 10 years for machinery, equipment and fixtures. Leasehold improvements are amortized over the term of the lease. Repair and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. Property, plant and equipment at October 31 consists of the following (in thousands):

                                                                1997     1996
                                                               -------  -------
     Land and land improvements............................... $   122  $ 4,733
     Buildings and leasehold improvements.....................   3,899   13,114
     Machinery, equipment and fixtures........................  26,324   31,842
                                                               -------  -------
                                                                30,345   49,689
     Less--Accumulated depreciation and amortization.......... (16,957) (20,799)
                                                               -------  -------
                                                               $13,388  $28,890
                                                               =======  =======

  In connection with the planned Research-Cottrell divestiture (See Note 3), the Company has decided to sell the land and building located in Branchburg, New Jersey which was primarily occupied by the operations of Research-Cottrell. The carrying value was reduced to approximately $5,500,000 after the recognition of a $5,000,000 impairment charge based on current offers from interested parties and is classified in other non-current assets.

 Goodwill and long-lived assets

  Goodwill is being amortized over 40 years under the straight-line method. Goodwill amortization was $5,240,000, $5,025,000 and $4,987,000 for the years ended October 31, 1997, 1996 and 1995. Accumulated amortization of goodwill was $38,373,000 and $33,132,000 at October 31, 1997 and 1996. The Company
continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and other long-lived assets may warrant revision or the remaining balance of goodwill and other long-lived assets may not be recoverable. When factors indicate that goodwill and other long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted operating cash flows over the remaining life of the assets in determining whether the assets are impaired. Any impairment is measured using discounted operating cash flows or other fair value measures as appropriate. The realizablility of goodwill and other long lived assets is the result of an estimate based on the underlying assets' remaining estimated useful lives and projected operating cash flows. It is possible that this estimate will change as a consequence of further deterioration in market conditions and operating results. The effect of a change, if any, would be material to the financial condition and results of operations.

 Deferred costs

  Certain direct costs which are incurred for new projects, primarily related to the start up of the operations, maintenance and management of treatment facilities within the PSG operating segment, are deferred and amortized over the terms of the specific new contract using the straight-line method. These unamortized deferred costs are included in other assets and amounted to $14,044,000 and $13,767,000 at October 31, 1997 and 1996. Deferred debt issuance costs are amortized over the life of the related debt utilizing the effective interest method. The unamortized costs were included in other assets and amounted to $2,946,000 and $3,147,000 at October 31, 1997 and 1996.

                     AIR & WATER TECHNOLOGIES CORPORATION

 Accrued expenses

  Accrued expenses included the following as of October 31, 1997 and 1996 (in thousands):

                                                                1997    1996
                                                               ------- -------
      Salaries and benefits................................... $19,736 $24,166
      Self-insured loss reserves..............................  21,863  20,700
      Retained liabilities of discontinued operations (Note
       3).....................................................  21,000     --
      Interest and other financing costs......................   6,843   5,820
      Other...................................................  17,239  13,235
                                                               ------- -------
        Total................................................. $86,681 $63,921
                                                               ======= =======

 Earnings (loss) per share

  The earnings (loss) per share was computed by dividing the net income (loss) after preferred stock dividends by the weighted average number of common shares outstanding each period. The weighted average number of shares outstanding was 32,019,000 in 1997 and 32,018,000 in 1996 and 1995. Common
stock equivalents (stock options) and the Company's 8% Convertible Subordinated Debentures due 2015 (the "Convertible Debentures") have not been included in the earnings (loss) per share calculation since the effect is antidilutive.

 Income taxes

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Reclassifications

  Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation including the effects of removing the accounts of the discontinued operations from continuing operations (See Note 3).

 Recently issued accounting pronouncements

  Statement 128: "Earnings Per Share"--This statement requires that the Company begin to report "basic" and "diluted" earnings per share which would replace "primary" and "fully diluted" earnings per share currently reported by the Company. The key difference is that "basic" earnings per share does not adjust for common stock equivalents. Statement 128 is effective for the Company beginning with the first quarter of fiscal 1998 (the three-month period ending January 31, 1998) and requires restatement of all prior-period earnings per share data. Adoption of Statement 128 is not expected to have a material effect.

(2) CGE RELATIONSHIP

  As of October 31, 1997, approximately 43% of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), and all of the 5 1/2% Series A Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock") comprising approximately 50.0009% of the voting power of the Company, are owned by Compagnie Generale Des Eaux ("CGE"), a French company. The Company also has

                     AIR & WATER TECHNOLOGIES CORPORATION
certain financial and other relationships with Anjou International Company, a wholly-owned subsidiary of CGE ("Anjou"). Pursuant to a March 1994 Investment Agreement among the Company, CGE and Anjou, as amended as of September 24, 1997 by the Recapitalization Agreement discussed below, CGE received the right to designate a number of members of the Company's Board of Directors proportionate to the voting power represented by CGE's ownership interest and to appoint the Company's Chief Executive Officer and Chief Financial Officer. CGE has agreed to make the Company its exclusive vehicle in the United States, its possessions and its territories for CGE's water management and wastewater management and air pollution activities; provided that the foregoing shall not apply to any acquisition or investment by CGE (or any of its affiliates) of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water, nor to CGE's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation; provided further, that the foregoing shall have no application to Kruger, Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium Traitement et de Valorisation.

  In addition to its direct ownership interest, the Company has benefited from certain financial undertakings by CGE, including a $125 million term loan from CGE (See Note 6) and a $60 million credit facility with Anjou (See Note 5). In connection with a major contract undertaken by PSG in Puerto Rico (See Note
11), CGE has unconditionally guaranteed performance of the contract by PSG. Anjou has also agreed to guarantee certain obligations of the Company relating to the bonding of certain contracts (See Note 13). The Company compensates CGE for its support of the Company's credit facilities (See Note 5) in an amount equal to 0.95% per annum of the outstanding commitment of its credit facilities ($1.2 million, $1.2 million and $0.8 million for the years ended October 31, 1997, 1996 and 1995).

  On September 24, 1997, the Company, CGE and Anjou entered into the Recapitalization Agreement, whereby the Company would repay the CGE note and the Anjou credit facility and exchange all of the outstanding shares of Series A Preferred Stock. The Recapitalization is comprised of two primary elements:
(i) the exchange of the Series A Preferred Stock for shares of Class A Common Stock (the "Exchange") and (ii) a rights offering (the "Rights Offering"), pursuant to which CGE has committed to subscribe to a minimum of $185 million of common stock, the proceeds of which would be used to reduce the debt to CGE and Anjou discussed above. The Company has filed a Registration Statement on Form S-1 in respect of the securities offered pursuant to the Rights Offering. The pro forma loss per share, for the year ended October 31, 1997, after giving effect to the issuance of approximately 140,000,000 shares under the Minimum Subscription and the exchange of the Series A Preferred Stock and repayment of the $125 million term loan from CGE and $60 million credit facility with Anjou would be $0.23 per share. Other items included in the Recapitalization Agreement are as follows: (i) the Company has agreed to conduct a consent solicitation of its Convertible Debenture holders to amend certain provisions of the indenture which require the Company to repurchase the Convertible Debentures if any person acquires more than 75% of the voting control of the Company (the "Consent Solicitation"); (ii) an amendment to the Company's charter will be made which would increase the authorized shares of Class B Common Stock, par value $.001 per share, a class of nonvoting common stock of the Company, which would be issued to CGE in the event the Company does not receive the requisite consents in the Consent Solicitation; and (iii) CGE agreed to further its efforts with the Company to enhance the Company's participation in the privatization market in the water and wastewater management industry. The Rights Offering provides for public participation up to an additional $25 million in gross proceeds. The Recapitalization Agreement may be terminated by either party if the Recapitalization shall not have been consummated on or before March 22, 1998.

(3) RESEARCH-COTTRELL

  On December 2, 1997, the Company announced that it will divest its Research-Cottrell business segment which provides air pollution control technologies and services. The Company is currently in negotiations with several interested parties and believes that most of these businesses will be sold within the next several months,

                     AIR & WATER TECHNOLOGIES CORPORATION
but in any event no later than November 30, 1998, and has reported its results of operations and financial condition as a discontinued operation. Summarized financial data of Research-Cottrell is as follows (in thousands):

                                                               1997      1996
                                                              -------  --------
     Current assets.......................................... $44,441  $ 61,607
     Current liabilities.....................................  45,617    41,912
                                                              -------  --------
     Net current assets (liabilities)........................  (1,176)   19,695
     Goodwill................................................  20,383    96,282
     Property, plant and equipment and other.................   4,069     8,488
                                                              -------  --------
     Net non-current assets..................................  24,452   104,770
                                                              -------  --------
     Net carrying value...................................... $23,276  $124,465
                                                              =======  ========

  The current assets consist primarily of accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts and inventories. The current liabilities consist primarily of accounts payable, accrued expenses and billings in excess of costs and estimated earnings on uncompleted contracts. In addition to the above amounts are estimated retained liabilities of $21,000,000 related to the estimated losses through disposition, certain warranty, litigation, lease and other obligations which are included in accrued expenses at October 31, 1997.

                                              (IN THOUSANDS)
                                          1997       1996      1995
                                        ---------  --------  --------
Sales.................................. $ 173,140  $219,008  $220,207
Costs and expenses.....................   211,400   206,910   207,487
Depreciation and amortization..........     5,101     6,032     6,069
                                        ---------  --------  --------
Operating income (loss)................   (43,361)    6,066     6,651
Non-operating income (expense).........      (854)      550      (861)
                                        ---------  --------  --------
Income (loss) before taxes and loss on
 disposal..............................   (44,215)    6,616     5,790
Income taxes...........................      (639)     (828)     (528)
                                        ---------  --------  --------
Loss before loss on disposal ..........   (44,854)    5,788     5,262
Loss on disposal.......................   (63,900)      --        --
                                        ---------  --------  --------
Income (loss) from discontinued
 operations............................ $(108,754) $  5,788  $  5,262
                                        =========  ========  ========

  The loss on disposal was developed using a range of estimated proceeds based on current negotiations with several potential buyers and includes estimated losses through disposition of $8,500,000. The loss may change in the near-term based on the ultimate negotiated sale prices and proceeds received, the timing of the anticipated sale transactions, actual results through disposition and final resolution of any retained liabilities.

  Also included in the Company's consolidated balance sheets are the net current assets of the discontinued asbestos abatement operations which amounted to $585,000 and $1,715,000 at October 31, 1997 and 1996.

(4) INVESTMENTS IN ENVIRONMENTAL TREATMENT FACILITIES

  The Company designed and constructed environmental treatment facilities for certain governmental entities (the "entities"). The cost of these facilities was primarily funded through the issuance of tax-exempt Industrial Revenue Bonds by the entities, the proceeds of which were loaned to the Company. The entities have entered into long-term service agreements with the Company which transfer to them substantially all risks of ownership and which will generate sufficient revenues to service the debt and return the Company's investment.

                     AIR & WATER TECHNOLOGIES CORPORATION

Accordingly, these transactions have been accounted for as sales-type leases. Consistent with the definition of a legal right of offset (the related agreements provide for a net settlement of the obligations between the parties, and the revenues referred to above are legally assigned to payment of debt service), neither the facilities nor the associated nonrecourse debt (approximately $28,575,000 and $29,925,000 at October 31, 1997 and 1996) is
reflected in the accompanying consolidated balance sheets. These agreements provide for various performance guarantees by the Company. Management believes that the Company will continue to maintain the stipulated performance guarantees.

  The net investment in these sales-type leases consists of the following at October 31 (in thousands):

                                                             1997      1996
                                                           --------  --------
     Future minimum lease payments........................ $ 35,804  $ 38,099
     Expected residual value (unguaranteed)...............    9,354     9,354
     Unearned income......................................   (4,607)   (5,538)
                                                           --------  --------
     Net investment in leases.............................   40,551    41,915
     Offset--nonrecourse debt, net of available funds in
      hands of trustee....................................  (23,933)  (25,584)
                                                           --------  --------
     Net investment in leases.............................   16,618    16,331
     Facility enhancements, net of depreciation...........    5,199     5,731
                                                           --------  --------
     Investments in environmental treatment facilities.... $ 21,817  $ 22,062
                                                           ========  ========

  At October 31, 1997, minimum lease payments to be received, net of executory costs for each of the five succeeding fiscal years, are $1,961,000, $2,069,000, $2,216,000, $2,306,000 and $2,306,000.

(5) FINANCING ARRANGEMENTS:

  The Company maintains a $60.0 million seven-year revolving credit facility with Anjou which matures on August 2, 2003. As of October 31, 1997 and 1996, the Company's borrowings under the facility totaled $60.0 million. The facility bears interest at LIBOR plus 0.6% (6.2% at October 31, 1997). Interest expense related to this facility which was entered into during 1996 was $3,686,000 and $714,000 for the years ended October 31, 1997 and 1996. The Company expects to repay the outstanding borrowings under the facility with a portion of the gross proceeds from the Rights Offering discussed in Note 2.

  The Company also maintains a secured bank credit facility (the "Bank Credit Facility") which was increased by $20.0 million to $70.0 million as of April 28, 1997. As of October 31, 1997, the Company's borrowings under the Bank Credit Facility totaled $3.0 million and outstanding letters of credit under the Bank Credit Facility totaled $22.5 million (unused capacity of $44.5 million).

  As of December 12, 1997 the configuration and structure of the Bank Credit Facility was revised. Societe Generale purchased and assumed from all of the other lending banks under the Bank Credit Facility all of such banks' rights and obligations under the Bank Credit Facility, becoming the sole lending bank thereunder. In addition, the Company and Societe Generale, entered into an amendment to extend the $70.0 million credit facility until December 11, 1998. The facility had been scheduled to expire on March 31, 1998. The amendment waives the Company's compliance with certain covenants and amends others. The prior amendments and waiver would have terminated on December 15, 1997 had the facility not been amended.

  The Bank Credit Facility is primarily designed to finance working capital requirements, subject to certain limitations, and provide for the issuance of letters of credit, and is secured by a first security interest in substantially all of the assets of the Company. Of the total commitment, borrowings are limited to the lesser of

                     AIR & WATER TECHNOLOGIES CORPORATION

$70.0 million or the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR plus 1.25% (6.9% at October 31, 1997), or at a defined bank rate approximating prime (8.5% at October 31, 1997). The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations, and contains certain financial and other restrictive covenants, including, among other things, the maintenance of certain financial ratios, and restrictions on the incurrence of additional indebtedness, acquisitions, the sale of assets, the payment of dividends and the repurchase of subordinated debt. In addition, the related revised agreement requires CGE to maintain its support of the Company, including a minimum 48% voting equity ownership interest in the Company and its right to designate at least 48% of the Company's Board of Directors, as well as to appoint the Chief Executive Officer and the Chief Financial Officer of the Company.

  The gross amount of proceeds from and repayments of working capital borrowings under these credit facilities consists of the following (in thousands):

                                                 1997        1996       1995
                                              -----------  ---------  ---------
     Borrowings.............................. $ 1,171,000  $ 728,900  $ 509,000
     Repayment...............................  (1,169,300)  (711,100)  (494,500)
                                              -----------  ---------  ---------
     Net..................................... $     1,700  $  17,800  $  14,500
                                              ===========  =========  =========

(6) LONG-TERM DEBT

  The Company's long-term debt consists of the following at October 31 (in thousands):

                                 1997      1996
                               --------  --------
     Term loan from CGE......  $125,000  $125,000
     Convertible Subordinated
      Debentures due May 15,
      2015...................   115,000   115,000
     Anjou credit facility
      (Note 5)...............    60,000    60,000
     Bank Credit Facility
      (Note 5)...............     3,000       --
     Note due July 1, 2007 at
      8.5%...................     3,095     3,200
     Real estate mortgage
      loans at 8.75%.........     2,148     2,420
     Other...................       --      1,300
                               --------  --------
                                308,243   306,920
     Less current
      installments of long-
      term debt..............      (398)     (378)
                               --------  --------
     Long-term debt..........  $307,845  $306,542
                               ========  ========

  The $125 million term loan from CGE is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by the Company, plus 1.25% (6.9% at October 31, 1997), as defined, and has a final maturity of June 15, 2001. The term loan contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries. Interest expense related to this term loan was $8,715,000, $8,884,000 and $9,142,000 during the years ended October 31, 1997, 1996 and 1995. The Company expects to repay the term loan from CGE with a portion of the gross proceeds from the Rights Offering (see Note 2).

  Interest on the Convertible Debentures is payable semi-annually at 8%. The Convertible Debentures are redeemable in whole or in part at the option of the Company at any time, at a redemption price of 102.4% of the

                     AIR & WATER TECHNOLOGIES CORPORATION
principal amount as of October 31, 1997 reducing to 100% of the principal amount on May 15, 2000, together with accrued interest to the redemption date. The Convertible Debentures require equal annual sinking fund payments beginning May 15, 2000, which are calculated to retire 75% of the Convertible Debentures prior to maturity. The Convertible Debentures are convertible into shares of Class A Common Stock at a conversion price of $30.00 per share subject to adjustments as defined. In addition, each holder of Convertible Debentures has the right to require the Company to repurchase such holder's Convertible Debentures at a repurchase price of 100% of the principal amount of the Convertible Debentures, together with accrued interest to the repurchase date for cash or common stock (at the option of the Company), if any person becomes the beneficial owner of 75% or more of the total voting power of all shares of capital stock of the Company entitled to vote in an election of directors (See Note 2 regarding the Consent Solicitation).

  At October 31, 1997, the aggregate maturities of long-term debt for each of the five succeeding fiscal years and thereafter are approximately $0.4 million, $3.4 million, $6.2 million, $131.3 million, $6.3 million, and $160.6 million.

  The Company has obtained a waiver relating to violations of certain financial covenants under the CGE term loan through November 1, 1998.

(7) COMMON AND PREFERRED STOCK

  The Company has authorized 2,500,000 shares of preferred stock which the Board of Directors may allocate to any class or series of preferred stock and determine the relative rights and preferences for each class or series designated.

  At the option of the Company, its Series A Preferred Stock, all of which is held by CGE, is exchangeable for the Company's 5.5% Convertible Subordinated Notes with a maturity of 10 years from the date of issuance of such notes at $50.00 per share. Such notes and Series A Preferred Stock are convertible at $12.50 per share into shares of Class A Common Stock, subject to adjustments as defined. The Company did not declare the quarterly dividends aggregating $1,650,000 due September 30, 1997 and December 31, 1997 on the Series A Preferred Stock due to its concerns over liquidity and the adequacy of its surplus. On January 28, 1998, the Company effected the Exchange pursuant to which all of the shares of Series A Preferred Stock held by CGE (representing all of the issued and outstanding shares of Series A Preferred Stock) were exchanged for approximately 34,285,000 shares of Class A Common Stock. The dividends in arrears on the Series A Preferred Stock have not been paid and were extinguished pursuant to the Exchange.

(8) STOCK OPTION AND PURCHASE PLANS

  Under the Company's employee stock purchase plan (the "Stock Purchase Plan"), officers and other key employees may be granted the right to purchase up to 1,000,000 shares of the Company's Class A Common Stock. The Compensation and Stock Option Committee of the Board of Directors determines the purchase price of shares issuable under the Stock Purchase Plan. At each of October 31, 1997 and 1996, approximately 232,000 shares of Class A Common Stock were available for grant under the Stock Purchase Plan.

  The Company established a stock incentive plan (the "Plan") in 1996 under which stock options and awards may be granted to purchase shares of common stock of the Company. The Plan authorizes the granting of stock options and restricted stock awards for up to an aggregate of 1,000,000 shares of Class A Common Stock of the Company plus shares remaining available for award under the prior plan established in 1989. In addition, during 1996 the Company instituted a "Fresh Start" option program under which employees could relinquish their rights under outstanding options (at exercise prices ranging from $11.75 to $29.43) and receive a new option at $8.00 per share as adjusted using a Black-Scholes pricing model. Under this program, options to purchase 996,737 shares were forfeited and options to purchase 447,291 shares were granted. The following is a summary of certain information pertaining to options under the Plan, all of which were granted at the fair market value.

                     AIR & WATER TECHNOLOGIES CORPORATION

                                                 1997        1996       1995
                                               ---------  ----------  ---------
     Outstanding
      Beginning of year....................... 1,711,331   1,985,120  2,291,347
      Granted.................................    60,000     999,177    129,200
      Exercised...............................       --       (1,250)       --
      Forfeited...............................  (563,997) (1,271,716)  (435,427)
                                               ---------  ----------  ---------
     Outstanding
      End of year............................. 1,207,334   1,711,331  1,985,120
                                               =========  ==========  =========
     At October 31
      Exercisable ............................   934,910     887,952  1,375,493
      Available for grant..................... 2,543,161   2,039,164    766,625
     Outstanding Option price per share:
      Weighted average........................ $    7.91  $     8.16  $   12.76
      Range................................... $    4.31  $     4.25  $    4.31
                                                  to          to         to
                                               $   28.57  $    28.57  $   31.43
     Exercised Option price per share:........ $     --   $     6.00  $     --

  As permitted under generally accepted accounting principles, grants under the Plan are accounted for following APB Opinion No. 25 and related interpretations, and accordingly no compensation cost has been recognized in the financial statements. Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net loss would have been increased to $161,671,000 and $6,427,000 in the years ended October 31, 1997 and 1996 and the loss per common share after preferred stock dividend would have been increased to $5.15 and $0.30 in the years ended October 31, 1997 and 1996. In determining the pro forma amounts referred to above, the fair value of each grant is estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions for grants: zero dividend rate, price volatility of 44% and expected lives of 8 years for both 1997 and 1996, and risk free interest rates of 6.0% and 6.3% in 1997 and 1996, respectively.

(9) BENEFIT PLANS

  The Company has various retiree benefit plans, the most significant of which are as follows:

  The Company maintains savings and retirement plans in which the Company matches a fixed percentage of each employee's contribution up to a maximum of 4% of such employee's compensation. One plan also provides for annual discretionary Company contributions which are fixed by the Board of Directors based on the performance of the applicable employee group for certain eligible employees within the Metcalf & Eddy and Research-Cottrell segments. The expense charged to continuing operations applicable to these plans was approximately $1,700,000, $2,200,000 and $2,200,000 for the years ended October 31, 1997, 1996 and 1995.

  The Company maintains defined benefit plans which cover certain active and retired employees, including substantially all of its eligible employees within the PSG operating segment. The pension costs related to these plans were determined by actuarial valuations and assumptions (including discount rates at 7.5%) and approximated $1,500,000, $1,300,000 and $1,000,000 for the years ended October 31, 1997, 1996 and 1995. The accrued pension liabilities were approximately $2,800,000, $2,800,000 and $2,700,000 at October 31, 1997,
1996 and 1995.

(10) INVESTMENTS IN JOINT VENTURES

  The Company, in the normal conduct of its subsidiaries' businesses, has entered into certain partnership arrangements, referred to as "joint ventures." The joint ventures operate primarily in the water and wastewater

                     AIR & WATER TECHNOLOGIES CORPORATION
engineering industry. The joint venture activities typically include engineering, design and/or construction management services. Certain joint ventures are also involved in program management of construction activities. A separate joint venture is established with respect to each such project. The joint venture arrangements generally commit each partner to supply a predetermined proportion of the engineering labor and capital, and provide each partner a predetermined proportion of income or loss. The Company is jointly and severally liable for the obligations of the joint ventures and has rights to the assets in proportion to its share of ownership. Each joint venture is terminated upon the completion of the underlying project.

  The Company's investment in joint ventures (included in other assets) amounted to $2,775,000 and $5,050,000 at October 31, 1997 and 1996. In
addition, the Company had receivables from the joint ventures totaling $2,581,000 and $3,848,000 at October 31, 1997 and 1996 related to current services provided by the Company to the joint ventures. The Company's share of its joint venture income (loss) amounted to $(25,000), $1,127,000 and $3,227,000 during the years ended October 31, 1997, 1996 and 1995. The data presented above primarily represent Metcalf & Eddy's investment in a 43%-owned joint venture with CRSS Inc., providing services to the U.S. Air Force in Saudi Arabia, which is essentially completed.

(11) BUSINESS SEGMENTS

  Through October 31, 1997, the Company's operation may be categorized in three business segments:

     Professional Services Group provides complete services for the operations, maintenance and management of treatment facilities in the various water and wastewater and sludge and biosolids waste management markets. Sales are primarily to municipal government agencies, including sales under its contract with PRASA representing 39%, 39% and 12% of total segment sales in 1997, 1996 and 1995. In addition, total receivables due from PRASA for certain reimbursable costs were $34.3 million and $16.0 million at October 31, 1997 and 1996. The contract with PRASA has a five-year term, but PRASA may cancel the contract for any reason after August 31, 1998. The Company's wholly-owned subsidiary, PS Group of Puerto Rico, Inc., is in the process of negotiations with PRASA regarding a replacement contract for the existing five-year contract. Management currently expects that the contract with PRASA will not be canceled by PRASA in August 1998, but will remain in effect through its original five-year term ending August 2000 or be amended or replaced with a new contract. Additionally, the PRASA employees who operate the PRASA facilities are subject to a collective bargaining agreement which expires in June 1998.

     Metcalf & Eddy provides a comprehensive range of water related services, including treatment process design and on-site and off-site remediation of environmental contamination. Sales to federal, state and municipal governmental agencies approximated 80% of Metcalf & Eddy's sales for each of the three years ended October 31, 1997.

     Research-Cottrell provides air pollution control technologies and services. As discussed in Note 3, the Company's Board of Directors has decided to divest this segment.

  Sales to the federal government represented approximately 10%, 15% and 16% of consolidated sales in the years ended October 31, 1997, 1996 and 1995. Sales between segments are included within the segment recording the sales transaction and eliminated for consolidation purposes. Unallocated corporate expenses includes administrative costs not allocable to a specific segment. Identifiable assets are those assets used by each segment in its operation. Corporate assets primarily include cash, fixed assets, net assets from discontinued operations and deferred debt issuance costs. Sales and identifiable assets of foreign operations as of and for the years ended October 31, 1997, 1996 and 1995 were less than 10% of the consolidated assets and sales.

                     AIR & WATER TECHNOLOGIES CORPORATION

  Information by business segment is as follows (in thousands):

                                   METCALF   RESEARCH-         UNALLOCATED
                            PSG     & EDDY   COTTRELL  OTHER    CORPORATE  ELIMINATIONS CONSOLIDATED
                          -------- --------  --------- ------  ----------- ------------ ------------
FOR THE YEAR ENDED
 OCTOBER 31, 1997:
------------------------
Sales...................  $271,650 $186,490  $    --   $  --    $    --      $(1,765)     $456,375
Costs and expenses......   261,707  192,936       --      --      13,450      (1,765)      466,328
Depreciation and amorti-
 zation.................     8,119    8,227       --      --         515         --         16,861
                          -------- --------  --------  ------   --------     -------      --------
Operating income
 (loss).................  $  1,824 $(14,673) $    --   $  --    $(13,965)    $   --       $(26,814)
                          ======== ========  ========  ======   ========     =======      ========
Identifiable assets as
 of October 31, 1997....  $173,041 $165,794  $ 24,452  $   88   $ 19,690     $   --       $383,065
                          ======== ========  ========  ======   ========     =======      ========
Capital expenditures....  $  2,448 $  2,479  $    --   $  --    $     22     $   --       $  4,949
                          ======== ========  ========  ======   ========     =======      ========
Depreciation............  $  1,676 $  4,785  $    --   $  --    $    378     $   --       $  6,839
                          ======== ========  ========  ======   ========     =======      ========
FOR THE YEAR ENDED
 OCTOBER 31, 1996:
------------------------
Sales...................  $270,640 $215,358  $    --   $  --    $    --      $(3,907)     $482,091
Costs and expenses......   255,882  195,745       --      --       8,720      (3,907)      456,440
Depreciation and amorti-
 zation.................     7,335    6,223       --      --         425         --         13,983
                          -------- --------  --------  ------   --------     -------      --------
Operating income
 (loss).................  $  7,423 $ 13,390  $    --   $  --    $ (9,145)    $   --       $ 11,668
                          ======== ========  ========  ======   ========     =======      ========
Identifiable assets as
 of October 31, 1996....  $157,566 $188,403  $124,465  $  154   $ 25,770     $   --       $496,358
                          ======== ========  ========  ======   ========     =======      ========
Capital expenditures....  $  2,520 $  3,604  $    --   $  --    $    152     $   --       $  6,276
                          ======== ========  ========  ======   ========     =======      ========
Depreciation............  $  1,703 $  3,083  $    --   $  --    $    406     $   --       $  5,192
                          ======== ========  ========  ======   ========     =======      ========
FOR THE YEAR ENDED
 OCTOBER 31, 1995:
------------------------
Sales...................  $179,713 $216,852  $    --   $6,133   $    --      $(4,037)     $398,661
Costs and expenses......   164,435  200,125       --    6,096      9,574      (4,037)      376,193
Depreciation and amorti-
 zation.................     5,679    5,691       --      307        602         --         12,279
                          -------- --------  --------  ------   --------     -------      --------
Operating income
 (loss).................  $  9,599 $ 11,036  $    --   $ (270)  $(10,176)    $   --       $ 10,189
                          ======== ========  ========  ======   ========     =======      ========
Identifiable assets as
 of October 31, 1995....  $148,402 $181,590  $127,417  $3,037   $ 28,872     $   --       $489,318
                          ======== ========  ========  ======   ========     =======      ========
Capital expenditures....  $  2,135 $  2,818  $    --   $  --    $    449     $   --       $  5,402
                          ======== ========  ========  ======   ========     =======      ========
Depreciation............  $  1,660 $  2,747  $    --   $  241   $    584     $   --       $  5,232
                          ======== ========  ========  ======   ========     =======      ========

(12) INCOME TAXES

  At October 31, 1997, the Company has a net deferred tax asset of $139,700,000 which has been fully reserved by a valuation allowance. The deferred tax asset is comprised of the tax effects of net operating losses ($116,400,000), receivable reserves ($2,900,000), inventory reserves ($300,000), other assets ($1,900,000) and accruals not yet deductible ($22,800,000). A deferred tax liability of $4,600,000 is comprised of fixed assets depreciation. At October 31, 1997, the Company had tax loss carryforwards of approximately $333,000,000. Such carryforwards expire through 2012.

  Income (loss) from continuing operations before income taxes during the years ended October 31, 1997, 1996 and 1995, respectively, from the United States was $(51,131,000), $(9,041,000) and $(12,982,000) and from foreign jurisdictions was $(182,000), $(3,261,000) and $322,000. The provision
(benefit) for income

                     AIR & WATER TECHNOLOGIES CORPORATION
taxes during the years ended October 31, 1997, 1996 and 1995, respectively, included foreign taxes of $185,000, $(1,071,000) and $146,000 and state taxes of $329,000, $(175,000) and $441,000. The difference between the income tax provision (benefit) computed by applying the statutory federal income tax rate to the pretax loss from continuing operations and the actual tax provision (benefit) is as follows (in thousands):

                                                      1997     1996     1995
                                                    --------  -------  -------
     Statutory benefit............................. $(17,960) $(4,306) $(4,431)
     State income taxes............................      214     (114)     287
     Goodwill and other............................    2,709    2,634    1,745
     Impact of net operating loss..................   15,302      470    2,953
     Impact of foreign operations..................      249       70       33
                                                    --------  -------  -------
                                                    $    514  $(1,246) $   587
                                                    ========  =======  =======

(13) COMMITMENTS AND CONTINGENCIES

 DOJ Investigation

  In connection with a broad investigation by the U.S. Department of Justice (the "DOJ") into alleged illegal payments by various persons to members of the Houston City Council, the Company's subsidiary, PSG, received a federal grand jury subpoena on May 31, 1996 requesting documents regarding certain PSG consultants and representatives that had been retained by PSG to assist it in advising the City of Houston regarding the benefits that could result from the privatization of Houston's water and wastewater system. PSG has cooperated and continues to cooperate with the DOJ which has informed the Company that it is reviewing transactions among PSG and its consultants. The Company promptly initiated its own independent investigation into these matters and placed PSG's then Chief Executive Officer on administrative leave of absence with pay. The PSG Chief Executive Officer, who has denied any wrongdoing, resigned from PSG on December 4, 1996. In the course of its ongoing investigation, the Company became aware of questionable financial transactions with third parties and payments to certain PSG consultants and other individuals, the nature of which requires further investigation. The Company has brought these matters to the attention of the DOJ and continues to cooperate fully with its investigation. No charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or other government authority. However, since the government's investigation is still underway and is conducted largely in secret, no assurance can be given as to whether the government authorities will ultimately determine to bring charges or assert claims resulting from this investigation that could implicate or reflect adversely upon or otherwise have a material adverse effect on the financial position or results of operations of PSG or the Company taken as a whole.


 Bremerton Litigation

  The City of Bremerton, Washington brought a contribution action against Metcalf & Eddy Services, Inc. ("M&E Services"), the operator of a City-owned wastewater treatment plant from 1987 until late 1995. The contribution action arises from two prior lawsuits against the City for alleged odor nuisances brought by two groups of homeowners neighboring the plant. In the first homeowners' suit, the City paid $4.3 million in cash and approximately $5 million for odor control technology to settle the case. M&E Services understands the odor control measures generally have been successful and the odors have been reduced as a result. M&E Services was not a party to the first homeowners' suit, which has been dismissed with prejudice as to all parties. In the settlement of the second homeowners' case, the City of Bremerton paid the homeowners $2.9 million, and M&E Services contributed $0.6 million to the settlement without admitting liability. All claims raised by the homeowners in the second suit (except for two recalcitrant homeowners) were resolved. All claims by and between M&E Services and the City in the second homeowners' suit were expressly reserved and will be tried

                     AIR & WATER TECHNOLOGIES CORPORATION
after the city's contribution action, which is currently scheduled for trial in March 1998. The City is seeking to recover the amounts it expended on the two settlements, damages for M&E Services' alleged substandard operation of the plant, and attorneys' fees. M&E Services denies any liability to the City and believes it has meritorious defenses to the claim. However, no assurances can be given that an adverse judgment would not have a material adverse effect on the financial position or results of M&E Services or the Company taken as a whole.

 R-C Belgium Litigation

  On October 14, 1997, Research-Cottrell, Inc. and its subsidiary, Research-Cottrell Belgium, S.A. ("R-C Belgium"), were named in a lawsuit by N.V. Seghers Engineering ("Seghers") filed in the Commercial Court in Mechelen, Belgium. Seghers is R-C Belgium's joint venture partner on two large pollution control projects. The suit claims damages of approximately $13 million allegedly resulting from R-C Belgium's breach of contract and substandard performance. Damages claimed in the lawsuit consist not only of Seghers' alleged cost to repair the R-C Belgium equipment, but also lost profits, damages to business reputation, theft of employees (R-C Belgium hired two former Seghers' employees), increased costs arising out of the failure to gain timely acceptance of the two plants, excessive payments to R-C Belgium due to alleged unfair pricing practices by R-C Belgium and other miscellaneous interest charges and costs. The initial response to the suit is due January 20, 1998. The case involves complex technical and legal issues and is in its earliest stages. Nevertheless, the Company denies liability to Seghers and, based upon the information currently available, believes Seghers' claimed damages are grossly inflated. In addition, the Company believes it has meritorious counterclaims based upon Seghers' breaches of contact and poor performance.

 Other Matters

  The Company and its subsidiaries are parties to various other legal actions arising in the normal course of their businesses, some of which involve claims for substantial sums. The Company believes that the disposition of such actions, individually or in the aggregate, will not have a material adverse effect on the consolidated financial position or results of operations of the Company taken as a whole.

  The Company and its subsidiaries are obligated under various leases for office and manufacturing facilities and certain machinery, equipment and fixtures. Lease terms range from under one year to ten years. Certain leases have renewal or escalation clauses or both. Certain equipment leases have purchase options. During December 1996, the Company exercised a cancellation clause for one of its leased facilities which required an immediate cash payment of approximately $2.2 million. Total rent expense in the periods ended October 31, 1997, 1996 and 1995 was $16.9 million, $17.1 million and $16.7 million, respectively. At October 31, 1997, minimum rental commitments under all noncancellable leases for the five succeeding fiscal years, and thereafter, are $11.4 million, $10.5 million, $8.5 million, $7.6 million, $6.7 million and $12.5 million. These minimum rental commitments are net of noncancellable sub-leases for the five succeeding fiscal years of $1.3 million, $1.3 million, $1.2 million $1.1 million and $0.5 million.

  The Company currently maintains various types of insurance, including workers' compensation, general and professional liability and property coverages and believes that it presently maintains adequate insurance coverages for all of its present operational activities. It has been both a Company policy and a requirement of many of its clients that the Company maintain certain types and limits of insurance coverage for the services and products it offers, provided that such types and limits can be obtained on commercially reasonable terms. In addition to existing coverages, the Company has been successful in obtaining commercially reasonable coverage for certain pollution risks, though coverage has been on a claims made rather than occurrence basis due to the professional nature of some of the Company's exposures. Claims made policies provide coverage to the

                     AIR & WATER TECHNOLOGIES CORPORATION

Company only for claims reported during the policy period. The Company's general liability and other insurance policies have historically contained absolute pollution exclusions, brought about in large measure because of the insurance industry's adverse claims experience with environmental exposures. Accordingly, there can be no assurance that environmental exposures that may be incurred by the Company and its subsidiaries will continue to be covered by insurance, or that the limits currently provided or that may be obtained in the future will be sufficient to cover such exposures. A successful claim or claims in an amount in excess of the Company's insurance coverage or for which there is no coverage could have a material adverse effect on the Company.

  In connection with the sale of two manufacturing facilities in prior years, the Company remains contingently liable as guarantor under $2.9 million of Industrial Revenue Bond financing.

  The Company is often required to procure bid and performance bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that the Company will enter into the contract under consideration at the price bid and a performance bond guarantees performance of the contract. The Company is required to indemnify surety companies providing bid and performance bonds for any payments the sureties are required to make under the bonds. The Company and its subsidiaries obtain bid and performance bonds pursuant to a Master Surety Agreement with USF&G. The Company also has outstanding bid and performance bonds pursuant to agreements with Reliance Insurance Company, United Pacific Insurance Company and Planet Insurance Company of Federal Way, Washington, (collectively, "Reliance") although no bonds have been obtained under these agreements since June 27, 1995, and the Company anticipates that all of its foreseeable future bonding requirements will be provided by USF&G. In addition, the Company's Bank Credit Facility provides for issuance of letters of credit for purposes which include direct or indirect fulfillment of bid and performance bond requirements by the Company and its subsidiaries. The Company has never forfeited a bid or a performance bond and no project sponsor has ever called and drawn a bond issued in support of the Company's contract obligations. The Company has obtained a waiver relating to violations of certain financial covenants relating to its bonding agreements with Reliance through November 1, 1998.

  In August 1997, USF&G notified the Company that it would suspend the renewal and issuance of new bid and performance bonds as of September 30, 1997, due to the Company's operating performance and resulting financial condition as reported at the end of the fiscal quarter ended April 30, 1997, unless it received indemnification from CGE or Anjou for at least 20% of all future bond requests including renewals. Anjou has entered into an agreement with USF&G regarding an arrangement pursuant to which, until terminated at Anjou's discretion, Anjou will enter into guarantees of certain obligations of the Company relating to the bonding of certain contracts under the Master Surety Agreement, dated as of October 31, 1995, between USF&G and the Company and its subsidiaries. Such guarantees would cover, in each instance, 30% of the aggregate amount of the bonds executed, procured or provided on behalf of the Company or its subsidiaries on or after October 1, 1997 and certain penalty amounts, up to $45 million. There can be no assurance that USF&G will be willing to provide bid bonds to the Company following the Recapitalization without a guarantee from CGE (or one of its affiliates) and there can be no assurance that CGE (or one of its affiliates) would be willing to provide such a guarantee.

  On May 26, 1995, Metcalf & Eddy settled litigation with PRASA that was initiated in September 1990. Pursuant to the terms of the settlement, Metcalf & Eddy was to receive aggregate payments of $17.5 million, plus interest. Metcalf & Eddy received payment of $4.5 million on June 26, 1995, at which time a Stipulation of Dismissal with Prejudice was filed with the United States District Court for the District of Puerto Rico formally terminating the lawsuit. Metcalf & Eddy also received two $6.5 million negotiable promissory notes bearing interest at market rates and maturing in May 1998 and August 2000, respectively. On September 1, 1995, Metcalf & Eddy sold the two notes and received net proceeds of $12.8 million of cash, after applicable fees and expenses.

                     AIR & WATER TECHNOLOGIES CORPORATION

(14) QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands, except per share data):

                                           1997 BY QUARTER
                            -------------------------------------------------
                             FIRST     SECOND    THIRD     FOURTH     YEAR
                            --------  --------  --------  --------  ---------
Sales...................... $106,637  $108,631  $110,828  $130,279  $ 456,375
                            --------  --------  --------  --------  ---------
Gross margin...............   17,170     7,522    21,371    24,739     70,802
                            --------  --------  --------  --------  ---------
Loss from continuing
 operations................   (9,792)  (33,304)   (2,024)   (6,707)   (51,827)
                            --------  --------  --------  --------  ---------
Loss from discontinued
 operations................   (2,738)  (30,682)   (2,766)  (72,568)  (108,754)
                            --------  --------  --------  --------  ---------
Net loss................... $(12,530) $(63,986) $ (4,790) $(79,275) $(160,581)
                            ========  ========  ========  ========  =========
Loss per common share
 after preferred stock
 dividend:
Continuing operations...... $   (.33) $  (1.07) $   (.09) $   (.20) $   (1.72)
                            --------  --------  --------  --------  ---------
Discontinued operations....     (.09)     (.95)     (.09)    (2.27)     (3.40)
                            --------  --------  --------  --------  ---------
Net loss................... $   (.42) $  (2.02) $   (.18) $  (2.47) $   (5.12)
                            ========  ========  ========  ========  =========
                                           1996 BY QUARTER
                            -------------------------------------------------
                             FIRST     SECOND    THIRD     FOURTH     YEAR
                            --------  --------  --------  --------  ---------
Sales...................... $110,557  $113,165  $119,524  $138,845  $ 482,091
                            --------  --------  --------  --------  ---------
Gross margin...............   20,623    23,459    22,426    21,459     87,967
                            --------  --------  --------  --------  ---------
Loss from continuing
 operations................   (3,401)   (2,963)   (1,819)   (2,873)   (11,056)
                            --------  --------  --------  --------  ---------
Income from discontinued
 operations................      456     1,658     1,361     2,313      5,788
                            --------  --------  --------  --------  ---------
Net loss................... $ (2,945) $ (1,305) $   (458) $   (560) $  (5,268)
                            ========  ========  ========  ========  =========
Income (loss) per common
 share
 after preferred stock
 dividend:
Continuing operations...... $   (.13) $   (.12) $   (.08) $   (.12) $    (.45)
                            --------  --------  --------  --------  ---------
Discontinued operations....      .01       .05       .04       .08        .18
                            --------  --------  --------  --------  ---------
Net loss................... $   (.12) $   (.07) $   (.04) $   (.04) $    (.27)
                            ========  ========  ========  ========  =========

--------
Note a: Earnings (loss) per share for the full year is not necessarily the sum of the four quarters due to different average shares outstanding for each discrete period.

Note b: Significant charges affecting the comparability of the 1997 quarterly loss from continuing operations include a $1.7 million first quarter charge related to a cancellation penalty for a high cost leased facility; operating charges of $26.6 million reflected in the second quarter for professional fees related to marketing consultants and the DOJ investigation, increases to reserves for litigation, professional liability and certain project contingencies, increases to receivable reserves, equipment write-offs and other direct and indirect costs; a $3.2 million third quarter reduction in previously accrued discretionary and self-insured employee benefits; a fourth quarter $5.0 million asset impairment charge related to the Branchburg facility and a $0.8 million severance benefit related to the former chief executive officer.

Note c: Significant charges affecting the comparability of the 1997 quarterly loss from discontinued operations include a $25.0 million impairment charge primarily related to Ecodyne and KVB and operating charges of $4.0 million related to increases to Ecodyne receivable and Custodis warranty reserves both of which were reflected during the second quarter; third quarter operating charges of $2.3 million primarily related to higher than anticipated costs on a specific APCD project and increases to receivable and warranty reserves for R-C International partially off-set by a reduction of previously accrued discretionary and self-insured employee benefits; fourth quarter operating charges of $8.1 million related to additional increases to warranty reserves at R-C International, additional costs related to an APCD project and various other reserves for retained assets of businesses previously sold as well as an estimated loss on the disposal of the segment of $63.9 million.

                                                                        ANNEX A

                                                Wasserstein Perella & Co., Inc.
                                                     31 West 52nd Street
                                                 New York, New York 10019-6118
                                                     Telephone 212-969-2700
[LOGO of Wasserstein Perella & Co]                      Fax 212-969-7836

                                                             September 24, 1997

Special Committee of the
Board of Directors
Air & Water Technologies Corporation
U.S. Highway 22 West and Station Road
Branchburg, New Jersey 08876

Members of the Special Committee:

  You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than the Compagnie Generale des Eaux ("CGE") or its affiliates) of the Class A common stock, par value $.001 per share (the "Common Stock"), of Air & Water Technologies Corporation ("AWT" or the "Company") of the financial terms of the transactions, taken as a whole, described in items 1 through 5 of the next paragraph below (collectively the "Recapitalization Transactions"), pursuant to the terms of the Recapitalization Agreement, dated as of September 24, 1997, among the Company, CGE and Anjou International Company (the "Recapitalization Agreement"). Capitalized terms used herein without definition have the meanings assigned thereto in the Recapitalization Agreement.

  Pursuant to the Recapitalization Agreement, the following Recapitalization Transactions will occur:

    1. CGE will exchange 1,200,000 shares of 5 1/2% Series A Convertible Exchangeable Preferred Stock of AWT for a number of newly issued shares of Common Stock (the "Exchange Shares") equal to the quotient obtained by dividing 60,000,000 by the Subscription Price, all as more fully described in Section 1.1 of the Recapitalization Agreement.

    2. AWT will declare a dividend on the Record Date to all holders of Common Stock of transferable Rights entitling the holders to purchase at the Subscription Price in the aggregate such number of shares of Common Stock which, when multiplied by the Subscription Price, will equal $210,000,000 in gross proceeds, with each Right being exercisable at the Subscription Price for one share of Common Stock and, in the case of each shareholder other than CGE and its subsidiaries, a number of Warrants referred to in paragraph 3 below, all as more fully described in Section
  1.2 of the Recapitalization Agreement.

    3. Each person (other than CGE and its subsidiaries) that exercises a Right will be entitled to receive a number of Warrants (having the terms set forth on Exhibit A to the Recapitalization Agreement) equal to its pro rata portion of the Warrant Pool, all as more fully described in Section
  1.2 of the Recapitalization Agreement.

    4. CGE will agree to exercise in full all Rights issued to it in the Rights Offering and, in addition, CGE will subscribe for and purchase the shares of Common Stock underlying Rights that are not exercised in the Rights Offering subject to a limitation on CGE's investment pursuant to the Rights Offering and the Conditional CGE Subscription of $185,000,000, as more fully described in Section 1.3 of the Recapitalization Agreement.

    5. The proceeds from the Rights Offering will be used to repay $185,000,000 aggregate principal amount of indebtedness owed to CGE and its affiliates, except that the first $25,000,000 of gross proceeds received pursuant to the Rights Offering from holders of Rights in the Rights Offering (other than CGE and its subsidiaries), shall be retained by AWT for general corporate purposes, all as more fully described in Section 1.4 of the Recapitalization Agreement.

New York Chicago Dallas Frankfurt Houston London Los Angeles Paris San Francisco Tokyo

  In connection with rendering our opinion, we have reviewed a draft dated September 24, 1997 of the Recapitalization Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. In addition, we have assumed that the terms of the definitive agreement evidencing the Warrants will reflect the terms of the Warrants as set forth on Exhibit A to the Recapitalization Agreement but note that we have not been provided with any drafts of such definitive agreement. We understand that prior to completing the Rights Offering, the Company will have adopted an amendment to its Certificate of Incorporation in the form of Exhibit B to the Recapitalization Agreement (the "Charter Amendment"). We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects as well as its current financial distress, liquidity constraints, difficulty in funding operations in the ordinary course and contingent liabilities identified in its public filings. In evaluating the Company's financial condition and prospects, we have been apprised of certain limitations placed by the Company's banks on its ability to borrow amounts otherwise available under its banking facilities and the necessity of seeking waivers in order to avoid an event of default under the Company's bank credit agreement, the possible suspension of certain USF&G bonding arrangements as of September 30, 1997 in the absence of the timely consummation of a transaction such as the Recapitalization Transactions or receipt of financial support of CGE, the possibility of seeking bankruptcy protection as a possible alternative to the Recapitalization Transactions, the pending investigation by the Department of Justice with regard to certain activities of Professional Services Group, the involuntary cessation of quotation of the Company's Convertible Subordinated Debentures due 2015 on NASDAQ and the recent notification by the American Stock Exchange ("AMEX") that the Company no longer meets certain requirements for its Common Stock to be listed on the AMEX.

  We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

  In our review and analysis and in formulating our opinion, with your consent, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any such information and have relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed that such projections, forecasts and analyses (as such were modified by management of the Company in the course of our subsequent discussions with them) were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. We have assumed that the Recapitalization Transactions and the other agreements and matters described in the Recapitalization Agreement will be consummated on the terms set forth or provided for therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. Nothing contained in this opinion shall be construed as creating or imposing upon us any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. In rendering this opinion, we are not expressing any opinion as to the price at which the shares of Common Stock, Rights or Warrants will actually trade at any time, neither are we expressing any opinion as to the fairness to any shareholder or the Company of the Subscription Price or the exercise price of the Warrants, other than in connection with our consideration of the Recapitalization Transactions taken as a whole.

  We were engaged by the Special Committee of the Board of Directors of AWT (the "Special Committee") in July of 1997 to assist it in evaluating the terms of and responding to a recapitalization proposal from CGE and we will receive a fee for our services, a portion of which is contingent upon the consummation of the Recapitalization Transactions, as well as a fee for rendering this opinion. In the ordinary course of our business, we may actively trade securities of AWT for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We were not authorized to and did not (i) solicit bids or conduct an auction for the sale of the Company or (ii) solicit alternative proposals to the Recapitalization Transactions from any person other than CGE. This opinion does not address the relative merits of the Recapitalization Transactions, any other agreements or matters provided for or contemplated by the Recapitalization Agreement or any other transaction that may be or have been available as an alternative to the Recapitalization Transactions, whether or not any such alternative could be or have been achieved, or the terms upon which any such alternative transaction could be or may have been achieved. Further, this opinion does not address the fairness of any individual term of the Recapitalization Transactions other than the fairness, from a financial point of view, of the financial terms of the Recapitalization Transactions taken as a whole, to the holders of Common Stock (other than CGE and its affiliates). Our opinion does not address the Company's or Special Committee's underlying business decision to effect the Recapitalization Transactions.

  It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Recapitalization Transactions, and, except for inclusion in its entirety in a registration statement relating to the Rights Offering and a proxy statement relating to the Charter Amendment (or the press release announcing the Recapitalization Transactions in a form approved by us), may not be quoted, used or reproduced for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to the Recapitalization Transactions (including, without limitation, with respect to the Charter Amendment) or whether any shareholder should exercise, purchase or sell, as the case may be, any securities of the Company, including but not limited to shares of Common Stock, Rights or Warrants, and should not be relied upon by any shareholder as such.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the financial terms of the Recapitalization Transactions, taken as a whole, are fair from a financial point of view to the holders of the Common Stock (other than CGE and its affiliates).

                                          Very truly yours,

                                          Wasserstein Perella & Co., Inc.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SANCTIONED OR AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICI-TATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Prospectus Summary.......................................................   4
Risk Factors.............................................................  18
Use of Proceeds..........................................................  27
Price Range of Class A Common Stock and Dividend Policy..................  28
Dilution.................................................................  29
The Recapitalization.....................................................  30
Capitalization...........................................................  53
Unaudited Pro Forma Condensed
 Consolidated Financial Statements.......................................  54
Selected Consolidated Financial Data.....................................  58
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  60
Business.................................................................  69
Management...............................................................  86
Ownership of Capital Stock...............................................  95
Certain Relationships and Related Transactions...........................  97
The Rights Offering...................................................... 102
Description of Warrants.................................................. 110
Description of Capital Stock............................................. 114
Certain United States Federal Income Tax Consequences.................... 116
Legal Matters............................................................ 117
Experts.................................................................. 117
Index to Financial Statements............................................ F-1

Opinion of Wasserstein Perella &
 Co., Inc............................................................... Annex A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               $210,000,000

                                  AIR & WATER
                                 TECHNOLOGIES
                                  CORPORATION

                          120,000,000 SHARES OF
                                 COMMON STOCK

                                      AND

                          10,000,000 WARRANTS TO PURCHASE
                        SHARES OF CLASS A COMMON STOCK

                                --------------

                                  PROSPECTUS

                                --------------

                            DATED      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION DATED JANUARY 29, 1998.

[LOGO OF AIR & WATER
 TECHNOLOGIES CORP.]
                             10,000,000 SHARES

                      AIR & WATER TECHNOLOGIES CORPORATION

                           CLASS A COMMON STOCK

                  ISSUABLE UPON THE EXERCISE OF WARRANTS

                                  -----------

  Air & Water Technologies Corporation, a Delaware corporation (the "Company") is offering to holders of Warrants to purchase shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), 10,000,000 shares of Class A Common Stock (the Class A Common Stock issuable upon exercise of the Warrants being referred to herein as the "Warrant Shares"). The Warrants were issued pursuant to the Recapitalization Agreement (as hereinafter defined). Pursuant to the terms of the Warrants, the exercise price for the Warrant Shares is $2.50 per share, subject to adjustment in accordance with the terms of the Warrant Agreement (as hereinafter defined).

  The Class A Common Stock is traded on the American Stock Exchange, Inc. (the "AMEX") under the symbol "AWT."

  BEFORE MAKING AN INVESTMENT DECISION, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 18.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  WARRANT EXERCISE DISCOUNTS AND PROCEEDS TO THE
                                      PRICE(1)      COMMISSIONS      COMPANY
--------------------------------------------------------------------------------
Per Share........................      $2.50           None           $2.50
--------------------------------------------------------------------------------
Total............................   $25,000,000        None        $25,000,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Subject to adjustment as provided in the Warrant Agreement.

                                  -----------

                THE DATE OF THIS PROSPECTUS IS      , 1998.

                             USE OF PROCEEDS

  The Company currently intends to utilize the aggregate gross proceeds of up to $25 million from the exercise of Warrants to fund working capital requirements and capital expenditures.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SANCTIONED OR AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICI-TATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Prospectus Summary.......................................................   4
Risk Factors.............................................................  18
Use of Proceeds..........................................................  27
Price Range of Class A Common Stock and Dividend Policy..................  28
Dilution.................................................................  29
Capitalization...........................................................  53
Selected Consolidated Financial Data.....................................  58
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  60
Business.................................................................  69
Management...............................................................  86
Ownership of Capital Stock...............................................  95
Certain Relationships and Related Transactions...........................  97
Description of Warrants.................................................. 110
Description of Capital Stock............................................. 114
Legal Matters............................................................ 117
Experts.................................................................. 117
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  AIR & WATER
                                 TECHNOLOGIES
                                  CORPORATION

                           10,000,000 SHARES OF

                           CLASS A COMMON STOCK


                  ISSUABLE UPON THE EXERCISE OF WARRANTS

                                ---------------

                                  PROSPECTUS

                                ---------------

                            DATED      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

      SEC registration fee......................................... $   71,012
      Subscription and Information Agent's fees and expenses.......     10,000
      Financial Advisor fees and expenses..........................  2,000,000
      Accounting fees..............................................    250,000
      Legal fees and expenses (including Blue Sky fees and ex-
       penses).....................................................  2,200,000
      Printing and engraving fees..................................    500,000
      Special Committee fees and expenses..........................    150,000
      AMEX listing fees............................................     50,000
      Miscellaneous................................................  1,268,988
                                                                    ----------
        Total...................................................... $6,500,000
                                                                    ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder the power to indemnify its directors and officers against liabilities for certain of their acts.

  Article VIII of the Company's By-Laws, a copy of which is filed as Exhibit
3.02 to this Registration Statement, provides, in substance, that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

  The Company's Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.01 to this Registration Statement, provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director (the "Indemnity Provision"). This indemnification does not cover liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (liability for unlawful payment of dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The repeal or modification of the Indemnity Provision by the stockholders shall not adversely affect any right or protection of a director which exists at the time of such repeal or modification with respect to acts or omissions which occurred prior to such repeal or modification. In addition, the directors and officers of the Company are beneficiaries under directors' and officers' insurance policies.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS

 EXHIBIT
  NUMBER               DESCRIPTION OF DOCUMENT                    LOCATION
 --------              -----------------------                    --------
  3.01    Restated Certificate of Incorporation of the               (1)
          Registrant, dated July 10, 1987
  3.01(a) Certificate of Amendment of Certificate of                 (2)
          Incorporation of the Registrant, dated October
          27, 1987
  3.01(b) Certificate of Amendment to Certificate of                 (2)
          Incorporation of the Registrant filed June 21,
          1989
  3.01(c) Certificate of Amendment of the Restated                   (2)
          Certificate of Incorporation of the Registrant
          filed July 5, 1989
  3.01(d) Certificate of Amendment of the Restated                   (3)
          Certificate of Incorporation of the Registrant
          filed August 13, 1990
  3.01(e) Certificate of Designation of 5 1/2% Series A              (4)
          Convertible Exchangeable Preferred Stock filed
          June 14, 1994
  3.02    By-Laws of the Registrant, as amended                      (1)
  4.01    Warrant Agreement between the Registrant and the            *
          Warrant Agent
  4.02    Indenture, dated as of May 15, 1990, between the           (5)
          Registrant and Midlantic National Bank, as
          trustee
  4.03    Form of Rights Certificate                                 **
  5.01    Opinion of Douglas A. Satzger re: validity of               *
          securities
 10.01    Form of Supplemental Pension Agreement of            (1)(Ex. 10.20)
          Research-Cottrell
 10.02    1988 Long-Term Incentive Compensation Plan of              (6)
          Metcalf & Eddy, effective as of September 30,
          1988, as amended September 7, 1989 and March 19,
          1990
 10.02(a) 1989 Long-Term Compensation Plan of the                    (2)
          Registrant, effective as of July 31, 1989
 10.03    Research-Cottrell Environmental Engineering          (7)(Ex. 10.27)
          Profit Sharing Plan, as amended
 10.04    Research-Cottrell Environmental Thrift Plan          (7)(Ex. 10.29)
 10.05    Senior Guaranteed Credit Agreement, dated as of            (8)
          March 10, 1995, by and among the Registrant, the
          Persons listed on Annex B thereto as Borrowers
          and Guarantors, the Banks listed on the signature
          pages thereof, the First National Bank of Chicago
          and Societe Generale, New York Branch, as
          Arranging Agents, the First National Bank of
          Chicago as Administrative Agent, and Societe
          Generale, New York Branch, as Collateral Agent
          and Issuing Bank
 10.06    Agreement, dated March 13, 1989, between             (9)(Ex. 10.31)
          Research-Cottrell and certain of its air
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.07    Agreement, dated March 13, 1989, between            (9)(Ex. 10.31(A))
          Research-Cottrell and certain of its water
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.08    Letter Agreement, dated March 18, 1994, between            (4)
          the Registrant and Compagnie Generale des Eaux
 10.09    Investment Agreement, dated as of March 30, 1994,          (6)
          among the Registrant, Compagnie Generale des Eaux
          and Anjou International Company
 10.10    Credit Agreement, dated as of June 14, 1994,               (4)
          between the Registrant and Compagnie Generale des
          Eaux
 10.11    Amended and Restated Subordination Agreement,              (10)
          dated as of March 10, 1995, as amended and
          restated as of March 10, 1995, as amended and
          restated as of November 1995, among Compagnie
          Generale des Eaux, the Registrant, the First
          National Bank of Chicago and United States
          Fidelity and Insurance Company, Fidelity and
          Guaranty Insurance Company and Fidelity and
          Guaranty Insurance Underwriters, Inc. and any
          affiliate of the foregoing

 EXHIBIT
  NUMBER                    DESCRIPTION OF DOCUMENT                    LOCATION
 --------                   -----------------------                    --------
 10.12    Master Surety Agreement made October 31, 1995 by the           (10)
          Registrant, Research-Cottrell, Inc., Metcalf & Eddy, Inc.,
          and Professional Services Group, Inc., for the continuing
          benefit of United States Fidelity and Guaranty Company,
          Fidelity and Guaranty Insurance Underwriters, Inc. and
          Fidelity and Guaranty Insurance Company and USF&G
          Insurance Company of Mississippi
 10.13    Revolving Credit Agreement, dated as of August 2, 1996,        (11)
          between the Registrant and Anjou International Company
 10.14    Employment Agreement, dated as of November 7, 1996,            (11)
          between Robert B. Sheh and the Registrant
 10.15    Recapitalization Agreement, dated September 24, 1997,          (12)
          among the Registrant, Compagnie Generale des Eaux and
          Anjou International Company
 10.15(a) Amendment No. 1 to the Recapitalization Agreement, dated        *
          January 26, 1998, among the Registrant, Compagnie Generale des Eaux and Anjou International Company
 10.16    Separation Agreement, dated as of October 24, 1997,             *
          between Robert B. Sheh and the Registrant
 11       Statement re: computation of per share earnings                 **
 21       List of Subsidiaries of the Registrant                         (11)
 23.1     Consent of McGladrey & Pullen, LLP                              **
 23.2     Consent of Arthur Andersen LLP                                  **
 23.3     Consent of Douglas A. Satzger (included in Exhibit 5.01)        *
 24.1     Power of attorney (included in the signature page to the        **
          Registration Statement)
 27       Financial Data Schedule                                         *
 99.1     Form of Subscription and Information Agency Agreement           *
 99.2     Form of Instructions for Rights Certificates                    **
 99.3     Form of Notice of Guaranteed Delivery                           **
 99.4     Important Tax Information                                       **

--------
 (1) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-17833), as amended, which became effective on April 12, 1988.
 (2) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-29568), as amended, which became effective on August 10, 1989.
 (3) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-4 (No. 33-43143), as filed with the Securities and Exchange Commission on October 3, 1991.
 (4) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 21, 1994, as filed with the Securities and Exchange Commission on January 30, 1995.

 (5) Incorporated by reference to Exhibit 4.05 to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, filed with the Securities and Exchange Commission on April 24, 1990.

 (6) Incorporated by reference to Annex I to the Registrant's Proxy Statement on Schedule 14A dated May 24, 1994, in connection with its Annual Meeting of Stockholders held on June 14, 1994.

 (7) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-24315), as amended, which became effective on October 18, 1988.

 (8) Incorporated by reference to Exhibit 1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, as filed with the Securities and Exchange Commission on June 14, 1995.

 (9) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-28846), as amended, which became effective on June 29, 1989.

(10) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, as filed with the Securities and Exchange Commission on January 3, 1996.

(11) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as filed with the Securities and Exchange Commission on January 29, 1997.

(12) Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, dated September 24, 1997.

  (*) Filed herewith.

 (**)Previously filed.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BRANCHBURG, STATE OF NEW JERSEY, ON JANUARY 29, 1998.

                                          Air & Water Technologies Corporation

                                                     /s/ Alain Brunais
                                          By: _________________________________
                                                 ALAIN BRUNAIS SENIOR VICE
                                               PRESIDENT AND CHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                  *                    Chairman of the
-------------------------------------   Board of Directors       January 28,
       WILLIAM V. KRIEGEL                                         1998


                  *                    President, Chief
-------------------------------------   Executive Officer        January 28,
       THIERRY M. MALLET                and Director              1998
                                        (Principal
                                        Executive Officer)

          /s/ Alain Brunais            Senior Vice
-------------------------------------   President, Chief         January 29,
            ALAIN BRUNAIS               Financial Officer         1998
                                        and Director
                                        (Principal
                                        Accounting Officer)
                                        (Principal
                                        Financial Officer)

                  *                    Director
-------------------------------------                            January 29,
          JEAN-CLAUDE BANON                                       1998

                  *                    Director
-------------------------------------                            January 29,
            DANIEL CAILLE                                         1998

              SIGNATURE                         TITLE                DATE

                  *                     Director
-------------------------------------                            January 29,
          CAROL LYNN GREEN                                        1998

                  *                     Director
-------------------------------------                            January 29,
           JOHN W. MORRIS                                         1998

           /s/ Alain Brunais
*By _________________________________
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                DESCRIPTION OF DOCUMENT                    LOCATION
 -------               -----------------------                    --------
  3.01    Restated Certificate of Incorporation of the               (1)
          Registrant, dated July 10, 1987
  3.01(a) Certificate of Amendment of Certificate of                 (2)
          Incorporation of the Registrant, dated October
          27, 1987
  3.01(b) Certificate of Amendment of the Certificate of             (2)
          Incorporation of the Registrant filed June 21,
          1989
  3.01(c) Certificate of Amendment of the Restated                   (2)
          Certificate of Incorporation of the Registrant
          filed July 5, 1989
  3.01(d) Certificate of Amendment to Restated Certificate           (3)
          of Incorporation of the Registrant filed August
          13, 1990
  3.01(e) Certificate of Designation of 5 1/2% Series A              (4)
          Convertible Exchangeable Preferred Stock filed
          June 14, 1994
  3.02    By-Laws of the Registrant, as amended                      (1)
  4.01    Warrant Agreement between the Registrant and the            *
          Warrant Agent
  4.02    Indenture, dated as of May 15, 1990, between the           (5)
          Registrant and Midlantic National Bank, as
          trustee
  4.03    Form of Rights Certificate                                 **
  5.01    Opinion of Douglas A. Satzger re: validity of               *
          securities
 10.01    Form of Supplemental Pension Agreement of            (1)(Ex. 10.20)
          Research-Cottrell
 10.02    1988 Long-Term Incentive Compensation Plan of              (6)
          Metcalf & Eddy, effective as of September 30,
          1988, as amended September 7, 1989 and March 19,
          1990
 10.02(a) 1989 Long-Term Compensation Plan of the                    (2)
          Registrant, effective as of July 31, 1989
 10.03    Research-Cottrell Environmental Engineering          (7)(Ex. 10.27)
          Profit Sharing Plan, as amended
 10.04    Research-Cottrell Environmental Thrift Plan          (7)(Ex. 10.29)
 10.05    Senior Guaranteed Credit Agreement, dated as of            (8)
          March 10, 1995, by and among the Registrant, the
          Persons listed on Annex B thereto as Borrowers
          and Guarantors, the Banks listed on the signature
          pages thereof, the First National Bank of Chicago
          and Societe Generale, New York Branch, as
          Arranging Agents, the First National Bank of
          Chicago as Administrative Agent, and Societe
          Generale, New York Branch, as Collateral Agent
          and Issuing Bank
 10.06    Agreement, dated March 13, 1989, between             (9)(Ex. 10.31)
          Research-Cottrell and certain of its air
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.07    Agreement, dated March 13, 1989, between            (9)(Ex. 10.31(A))
          Research-Cottrell and certain of its water
          subsidiaries and Reliance Insurance Company,
          United Pacific Insurance and Planet Insurance
          Company of Federal Way, Washington
 10.08    Letter Agreement, dated March 18, 1994, between            (4)
          the Registrant and Compagnie Generale des Eaux
 10.09    Investment Agreement, dated as of March 30, 1994,          (6)
          among the Registrant, Compagnie Generale des Eaux
          and Anjou International Company
 10.10    Credit Agreement, dated as of June 14, 1994,               (4)
          between the Registrant and Compagnie Generale des
          Eaux
 10.11    Amended and Restated Subordination Agreement,              (10)
          dated as of March 10, 1995, as amended and
          restated as of March 10, 1995, as amended and
          restated as of November 1995, among Compagnie
          Generale des Eaux, the Registrant, the First
          National Bank of Chicago and United States
          Fidelity and Insurance Company, Fidelity and
          Guaranty Insurance Company and Fidelity and
          Guaranty Insurance Underwriters, Inc. and any
          affiliate of the foregoing

 EXHIBIT
 NUMBER                     DESCRIPTION OF DOCUMENT                    LOCATION
 -------                    -----------------------                    --------
 10.12    Master Surety Agreement made October 31, 1995 by the           (10)
          Registrant, Research-Cottrell, Inc., Metcalf & Eddy, Inc.,
          and Professional Services Group, Inc., for the continuing
          benefit of United States Fidelity and Guaranty Company,
          Fidelity and Guaranty Insurance Underwriters, Inc. and
          Fidelity and Guaranty Insurance Company and USF&G
          Insurance Company of Mississippi
 10.13    Revolving Credit Agreement, dated as of August 2, 1996,        (11)
          between the Registrant and Anjou International Company
 10.14    Employment Agreement, dated as of November 7, 1996,            (11)
          between Robert B. Sheh and the Registrant
 10.15    Recapitalization Agreement, dated September 24, 1997,          (12)
          among the Registrant, Compagnie Generale des Eaux and
          Anjou International Company
 10.15(a) Amendment No. 1 to the Recapitalization Agreement, dated        *
          January 26, 1998, among the Registrant, Compagnie Generale des Eaux and Anjou International Company
 10.16    Separation Agreement, dated as of October 24, 1997,             *
          between Robert B. Sheh and the Registrant
 11       Statement re: computation of per share earnings                 **
 21       List of Subsidiaries of the Registrant                         (11)
 23.1     Consent of McGladrey & Pullen, LLP                              *
 23.2     Consent of Arthur Andersen LLP                                  *
 23.3     Consent of Douglas A. Satzger (included in Exhibit 5.01)        *
 24.1     Power of attorney (included in the signature page to the        **
          Registration Statement)
 27       Financial Data Schedule                                         *
 99.1     Form of Subscription and Information Agency Agreement           *
 99.2     Form of Instructions for Rights Certificates                    **
 99.3     Form of Notice of Guaranteed Delivery                           **
 99.4     Important Tax Information                                       **

--------
 (1) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-17833), as amended, which became effective on April 12, 1988.
 (2) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-1 (No. 33-29568), as amended, which became effective on August 10, 1989.
 (3) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Registration Statement on Form S-4 (No. 33-43143), as filed with the Securities and Exchange Commission on October 3, 1991.
 (4) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 21, 1994, as filed with the Securities and Exchange Commission on January 30, 1995.

 (5) Incorporated by reference to Exhibit 4.05 to the Registrant's Registration Statement on Form S-1 (No. 33-33088), as amended, filed with the Securities and Exchange Commission on April 24, 1990.

 (6) Incorporated by reference to Annex I to the Registrant's Proxy Statement on Schedule 14A dated May 24, 1994, in connection with its Annual Meeting of Stockholders held on June 14, 1994.

 (7) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-24315), as amended, which became effective on October 18, 1988.

 (8) Incorporated by reference to Exhibit 1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, as filed with the Securities and Exchange Commission on June 14, 1995.

 (9) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to Metcalf & Eddy's Registration Statement on Form S-1 (No. 33-28846), as amended, which became effective on June 29, 1989.

 (10) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995, as filed with the Securities and Exchange Commission on January 3, 1996.

 (11) Incorporated by reference to the similarly numbered exhibit (unless otherwise indicated) to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as filed with the Securities and Exchange Commission on January 29, 1997.

 (12) Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant, dated September 24, 1997.

  (*) Filed herewith.

 (**) Previously filed.